2023 Annual Report ����

2 Corporate Information 4 Highlights 5 Management Discussion and Analysis 54 Directors and Senior Management 65 Report of the Directors 109 Corporate Governance Report 125 Independent Auditor’s Report 132 Financial Statements 226 Financial Summary 227 Definitions 239 Glossary Contents

2 Wynn Macau, Limited Corporate Information * Ms. Ellen F. Whittemore was appointed as a non-executive Director, with effect from 1 January 2023. ** Ms. Julie M. Cameron-Doe was appointed as a non-executive Director, with effect from 26 May 2023. *** Mr. Craig S. Billings ceased to be a member of the Company’s remuneration committee, with effect from 17 August 2023. Ms. Julie M. Cameron-Doe was appointed as a member of the Company’s remuneration committee, with effect from 18 August 2023. BOARD OF DIRECTORS Executive Directors Mr. Craig S. Billings Ms. Linda Chen (Vice Chairman of the Board) Mr. Frederic Jean-Luc Luvisutto Non-Executive Directors Ms. Ellen F. Whittemore * Ms. Julie M. Cameron-Doe ** Independent Non-Executive Directors Dr. Allan Zeman, GBM, GBS, JP (Chairman of the Board) Mr. Lam Kin Fung Jeffrey, GBM, GBS, JP Mr. Bruce Rockowitz Mr. Nicholas Sallnow-Smith Ms. Leah Dawn Xiaowei Ye AUDIT AND RISK COMMITTEE Mr. Nicholas Sallnow-Smith (Chairman) Mr. Bruce Rockowitz Dr. Allan Zeman, GBM, GBS, JP REMUNERATION COMMITTEE Mr. Nicholas Sallnow-Smith (Chairman) Mr. Craig S. Billings *** Ms. Julie M. Cameron-Doe *** Mr. Lam Kin Fung Jeffrey, GBM, GBS, JP Mr. Bruce Rockowitz NOMINATION AND CORPORATE GOVERNANCE COMMITTEE Mr. Lam Kin Fung Jeffrey, GBM, GBS, JP (Chairman) Mr. Nicholas Sallnow-Smith Ms. Leah Dawn Xiaowei Ye Dr. Allan Zeman, GBM, GBS, JP COMPANY SECRETARY Ms. Ho Wing Tsz Wendy, FCG, FCS (PE) AUTHORIZED REPRESENTATIVES Dr. Allan Zeman, GBM, GBS, JP Ms. Ho Wing Tsz Wendy, FCG, FCS (PE) AUDITOR Ernst & Young Certified Public Accountants Registered Public Interest Entity Auditor LEGAL ADVISORS As to Hong Kong law: Kirkland & Ellis Mayer Brown As to Macau law: Nuno Simões & Associados As to Cayman Islands law: Maples and Calder

3Annual Report 2023 Corporate Information REGISTERED OFFICE P.O. Box 309 Ugland House Grand Cayman KY1-1104 Cayman Islands HEADQUARTERS IN MACAU Wynn Palace Avenida da Nave Desportiva COTAI, Macau SAR PRINCIPAL PLACE OF BUSINESS IN HONG KONG 5/F, Manulife Place 348 Kwun Tong Road Kowloon Hong Kong PRINCIPAL SHARE REGISTRAR AND TRANSFER OFFICE Maples Fund Services (Cayman) Limited HONG KONG SHARE REGISTRAR Computershare Hong Kong Investor Services Limited STOCK CODE 1128 COMPANY WEBSITE www.wynnmacaulimited.com

4 Wynn Macau, Limited Highlights FINANCIAL HIGHLIGHTS For the year ended 31 December 2023 2022 HK$ HK$ (in thousands, except for per Share amounts or otherwise stated) Casino revenues 19,111,112 3,695,226 Other revenues 5,157,030 1,948,714 Adjusted EBITDA 6,621,025 (1,948,480) Profit/(loss) attributable to owners 1,171,656 (7,339,270) Earnings/(loss) per Share — basic 0.22 (1.41) Earnings/(loss) per Share — diluted 0.19 (1.41) KEY SHAREHOLDER DATES FOR 2024 Annual general meeting May 2024 Release of announcement of interim results in respect of the six months ending 30 June 2024 August 2024 Release of interim report in respect of the six months ending 30 June 2024 September 2024

5Annual Report 2023 Management Discussion and Analysis OVERVIEW We are a developer, owner and operator of two integrated destination casino resorts, Wynn Palace and Wynn Macau, located in the Greater Bay Area region of the People’s Republic of China. Our resorts in Macau include world-class hotel facilities, a variety of regional and international dining options, retail outlets and an array of one-of-a-kind entertainment offerings. Our strategy in the Greater Bay Area encompasses investment in our integrated resorts, in our people and in the broader community. To attract and retain our customers, we design and continually make enhancements to refresh, improve and expand our resorts. We also maintain numerous programs to invest in our approximately 11,300 Macau-based employees. Through a robust emphasis on human resources and staff training, we provide opportunities for movement within our Group to ensure employees can pursue their career goals with us and to elevate their functional and leadership skills. Through our “Wynn Care” program, we facilitate reinvestment in our community, encourage volunteerism and promote responsible gaming. Since launching this program, we have centralized our community-focused initiatives under one umbrella and expanded our efforts from various volunteer activities and community events in Macau into the Greater Bay Area and beyond. Through our charitable foundation “Wynn Care Foundation”, we continue to broaden our efforts in pursuing positive social impact and supporting charitable development within Macau and the PRC. We are also fully committed to supporting sustainable development for the benefit of Macau and the planet by monitoring and reducing inefficient energy and resource consumption and embracing technologies that help us to responsibly use our resources.

6 Wynn Macau, Limited Management Discussion and Analysis Wynn Palace Wynn Palace, a 6 million square foot integrated resort, was opened to the public on 22 August 2016 in the Cotai area of Macau, conveniently located minutes from both Macau International Airport and the Macau Taipa Ferry Terminal and directly adjacent to a stop serviced by Macau’s light rail system. We are in the design stages of developing the next phase of Wynn Palace. We currently expect that the next phase at Wynn Palace will incorporate an array of amenities such as theater and event space, food and beverage features, and other non-gaming offerings. Wynn Palace features: • Approximately 468,000 square feet of casino space and casino support and ancillary areas with 304 table games and 554 slot machines or similar electronic gaming devices, offering 24-hour gaming and a full range of games, including private gaming salons and sky casinos; • Signature public attractions and entertainment offerings including a performance lake, an immersive entertainment center and Western and Asian art displays; • A luxury hotel with a total of 1,706 spacious rooms, suites and villas; • 14 food and beverage outlets; • Approximately 107,000 square feet of high-end, brand-name retail shopping; • Recreation and leisure facilities, including a cable car (“SkyCab”) ride, health club, spa, salon and pool; and • Approximately 37,000 square feet of meeting and convention space.

7Annual Report 2023 Management Discussion and Analysis Wynn Macau Wynn Macau, a 3 million square foot integrated resort, was opened to the public on 6 September 2006 in the heart of the Macau Peninsula. We completed expansion works at Wynn Macau in December 2007 and November 2009, which added more gaming space and additional food and beverage and retail amenities. Encore at Wynn Macau, a further expansion of Wynn Macau that added hotel accommodations and a range of gaming and non-gaming amenities, opened in April 2010. Wynn Macau features: • Approximately 294,000 square feet of casino space and casino support and ancillary areas with 259 table games and 530 slot machines or similar electronic gaming devices, offering 24-hour gaming and a full range of games, including private gaming salons, sky casinos and a poker pit; • Public entertainment attractions including a rotunda show featuring a Chinese zodiac-inspired ceiling along with gold “tree of prosperity” and “dragon of fortune” attractions and a performance lake; • Two luxury hotel towers with a total of 1,010 spacious rooms and suites; • 14 food and beverage outlets; • Approximately 64,300 square feet of high-end, brand-name retail shopping; • Recreation and leisure facilities, including two health clubs and spas, a salon and a pool; and • Approximately 31,000 square feet of meeting and convention space.

8 Wynn Macau, Limited Management Discussion and Analysis FACTORS AFFECTING OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION Set forth below are the key factors affecting our results of operations and financial condition. There are also risks and uncertainties inherent in our operations, many of which are beyond our control. Regulation and Licensing On 16 December 2022, WRM, a wholly-owned subsidiary of the Company, entered into a definitive Gaming Concession Contract with the Macau government, pursuant to which WRM was granted a 10-year gaming concession commencing on 1 January 2023 and expiring on 31 December 2032, to operate games of chance at Wynn Palace and Wynn Macau. As a casino concessionaire, WRM is subject to the regulatory control of the Macau government. The Macau government has adopted laws and administrative regulations governing the operation of casinos in Macau. Only concessionaires are permitted to operate casinos. Each concessionaire was required to enter into a concession agreement with the Macau government which, together with the law and administrative regulations, form the framework for the regulation of the activities of the concessionaire. Under the laws and administrative regulations, concessionaires are subject to suitability requirements relating to background, associations and reputation, as are stockholders of 5% or more of a concessionaire’s equity securities, officers, directors and key employees. The same requirements apply to any entity engaged by a concessionaire to manage casino operations. Concessionaires are required to satisfy minimum capitalization requirements, demonstrate and maintain adequate financial capacity to operate the concession and submit to continuous monitoring of their casino operations by the Macau government. Concessionaires also are subject to periodic financial reporting requirements and reporting obligations with respect to, among other things, certain contracts, financing activities and transactions with directors, financiers and key employees. Transfers or the encumbering of interests in concessionaires must be reported to the Macau government and are ineffective without government approval. Each concessionaire is required to engage a managing director who must be a permanent resident of Macau and the holder of at least 15% of the capital stock of the concessionaire. The appointment of the managing director and of any successor is ineffective without the approval of the Macau government. All contracts placing the management of a concessionaire’s casino operations with a third party also are ineffective without the approval of the Macau government.

9Annual Report 2023 Management Discussion and Analysis Concessionaires are subject to a special gaming tax of 35% of gross gaming revenue, and must also make an annual contribution of up to 5% of gross gaming revenue for the promotion of public interests, social security, infrastructure and tourism. Concessionaires are obligated to withhold applicable taxes, according to the rate in effect as set by the government, from any commissions paid to gaming promoters. The withholding rate may be adjusted from time to time. The Gaming Concession Contract between WRM and the Macau government requires WRM to operate two casinos: “Casino Wynn Macau” and “Casino Wynn Palace”. Pursuant to the Gaming Concession Contract and applicable Macau laws, Macau government may rescind the gaming concession if WRM fails to fulfill its obligations under the Macau law or the Gaming Concession Contract, including in the circumstances of (i) endangerment to the national security of mainland China or Macau, (ii) failure on the part of WRM to perform its obligations under the Gaming Concession Contract, (iii) public interest, and (iv) WRM ceasing to be eligible for the gaming concession under the Macau gaming law. If the Macau government rescinds the Gaming Concession Contract due to WRM’s non-fulfilment, or perceived non-fulfillment, of its obligations, WRM will be required to transfer to the Macau government, free from any encumbrance or lien and without compensation, all of its casinos, gaming assets and equipment and ownership rights to its casino areas in Macau. Beginning in the eighth year of WRM’s concession, the Macau government may exercise its right to redeem the concession by providing WRM with at least one-year prior written notice. In such event, WRM would be entitled to fair and equitable compensation pursuant to the Macau gaming law. The amount of such compensation relating to the projects agreed with the Macau government would be determined based on the earnings of these projects, before interest, depreciation and amortization for the fiscal year immediately preceding the date the redemption is declared, multiplied by the number of years remaining on the term of the Gaming Concession Contract. The government of Macau may assume temporary custody and control over the operation of a concession in certain circumstances. During any such period, the costs of operations must be borne by the concessionaire.

10 Wynn Macau, Limited Management Discussion and Analysis WRM is required to obtain prior approval from the relevant Macau authorities or officials for various corporate changes and actions, including expansion of its business scope, issuance of shares, transfer of or creation of any encumbrances over its shares, issuance of debt securities, change of its managing director or the authority delegated thereto, change of its articles of association, certain transfers of property rights and creditor’s rights, entering into a consumer loan contract or similar contract with a value equal to or exceeding MOP100.0 million (approximately HK$97.1 million), and granting of a loan to any of its directors, shareholders or key employees. WRM is required to notify the Macau government of certain other changes, including any loan, mortgage, claim for obligation, guarantee or the assumption of any debt for financing its business with a value that equals to or exceeds MOP16.0 million (approximately HK$15.5 million). WRM is required to notify the Chief Executive of Macau at least five working days in advance prior to making material financial decisions (i) related to the transfer of funds within WRM which exceeds 50% of its share capital, (ii) related to employee salaries, remuneration or benefits which exceed 10% of its share capital, and (iii) not related to above items (i) and (ii), whose value exceeding 10% of its share capital. Pursuant to the Gaming Concession Contract, starting with year 2024, WRM is required to submit to the Macau government an annual proposal of the specific projects identified in the investment plan annexed to the Gaming Concession Contract which it intends to execute in the following year by 30 September of each prior calendar year, detailing each proposed project and the investment amount and the execution schedule for the relevant year for the purpose of government approval. Within 60 days after submission of each annual execution proposal, the Macau government will decide on its approval, and may request adjustments to specific projects, the investment amount and the execution schedule. If any of our annual execution proposals or parts thereof are not approved by the Macau government, WRM is obliged to propose allocating the relevant funds to other projects related with its activity, which are also subject to acceptance by the Macau government, while the total investment amount will remain unchanged. The annual execution proposal for the year 2023 and the year 2024 were previously submitted in March 2023 and September 2023, respectively, and thereafter approved by the Macau government. WRM is required to submit a report on the execution of the previous year’s execution proposal by 31 March of each calendar year. The execution report of the proposal for year 2023 was submitted on 28 March 2024. In addition, WRM is subject to the supervision of the Macau government as regards the execution of development projects included in the investment plan, and WRM must submit regular progress reports every two months, and may be requested to submit exceptional detailed reports whenever the normal progress of any development project included in the investment plan is compromised.

11Annual Report 2023 Management Discussion and Analysis Macau Gaming Concession WRM committed to make certain non-gaming and gaming investments in the amount of MOP17.73 billion (approximately HK$17.21 billion) over the course of the ten-year term of the Gaming Concession Contract. MOP16.50 billion (approximately HK$16.02 billion) of the committed investment will be used for non-gaming capital projects and event programming in connection with, among others, attraction of foreign tourists, conventions and exhibitions, entertainment performances, sports events, culture and art, health and wellness, themed amusement, gastronomy, community tourism and maritime tourism. WRM agreed, as part of its commitment for its Gaming Concession Contract, to increase its investment in non-gaming projects (original commitment of MOP16.50 billion (approximately HK$16.02 billion)) by 20% once market-wide gross gaming revenues reached MOP180.00 billion (approximately HK$174.76 billion) in any one year (the “Trigger Event”). As market wide gross gaming revenue exceeded MOP180.00 billion (approximately HK$174.76 billion) in 2023, the Trigger Event occurred at the end of 2023 and each gaming concessionaire is now required to increase its original committed investment amount in non-gaming projects by 20%. WRM will comply with its further investment commitment by investing MOP 3.30 billion (approximately HK$3.20 billion) over the course of the remaining 9 years of the Gaming Concession Contract in non-gaming capital projects. The scope, nature and timing of the additional investment in non-gaming capital projects will be mutually agreed between WRM and the Macau government in due course and according to the terms of the Gaming Concession Contract. Additionally, WRM committed to make the following payments throughout the term of the Gaming Concession Contract: (i) Gaming premium — The gaming premium is composed of (a) a fixed portion in an amount equal to MOP30.0 million (approximately HK$29.1 million) per year; and (b) a variable annual portion of (1) MOP300,000 (approximately HK$291,000) per gaming table located in special gaming halls reserved exclusively to particular games or players; (2) MOP150,000 (approximately HK$146,000) per gaming table that is not reserved exclusively to particular games or players; and (3) MOP1,000 (approximately HK$971) per gaming machine, including slot machines, operated by WRM. The amount of the variable portion of the premium cannot be less than the amount that would result from the permanent operation of 500 gaming tables and 1,000 gaming machines. A minimum average annual gross gaming revenue of MOP7.0 million (approximately HK$6.8 million) per gaming table and MOP300,000 (approximately HK$291,000) per gaming machine has been set by Macau government. If WRM fails to reach such minimum gross gaming revenue, WRM will be required to pay a special premium equal to the difference between the special gaming tax calculated based on the actual gross gaming revenue and that of such minimum gross gaming revenue;

12 Wynn Macau, Limited Management Discussion and Analysis (ii) Special levies, totaling 5% of gross gaming revenues. The Macau government may reduce the special levies payable by WRM (1) based on WRM’s contribution to the attraction of tourists who enter Macau for tourism and business purposes and hold travel documents issued by countries or regions other than the People’s Republic of China; (2) if WRM’s operations are adversely affected by abnormal, unpredictable or force majeure circumstances associated with the prevailing economic conditions of Macau; or (3) factors as determined by the Chief Executive of Macau; and (iii) Special gaming tax assessed at the rate of 35% of gross gaming revenues. In accordance with the terms of the Property Transfer Agreements, WRM will pay the Macau government an annual amount calculated based on: (i) MOP750 (approximately HK$728) per square meter of the casino areas for the first year in March 2023, as adjusted annually in accordance with the average price index in Macau pursuant to the Macau gaming law for the second and third year payable in March 2024 and March 2025, respectively; and (ii) MOP2,500 (approximately HK$2,427) per square meter of the casino areas for the fourth year in March 2026, as adjusted annually for the remaining years payable in March each year in accordance with the average price index in Macau pursuant to the Macau gaming law. Pursuant to the Gaming Concession Contract, WRM will revert to Macau government the casino areas and gaming equipment, without compensation and free of encumbrance upon the rescission or termination of the gaming concession on 31 December 2032. Under the Gaming Concession Contract, WRM provided a first demand bank guarantee of MOP1.00 billion (approximately HK$970.9 million) in favor of the Macau government to support WRM’s legal and contractual obligations, from 1 January 2023 until one hundred and eighty days after the term of the Gaming Concession Contract expires or the rescission of the concession.

13Annual Report 2023 Management Discussion and Analysis Macau Macau, which was a territory under Portuguese administration for approximately 450 years, was transferred from Portuguese to Chinese political control in December 1999. Macau is governed as a special administrative region of China and is located in the Greater Bay Area and approximately 37 miles southwest of Hong Kong. The journey between Macau and Hong Kong takes approximately 15 minutes by helicopter, 30 minutes by road via the opening of the Hong Kong — Zhuhai — Macau Bridge and one hour by jetfoil ferry. Macau, which has been a casino destination for more than 60 years, consists principally of a peninsula on mainland China and two neighboring islands, Taipa and Coloane, between which the Cotai area is located. In addition to WRM, SJM, Galaxy, Venetian Macau, Melco and MGM Macau are permitted to operate casinos in Macau. We believe that Macau is located in one of the world’s largest concentrations of potential gaming and tourism customers. Since the introduction of new casinos starting in 2004, the Macau market has experienced a significant increase in annual gaming revenue. According to Macau statistical information, the annual gaming revenues grew from HK$21.53 billion in 2002 to HK$283.94 billion in 2019 (pre-pandemic), before falling to HK$58.68 billion in 2020, HK$84.33 billion in 2021 and HK$40.97 billion in 2022, respectively, due to various quarantine measures and travel and entry restrictions and conditions imposed by the Macau government as a response to the outbreak of COVID-19. Over the course of December 2022 and January 2023, Macau authorities eliminated these COVID-19 related protective measures. Casinos in Macau generated HK$177.73 billion in gaming revenue in 2023, an increase of 333.8% compared to the HK$40.97 billion generated in 2022 and a decrease of 37.4% compared to the HK$283.94 billion generated in 2019. We believe that Macau’s stated goal of becoming a world-class tourism destination will continue to drive additional visitation to the market and create future opportunities for us to invest and grow. Our Macau Operations face competition primarily from the 28 other casinos located throughout Macau in addition to casinos located throughout the world, including Singapore, South Korea, the Philippines, Vietnam, Cambodia, Malaysia, Australia, Las Vegas, cruise ships in Asia that offer gaming, and other casinos throughout Asia. Additionally, certain other Asian countries and regions have legalized or in the future may legalize gaming, such as Japan, Taiwan, and Thailand, which could increase competition for our Macau Operations.

14 Wynn Macau, Limited Management Discussion and Analysis Tourism The levels of tourism and overall gaming activities in Macau are key drivers of our business. Both the Macau gaming market and visitation to Macau grew significantly from liberalization in 2002 up until the outbreak of COVID-19, but fell meaningfully from early 2020 to December 2022, due to certain border control and other travel related restrictions as a result of the pandemic. Over the course of December 2022 and January 2023, Macau authorities eliminated these COVID-19 related protective measures. According to the Macau Statistics and Census Service Monthly Bulletin of Statistics, visitation to Macau in 2023 increased 394.9% and decreased 28.4% as compared to 2022 and 2019, respectively. Tourism levels in Macau are affected by a number of factors which are beyond our control. Factors affecting tourism levels in Macau may include, among others: the prevailing economic conditions in the PRC and Asia; restrictions, conditions or other factors which affect visitation by citizens of the PRC and other regions to Macau; various countries’ policies on currency exchange controls, currency export, currency withdrawal, credit and debit card usage and travel restrictions or policies impacting the issuance of travel visas that may be in place from time to time; and competition from other destinations which offer gaming and/or leisure activities. Natural and man-made disasters, extreme weather conditions (such as typhoons and heavy rainstorms), outbreaks of highly infectious diseases (including the COVID-19 Pandemic), public incidents of violence, security alerts, riots and demonstrations, war and other events, particularly in Macau and nearby regions, may result in decreases to visitor arrivals to Macau from the PRC and elsewhere and disrupt travel to and between our resorts. Any of these events may also interfere with our operations and could have a material adverse effect on our business, financial condition and results of operations. Although we have insurance coverage with respect to some of these events, we cannot assure you that any such coverage will be sufficient to indemnify us fully against all direct and indirect costs, including any loss of business that could result from substantial damage to, or partial or complete destruction of, any of our properties.

15Annual Report 2023 Management Discussion and Analysis Premium Credit Play We selectively extend credit to certain customers contingent upon our marketing team’s knowledge of the customers, their financial background and payment history. We follow a series of credit procedures and require various signed documents from each credit recipient that are intended to ensure that, among other things, if permitted by applicable law, the debt can be legally enforced in the jurisdiction where the customer resides. In the event the customer does not reside in a jurisdiction where gaming debts are legally enforceable, we can attempt to assert jurisdiction over assets the customer maintains in jurisdictions where the debt is recognized. In addition, we typically require a check in the amount of the applicable credit line from credit customers, collateralizing the credit we grant. Number and Mix of Table Games and Slot Machines The mix of VIP table games, mass table games and slot machines in operation at our resorts changes from time to time as a result of marketing and operating strategies in response to changing market demand and industry competition. The shift in the mix of our games may affect casino profitability. Renovation, Development and Construction Projects Our current and future renovation, development and construction projects are and will be subject to significant development and construction risks. Such risks include unanticipated costs or cost increases, shortages in qualified labor, changes in laws and regulations and unforeseen engineering problems. Construction, equipment or staffing problems or difficulties in obtaining the requisite licenses, permits and authorizations from regulatory or governmental authorities could increase the total cost, delay or prevent the construction or opening or otherwise affect the project’s design and features, which may adversely impact the success of the project. There can be no assurance that our proposed plans and specifications will not change, and we cannot guarantee that our proposed projects will be approved, commenced or completed as contemplated by us. Failure to complete the projects on schedule or within budget may also have a significant negative effect on us and on our ability to make payments on our debt.

16 Wynn Macau, Limited Management Discussion and Analysis ADJUSTED EBITDA Adjusted EBITDA is earnings or losses before finance costs, finance revenues, net foreign currency differences, changes in derivative fair value, loss on debt financing transaction, income taxes, depreciation and amortization, pre-opening costs, property charges and other, share- based payments, Wynn Macau, Limited corporate expenses, and other non-operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because our Directors believe that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Our Adjusted EBITDA presented herein also differs from the Adjusted Property EBITDAR presented by Wynn Resorts, Limited for its Macau segments in its filings with the SEC, primarily due to the inclusion of license fees, adjustments for IFRS differences with U.S. GAAP, corporate support and other support services in arriving at operating profit/(loss). The following table sets forth a quantitative reconciliation of Adjusted EBITDA to its most directly comparable IFRS measurement and operating profit/(loss). For the year ended 31 December 2023 2022 HK$ HK$ (in thousands) Operating profit/(loss) 3,702,419 (4,888,445) Add Depreciation and amortization 2,374,100 2,308,197 Pre-opening costs 729 — Property charges and other 181,338 268,700 Share-based payments 162,466 208,394 Wynn Macau, Limited corporate expenses 199,973 154,674 Adjusted EBITDA 6,621,025 (1,948,480)

17Annual Report 2023 Management Discussion and Analysis REVIEW OF HISTORICAL OPERATING RESULTS Summary Breakdown Table The following table presents certain selected consolidated statement of profit or loss and other comprehensive income line items and certain other data. For the year ended 31 December 2023 2022 HK$ HK$ (in thousands) Wynn Palace: Casino(1) 11,516,374 2,000,956 Rooms 1,579,610 313,667 Food and beverage 818,493 278,207 Retail and other 854,943 616,631 Wynn Macau: Casino(1) 7,594,738 1,694,270 Rooms 855,480 200,983 Food and beverage 532,285 198,261 Retail and other 516,219 340,965 Total operating revenues 24,268,142 5,643,940

18 Wynn Macau, Limited Management Discussion and Analysis For the year ended 31 December 2023 2022 HK$ HK$ (in thousands, except for averages, win per unit per day figures and number of tables and slot machines) Wynn Palace: VIP: VIP table games turnover 88,944,378 20,658,894 VIP table games win(1) 3,001,141 182,968 VIP table games win as a percentage of turnover 3.37% 0.89% Average number of gaming tables(2) 56 53 Table games win per unit per day(3) 146,726 9,815 Mass market: Mass market table drop 47,958,687 10,268,765 Mass market table games win(1) 10,750,095 2,207,035 Mass market table games win percentage 22.42% 21.49% Average number of gaming tables(2) 242 229 Table games win per unit per day(3) 121,900 27,294 Slot machine handle 18,670,772 5,730,624 Slot machine win(1) 804,884 244,828 Average number of slots(2) 580 623 Slot machine win per unit per day(3) 3,801 1,114 Wynn Macau: VIP: VIP table games turnover 40,179,621 13,850,462 VIP table games win(1) 1,502,646 437,880 VIP table games win as a percentage of turnover 3.74% 3.16% Average number of gaming tables(2) 41 41 Table games win per unit per day(3) 99,421 29,930 Mass market: Mass market table drop 40,357,076 9,157,160 Mass market table games win(1) 7,128,900 1,484,052 Mass market table games win percentage 17.66% 16.21% Average number of gaming tables(2) 216 235 Table games win per unit per day(3) 90,476 17,865

19Annual Report 2023 Management Discussion and Analysis For the year ended 31 December 2023 2022 HK$ HK$ (in thousands, except for averages, win per unit per day figures and number of tables and slot machines) Slot machine handle 17,314,563 7,009,898 Slot machine win(1) 537,440 248,688 Average number of slots(2) 530 646 Slot machine win per unit per day(3) 2,777 1,091 Notes: (1) Total casino revenues do not equal the sum of “VIP table games win”, “mass market table games win” and “slot machine win” primarily because casino revenues are reported net of the relevant commissions and others (including complimentary revenues allocated from casino revenues to rooms, food and beverage, retail and other revenues). The following table presents a reconciliation of the sum of “VIP table games win”, “mass market table games win” and “slot machine win” to total casino revenues. For the year ended 31 December 2023 2022 HK$ HK$ (in thousands) VIP table games win 4,503,787 620,848 Mass market table games win 17,878,995 3,691,087 Slot machine win 1,342,324 493,516 Poker revenues 143,039 2,796 Commissions and others (including complimentary revenues allocated from casino revenues to rooms, food and beverage, retail and other revenues) (4,757,033) (1,113,021) Total casino revenues 19,111,112 3,695,226 (2) For purposes of this table, we calculate average number of gaming tables and average number of slots as the average numbers of gaming tables and slot machines in service on each day in the year. (3) Table games win per unit per day and slot machine win per unit per day are presented in this table on the basis of the average number of gaming tables and average number of slots, respectively, over the number of days Wynn Palace, Wynn Macau and Encore were open in the applicable year.

20 Wynn Macau, Limited Management Discussion and Analysis Discussion of Results of Operations Financial results for the year ended 31 December 2023 compared to financial results for the year ended 31 December 2022 Operating Revenues Total operating revenues increased by 330.0% from HK$5.64 billion in 2022 to HK$24.27 billion in 2023, primarily resulting from an increase in gaming volumes, hotel occupancy, and covers at restaurants. The results in 2022 were negatively impacted by certain travel-related restrictions and conditions, including COVID-19 testing, entry restrictions and other mitigation procedures, related to the COVID-19 Pandemic. Over the course of December 2022 and January 2023, Macau authorities eliminated these COVID-19 related protective measures, which resulted in increased business volumes in 2023. Casino Revenues Casino revenues increased from HK$3.70 billion (65.5% of total operating revenues) in 2022 to HK$19.11 billion (78.7% of total operating revenues) in 2023, primarily due to higher gaming volumes following the discontinuation of pandemic-related travel restrictions in Macau in late 2022 and early 2023. The components of casino revenues are as follows: VIP casino gaming operations. VIP table games win increased by 625.4%, from HK$620.8 million in 2022 to HK$4.50 billion in 2023, with total VIP table games turnover up 274.2%, from HK$34.51 billion in 2022 to HK$129.12 billion in 2023. Mass market casino gaming operations. Mass market table games win increased by 384.4%, from HK$3.69 billion in 2022 to HK$17.88 billion in 2023, with total mass market table drop up 354.6% from HK$19.43 billion in 2022 to HK$88.32 billion in 2023. Slot machine gaming operations. Slot machine win increased by 172.0% from HK$493.5 million in 2022 to HK$1.34 billion in 2023. Total slot machine handle increased by 182.4% from HK$12.74 billion in 2022 to HK$35.99 billion in 2023.

21Annual Report 2023 Management Discussion and Analysis Non-casino Revenues Net non-casino revenues, which include rooms, food and beverage and retail and other revenues, increased by 164.6% from HK$1.95 billion (34.5% of total operating revenues) in 2022 to HK$5.16 billion (21.3% of total operating revenues) in 2023. Rooms. Our room revenues increased by 373.2% from HK$514.7 million in 2022 to HK$2.44 billion in 2023, primarily due to higher occupancy and Average Daily Rate at both Wynn Palace and Wynn Macau. The following table presents additional information about our room revenues for Wynn Palace and Wynn Macau: Room Revenues Information For the year ended 31 December 2023 2022 Wynn Palace: Average Daily Rate HK$2,527 HK$1,218 Occupancy(1) 94.9% 38.4% REVPAR HK$2,398 HK$467 Wynn Macau: Average Daily Rate HK$2,199 HK$1,206 Occupancy(1) 96.5% 41.1% REVPAR HK$2,121 HK$495 Note: (1) Occupancy is the number of total hotel room nights occupied as a percentage of the number of total hotel room nights available in the applicable year. Available hotel rooms exclude those rooms out of service during the applicable year.

22 Wynn Macau, Limited Management Discussion and Analysis Food and beverage. Food and beverage revenues increased by 183.5% from HK$476.5 million in 2022 to HK$1.35 billion in 2023, primarily due to increased restaurant covers at both Wynn Palace and Wynn Macau. Retail and other. Our retail and other revenues increased by 43.2% from HK$957.6 million in 2022 to HK$1.37 billion in 2023, primarily due to an increase in visitation at both Wynn Palace and Wynn Macau. Operating Costs and Expenses Gaming taxes and premiums. Gaming taxes and premiums increased by 365.5% from HK$2.16 billion in 2022 to HK$10.06 billion in 2023. The increase was primarily driven by the increase in casino revenues. WRM is subject to a 35% gaming tax on gross gaming win. In addition, WRM is also required to pay 5% (2022: 4%) of its gross gaming win as contributions for public development and social facilities. Staff costs. Staff costs increased by 9.2% from HK$3.84 billion in 2022 to HK$4.19 billion in 2023. The increase in staff costs was mainly due to increased business volumes at both Wynn Palace and Wynn Macau. Other operating expenses. Other operating expenses increased by 92.1% from HK$1.96 billion in 2022 to HK$3.76 billion in 2023. The increase was mainly driven by increases in license fees, cost of sales, advertising and promotions expenditures. The reversal of provision for credit losses increased from HK$58.9 million for 2022 to HK$64.3 million for 2023, primarily due to the impact of historical collection patterns and expectations of current and future collection trends, as well as the specific review of customer accounts, on our estimated credit loss for the respective years. Depreciation and amortization. Depreciation and amortization increased by 2.9% from HK$2.31 billion in 2022 to HK$2.37 billion in 2023. The increase was primarily driven by the amortization of intangible asset, partially offset by the result of certain assets at both Wynn Palace and Wynn Macau being fully depreciated. Property charges and other. Property charges and other decreased from HK$268.7 million in 2022 to HK$181.3 million in 2023. The decrease was mainly driven by a decrease in costs related to assets retired or abandoned and other contingency expenses. The decrease was partially offset by the increase in losses incurred on contract terminations. As a result of the foregoing, total operating costs and expenses increased by 95.3%, from HK$10.53 billion in 2022 to HK$20.57 billion in 2023.

23Annual Report 2023 Management Discussion and Analysis Finance Revenues Finance revenues increased from HK$81.5 million in 2022 to HK$571.3 million in 2023. The increase was primarily due to the increase in both of the average cash and investment balance and average interest rate in 2023 compared to 2022. During 2023 and 2022, our short-term investment strategy has been to preserve capital while retaining sufficient liquidity. The majority of our cash equivalents were primarily in time deposits and fixed deposits with a maturity of three months or less. Finance Costs Finance costs increased by 30.1% from HK$2.56 billion in 2022 to HK$3.34 billion in 2023. The increase was mainly due to an increase in both of the average loan balance and average interest rate in 2023 compared to 2022. Change in Derivative Fair Value The change in derivative fair value in 2023 represented a gain of HK$388.8 million recorded in relation to the conversion feature of the WML Convertible Bonds. Income Tax Expense Our income tax expense relates to the current tax expense recorded by our subsidiaries owning WRM’s shares under the WRM Shareholder Dividend Tax Agreement. Income tax expense increased from HK$12.4 million in 2022 to HK$42.7 million in 2023 due to the renewal of the agreement in 2024. In February 2024, WRM renewed its agreement with the Macau government that provides for a payment in lieu of complementary tax on dividend distributions which would otherwise be borne by stockholders of WRM from 1 January 2023 through 31 December 2025. The payment was MOP44.0 million (approximately HK$42.7 million) for the year ended 31 December 2023. Net Profit Attributable to Owners of the Company As a result of the foregoing, compared to net loss of HK$7.34 billion in 2022, net profit attributable to owners of the Company was HK$1.17 billion in 2023. LIQUIDITY AND CAPITAL RESOURCES Capital Resources Our cash and cash equivalents and investments balances as at 31 December 2023 were approximately HK$10.30 billion and HK$5.45 billion, respectively. These cash and cash equivalents and investments balances are available for operations, new development activities, enhancements to our operating properties, debt service and retirement, and general corporate purposes. The Company paid no dividends during 2023 or 2022.

24 Wynn Macau, Limited Management Discussion and Analysis WML Convertible Bonds. On 7 March 2023, WML completed an offering of US$600.0 million (approximately HK$4.69 billion) 4.50% convertible bonds due 2029. WML intends to use the proceeds for general corporate purposes. Interest on the WML Convertible Bonds is payable semi-annually in arrears on 7 March and 7 September in each year. WRL Revolving Loan Facility. On 14 June 2022, the Company entered into a loan agreement with WRL, which was amended by way of an amendment letter dated 30 December 2022, pursuant to which WRL agreed to make available an unsecured revolving loan facility in an amount of up to US$500.0 million (approximately HK$3.91 billion). The current term of the WRL Revolving Loan Facility is twenty-four months after the date of the original loan agreement dated 14 June 2022 and the current interest rate of the loan is 9% per annum on funded amounts or any other rate (to take into account any prevailing market conditions and other applicable factors) as agreed between the Company and WRL from time to time. As at 31 December 2023, the WRL Revolving Loan Facility remained undrawn with US$500.0 million (approximately HK$3.91 billion) available. WM Cayman II Revolver. On 16 September 2021, WM Cayman II, an indirect wholly owned subsidiary of WML, entered into an unsecured revolving credit facility agreement in an aggregate principal amount of HK$11.70 billion consisting of a U.S. dollar tranche in an amount of US$312.5 million (approximately HK$2.44 billion) and a Hong Kong dollar tranche in an amount of HK$9.26 billion. WM Cayman II has the ability to upsize the total revolving credit facility by an additional US$1.00 billion (approximately HK$7.82 billion) under the facility agreement and related agreements upon the satisfaction of various conditions. Due to the global phase out of LIBOR, on 27 June 2023, WM Cayman II, as borrower, and WML, as guarantor, entered into an amended and restated facility agreement with Bank of China Limited, Macau Branch, as agent for the syndicate of lenders. Pursuant to the amended and restated facility agreement, the base rate applicable to loans denominated in United States dollars made pursuant to the WM Cayman II Revolver transitioned from LIBOR to Term SOFR, plus a credit adjustment spread of 0.10% (subject to a minimum floor of 0.00%), plus a margin of 1.875% to 2.875% per annum based on WM Cayman II’s leverage ratio on a consolidated basis. The new Term SOFR base rate became effective on 4 July 2023. The loans denominated in Hong Kong dollars under the WM Cayman II Revolver bear interest at HIBOR plus a margin of 1.875% to 2.875% per annum based on WM Cayman II’s leverage ratio on consolidated basis. The final maturity of all outstanding loans under the revolving facility remains unchanged at 16 September 2025.

25Annual Report 2023 Management Discussion and Analysis WML, as guarantor, may be subject to certain restrictions on payments of dividends or distributions to its shareholders, unless certain financial criteria have been satisfied. As at 31 December 2023, the WM Cayman II Revolver was fully drawn. Gearing Ratio The gearing ratio is a key indicator of our Group’s capital structure. The gearing ratio is net debt divided by total capital deficiency plus net debt. The table below presents the calculation of our gearing ratio. As at 31 December 2023 2022 HK$ HK$ (in thousands, except for percentages) Interest-bearing borrowings 52,679,614 48,228,497 Accounts payable 456,526 400,524 Construction payables and accruals and construction retentions payable 288,852 144,323 Other payables and accruals 5,140,781 3,854,441 Amounts due to related companies 113,092 242,831 Other liabilities 1,766,454 185,762 Lease liabilities 152,459 168,471 Less: cash and cash equivalents (10,300,159) (7,422,901) restricted cash and cash equivalents (688,219) (979,746) investments (5,454,660) — Net debt 44,154,740 44,822,202 Deficiency in assets (15,811,431) (17,152,261) Total capital deficiency (15,811,431) (17,152,261) Capital and net debt 28,343,309 27,669,941 Gearing ratio 155.8% 162.0%

26 Wynn Macau, Limited Management Discussion and Analysis Cash Flows The following table presents a summary of the Group’s cash flows. For the year ended 31 December 2023 2022 HK$ HK$ (in millions) Net cash generated from/(used in) operating activities 6,812.4 (2,120.0) Net cash used in investing activities (5,409.2) (1,285.5) Net cash generated from/(used in) financing activities 1,486.3 (860.4) Net increase/(decrease) in cash and cash equivalents 2,889.5 (4,265.9) Cash and cash equivalents at beginning of year 7,422.9 11,664.1 Effect of foreign exchange rate changes, net (12.2) 24.7 Cash and cash equivalents at end of year 10,300.2 7,422.9 Net cash generated from operating activities Our net cash generated from operating activities is primarily driven by changes in our working capital and operating profit generated by our Macau Operations. Net cash generated from operating activities was HK$6.81 billion in 2023, compared to net cash of HK$2.12 billion used in operating activities in 2022. Operating profit was HK$3.70 billion in 2023, compared to operating loss of HK$4.89 billion in 2022. The increase in net cash from operating activities was primarily due to the increased operating profit and changes in working capital accounts. In 2022, the increase in net cash used in operating activities was primarily due to the operating loss, partially offset by changes in working capital accounts.

27Annual Report 2023 Management Discussion and Analysis Net cash used in investing activities Net cash used in investing activities was HK$5.41 billion in 2023, compared to HK$1.29 billion in 2022. Net cash used in investing activities in 2023 included HK$5.42 billion purchase of investments, comprised of United States treasury bills and fixed deposits maturing in less than one year, and HK$714.3 million of costs, primarily related to non-gaming related capital projects and various renovations and maintenance capital expenditures, partially offset by HK$434.1 million of interest receipts and HK$291.0 million of a decrease in restricted cash and cash equivalents. Net cash used in investing activities in 2022 included HK$970.8 million of an increase in restricted cash and cash equivalents primarily in relation to an amount held in the form of the first demand bank guarantee under the Gaming Concession Contract, HK$348.7 million of costs, primarily related to maintenance capital expenditures, and HK$46.8 million of contract premium and related cost paid for the Concession Extension Agreement, partially offset by HK$80.5 million of interest receipts. Net cash generated from financing activities Net cash generated from financing activities was HK$1.49 billion in 2023, compared to net cash of HK$860.4 million used in financing activities in 2022. During 2023, net cash generated from financing activities was primarily due to receipt of HK$4.71 billion proceeds from the issuance of WML Convertible Bonds, partially offset by HK$2.91 billion of interest payments, HK$157.8 million payments of financial liability associated with an intangible asset, HK$109.9 million payments on financing costs and HK$48.1 million payments for principal and interest components of lease liabilities. During 2022, net cash used in financing activities was primarily due to HK$2.44 billion of interest payments, HK$51.7 million payments for principal and interest components of lease liabilities and HK$25.8 million payments on debt financing costs, partially offset by HK$1.66 billion proceeds from WM Cayman II Revolver.

28 Wynn Macau, Limited Management Discussion and Analysis Indebtedness The following table presents a summary of our indebtedness. Indebtedness information As at 31 December 2023 2022 HK$ HK$ (in thousands) Bank loans 11,704,915 11,699,029 Senior notes 36,733,922 36,645,398 Convertible bonds 4,689,437 — 53,128,274 48,344,427 WML Convertible Bond Conversion Option Derivative 576,359 — Unamortized debt financing costs, debt discount and premiums, net (1,025,019) (115,930) Total interest-bearing borrowings 52,679,614 48,228,497 WM Cayman II Revolver On 16 September 2021, WM Cayman II, an indirect wholly owned subsidiary of WML, as borrower and WML as guarantor, entered into a facility agreement with, among others, Bank of China Limited, Macau Branch as agent and a syndicate of lenders, pursuant to which the lenders will make available in an aggregate amount of HK$11.70 billion equivalent revolving unsecured credit facility consisting of a U.S. dollar tranche in an amount of US$312.5 million (approximately HK$2.44 billion) and a Hong Kong dollar tranche in an amount of HK$9.26 billion to WM Cayman II. WM Cayman II has the ability to upsize the total WM Cayman II Revolver by an additional US$1.00 billion (approximately HK$7.82 billion) under the facility agreement and related agreements upon the satisfaction of various conditions.

29Annual Report 2023 Management Discussion and Analysis Due to the global phase out of LIBOR, on 27 June 2023, WM Cayman II, as borrower, and WML, as guarantor, entered into an amended and restated facility agreement with Bank of China Limited, Macau Branch, as agent for the syndicate of lenders. Pursuant to the amended and restated facility agreement, the base rate applicable to loans denominated in United States dollars made pursuant to the WM Cayman II Revolver transitioned from LIBOR to Term SOFR, plus a credit adjustment spread of 0.10% (subject to a minimum floor of 0.00%), plus a margin of 1.875% to 2.875% per annum based on WM Cayman II’s leverage ratio on a consolidated basis. The new Term SOFR base rate became effective on 4 July 2023. The loans denominated in Hong Kong dollars under the WM Cayman II Revolver bear interest at HIBOR plus a margin of 1.875% to 2.875% per annum based on WM Cayman II’s leverage ratio on consolidated basis. The final maturity of all outstanding loans under the revolving facility remains unchanged at 16 September 2025. The amended and restated facility agreement also reflected the prior agreement of the lenders under the WM Cayman II Revolver to waive certain financial covenants therein in respect of the relevant periods ending on the following applicable test dates: (a) 30 June 2022; (b) 30 September 2022; (c) 31 December 2022; and (d) 31 March 2023; and to provide for a floor on the interest rate margin of 2.625% per annum through 30 June 2023. WML, as guarantor, may be subject to certain restrictions on payments of dividends or distributions to its shareholders, unless certain financial criteria have been satisfied. The facility agreement contains representations, warranties, covenants and events of default customary for similar financings, including, but not limited to, restrictions on indebtedness to be incurred by WM Cayman II or its group members and restrictions on creating security over the assets of WM Cayman II or by its group members. The facility agreement also requires WM Cayman II to maintain a certain leverage ratio and interest coverage ratio from time to time as provided under the facility agreement. The facility agreement also contains certain events of default (some of which are subject to grace and remedy periods and materiality qualifiers). It is a property mandatory prepayment event under the facility agreement if there is a loss of gaming operation or gaming concession by the Group. Customary fees and expenses were paid by WM Cayman II in connection with the facility agreement and related agreements. It is a mandatory prepayment event under the facility agreement if Wynn Resorts, Limited ceases to legally and beneficially own and control, directly or indirectly, more than 50% of the outstanding share capital of WM Cayman II through the Company measured by voting power. As at 31 December 2023, the WM Cayman II Revolver was fully drawn. As at 31 December 2023, the Directors confirmed that there was no non-compliance with covenants contained in the WM Cayman II Revolver.

30 Wynn Macau, Limited Management Discussion and Analysis WML Senior Notes On 20 September 2017, the Company issued the WML 2024 Notes and WML 2027 Notes. Interest on the WML 2024 Notes and WML 2027 Notes is payable semi-annually in arrears on 1 April and 1 October of each year, beginning on 1 April 2018. The WML 2024 Notes and WML 2027 Notes mature on 1 October 2024 and 1 October 2027, respectively. The Company used the net proceeds from the WML 2024 Notes and WML 2027 Notes and cash on hand to repurchase and redeem the WML 2021 Notes. On 17 December 2019, the Company issued the WML 2029 Notes. Interest on the WML 2029 Notes is payable semi-annually in arrears on 15 June and 15 December of each year, beginning on 15 June 2020. The WML 2029 Notes mature on 15 December 2029. The Company used the net proceeds from the WML 2029 Notes to facilitate the repayment of a portion of the Wynn Macau Credit Facilities and for general corporate purposes. During 2020, the Company issued the WML 2026 Notes and WML 2028 Notes. Interest on the WML 2026 Notes is payable semi-annually in arrears on 15 January and 15 July of each year, beginning on 15 January 2021. Interest on the WML 2028 Notes is payable semi-annually in arrears on 26 February and 26 August of each year, beginning on 26 February 2021. The WML 2026 Notes and WML 2028 Notes mature on 15 January 2026 and 26 August 2028, respectively. The Company used net proceeds of the WML 2026 Notes and WML 2028 Notes to facilitate repayments of the Wynn Macau Credit Facilities and for general corporate purposes. The WML Senior Notes are WML’s general unsecured obligations; rank pari passu in right of payment with all of WML’s existing and future senior unsecured indebtedness; rank senior to all of WML’s future subordinated indebtedness, if any; are effectively subordinated to all of WML’s future secured indebtedness, if any, to the extent of the value of the assets securing such indebtedness; and are structurally subordinated to all existing and future obligations of WML’s subsidiaries, including the WM Cayman II Revolver. The WML Senior Notes are listed on the Hong Kong Stock Exchange. The WML Senior Notes indentures contain covenants limiting WML’s (and certain of its subsidiaries’) ability to, among other things: merge or consolidate with or into another company; and transfer or sell all or substantially all of its properties or assets. The WML Senior Notes indentures also contain customary events of default. In the case of an event of default arising from certain events of bankruptcy or insolvency, all WML Senior Notes then outstanding will become due and payable immediately without further action or notice.

31Annual Report 2023 Management Discussion and Analysis Upon the occurrence of (1) any event after which none of the Company or any of its subsidiaries have such licenses, concessions, subconcessions or other permits or authorizations as necessary to conduct gaming activities in substantially the same manner and scope as it does on the date on which each of the WML Senior Notes were issued, for a period of ten consecutive days or more, and such event has a material adverse effect on the financial condition, business, properties, or results of operations of WML and its subsidiaries, taken as a whole, or (2) the termination, rescission, revocation or modification of any such licenses, concessions, subconcessions or other permits or authorizations which has had a material adverse effect on the financial condition, business, properties, or results of operations of the Company and its subsidiaries, taken as a whole, each holder of the WML Senior Notes will have the right to require the Company to repurchase all or any part of such holder’s WML Senior Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest. If the Company undergoes certain Changes of Control (as defined in the WML Senior Notes indentures), it must offer to repurchase the WML Senior Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest. Under the indentures governing the WML 2024 Notes and WML 2027 Notes, the circumstances that will constitute a Change of Control include, among others, the sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Group to any person other than to the Company’s former Chairman and Chief Executive Officer or a related party of the Company’s former Chairman and Chief Executive Officer, the consummation of any transaction that results in any party other than the Company’s former Chairman and Chief Executive Officer and his related parties becoming the beneficial owner, directly or indirectly, of more than 50% of the outstanding voting stock of WRL, measured by voting power rather than number of equity interests, and a majority of the members of the Board not being continuing directors. Under the indentures governing the WML 2026 Notes, WML 2028 Notes and WML 2029 Notes, the circumstances that will constitute a Change of Control include, among others, the sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Group to any person other than to WRL or any affiliate of WRL, the consummation of any transaction that results in any party other than WRL or any affiliate of WRL becoming the beneficial owner, directly or indirectly, of more than 50% of the outstanding voting stock of the Company, measured by voting power rather than number of equity interests, and a majority of the members of the Board not being continuing directors.

32 Wynn Macau, Limited Management Discussion and Analysis WML Convertible Bonds On 7 March 2023, WML completed an offering (the “Offering”) of US$600.0 million (approximately HK$4.69 billion) 4.50% convertible bonds due 2029 (the “WML Convertible Bonds”). The WML Convertible Bonds are governed by a trust deed dated 7 March 2023 (the “Convertible Bonds Trust Deed”), between WML and DB Trustees (Hong Kong) Limited, as trustee. WML, DB Trustees (Hong Kong) Limited, as trustee, and Deutsche Bank Trust Company Americas entered into an agency agreement, appointing Deutsche Bank Trust Company Americas as the principal paying agent, principal conversion agent, transfer agent and registrar in relation to the WML Convertible Bonds. The net proceeds from the Offering, after deduction of commissions and other related expenses, were US$585.9 million (approximately HK$4.60 billion). WML intends to use the net proceeds for general corporate purposes and as of 31 December 2023, the net proceeds had not yet been used. WML expects to use the net proceeds by the end of 2029, which is based on the best estimation of the future market conditions made by the Company. The expected timeline may be subject to change based on the current and future development of market conditions. The WML Convertible Bonds were offered and sold by the joint global coordinators to no fewer than six independent institutional investors. The WML Convertible Bonds bear interest on their outstanding principal amount from and including 7 March 2023 at the rate of 4.50% per annum, payable semi-annually in arrears on 7 March and 7 September of each year. At any time on or after 17 April 2023, the WML Convertible Bonds are convertible at the option of the holders thereof into fully paid ordinary shares of WML, each with a nominal value of HK$0.001 per Share, at the initial conversion price of approximately HK$10.24 per Share, subject to and upon compliance with the terms and conditions of the WML Convertible Bonds (the “Terms and Conditions”, and such right, the “Conversion Right”). The conversion price is at the fixed exchange rate of HK$7.8497 per US$1.00, subject to standard adjustments for certain dilutive events as described in the Terms and Conditions. WML has the option upon conversion by a bondholder to pay an amount of cash equivalent described in the Terms and Conditions in order to satisfy such Conversion Right in whole or in part. Assuming full conversion of the WML Convertible Bonds at the initial conversion price of approximately HK$10.24 per Share (subject to adjustments), the WML Convertible Bonds are convertible into approximately 459,774,985 Shares. The closing price of the Shares on 2 March 2023 (being the trading date on which the purchase agreement was signed) was HK$8.08 per Share. It would be equally financially advantageous for the holders of the WML Convertible Bonds to convert or redeem the convertible securities based on the implied internal rate of return of the outstanding WML Convertible Bonds, when the Company’s Share price approximates the conversion price. As of 31 December 2023, there had been no conversion or redemption of the WML Convertible Bonds.

33Annual Report 2023 Management Discussion and Analysis The following table sets forth the dilutive impact on the then number of issued Shares and respective shareholdings of the substantial shareholders of the Company: Name of shareholder As of 31 December 2023 Upon full conversion of the WML Convertible Bonds at the initial conversion price Number of Shares Approximate percentage of shareholding Number of Shares Approximate percentage of shareholding Wynn Resorts, Limited 3,750,000,000 71.56% 3,750,000,000 65.78% The Capital Group Companies, Inc. 298,355,907 5.69% 298,355,907 5.23% Other Shareholders 1,192,351,693 22.75% 1,192,351,693 20.92% Bondholders — — 459,774,985 8.07% Total 5,240,707,600 100% 5,700,482,585 100.00% Note: (1) For further details in relation to the shareholdings of the respective substantial shareholders of the Company, please refer to “Substantial Shareholders’ Interests and Short Positions in the Shares and Underlying Shares of the Company” on pages 84 to 85 of this annual report. To the best of the Directors’ knowledge, having made all reasonable enquiries, having considered the financial and liquidity position of the Group, the Directors expect that the Company will be able to meet its redemption obligations under all outstanding WML Convertible Bonds when they become due. Holders of the WML Convertible Bonds have the option to require WML to redeem all or some only of such holder’s WML Convertible Bonds (i) on 7 March 2027 at their principal amount together with interest accrued but unpaid to, but excluding, the date fixed for redemption; or (ii) on the Relevant Event Redemption Date (as defined in the Terms and Conditions) at their principal amount together with interest accrued but unpaid to, but excluding, such date, following the occurrence of (a) when the Shares cease to be listed or admitted to trading or are suspended from trading for a period equal to or exceeding 10 consecutive trading days on the Hong Kong Stock Exchange, or if applicable, the alternative stock exchange, (b) when there is a Change of Control (as defined in the Terms and Conditions), or (c) when less than 25% of WML’s total number of issued Shares are held by the public (as interpreted under Rule 8.24 of the Listing Rules on the Hong Kong Stock Exchange).

34 Wynn Macau, Limited Management Discussion and Analysis The WML Convertible Bonds may also be redeemed at the option of WML under certain circumstances specified in the Terms and Conditions, in whole, but not in part, at any time after 7 March 2027, but prior to 7 March 2029, upon giving notice to the bondholders in accordance with the Terms and Conditions. The WML Convertible Bonds constitute direct, unsubordinated, unconditional and, subject to the Terms and Conditions, unsecured obligations of WML and rank pari passu and without any preference or priority among themselves. The Shares to be issued upon exercise of Conversion Right will be fully-paid and will in all respects rank pari passu with the fully-paid Shares in issue on the relevant registration date set forth in the Terms and Conditions. The Convertible Bonds Trust Deed contains covenants limiting WML’s and all of its subsidiaries’ ability to, among other things, create, permit to subsist or arise or have outstanding any mortgage, charge, pledge, lien or other encumbrance or certain security interest; consolidate or merge with or into another company; and sell, assign, transfer, convey or otherwise dispose of all or substantially all of its and its subsidiaries’ properties or assets, with certain exceptions. The Convertible Bonds Trust Deed also contains customary events of default. WRL Revolving Loan Facility On 14 June 2022, the Company entered into a loan agreement with WRL, which was amended by way of an amendment letter dated 30 December 2022, pursuant to which WRL agreed to make available an unsecured revolving loan facility in an amount of up to US$500.0 million (approximately HK$3.91 billion). The current term of the WRL Revolving Loan Facility is twenty-four months after the date of the original loan agreement dated 14 June 2022 and the current interest rate of the loan is 9% per annum on funded amounts or any other rate (to take into account any prevailing market conditions and other applicable factors) as agreed between the Company and WRL from time to time. As at 31 December 2023, the WRL Revolving Loan Facility remained undrawn with US$500.0 million (approximately HK$3.91 billion) available. OFF BALANCE SHEET ARRANGEMENTS We have not entered into any transactions with special purpose entities nor do we engage in any transactions involving derivatives save for the WML Convertible Bond Conversion Option Derivative. For further details, see the section headed “Management Discussion and Analysis — Liquidity and Capital Resources — Indebtedness — WML Convertible Bonds” of this annual report and note 20 to the Financial Statements. We do not have any retained or contingent interest in assets transferred to an unconsolidated entity.

35Annual Report 2023 Management Discussion and Analysis OTHER LIQUIDITY MATTERS We expect to fund our operations and capital expenditure requirements from cash generated from operations, cash on hand, availability under the WRL Revolving Loan Facility and new borrowings. However, we cannot be sure that operating cash flows will be sufficient for those purposes. We may refinance all or a portion of our indebtedness on or before maturity. We cannot be sure that we will be able to refinance any of the indebtedness on acceptable terms or at all. New business developments or other unforeseen events may occur, resulting in the need to raise additional funds. There can be no assurances regarding the business prospects with respect to any other opportunity. Any other development would require us to obtain additional financing. In the ordinary course of business, in response to market demands and client preferences, and in order to increase revenues, we have made and will continue to make enhancements and refinements to our resorts. We have incurred and will continue to incur capital expenditures related to these enhancements and refinements. Taking into consideration our financial resources, including our cash and cash equivalents, investments, availability under our credit facilities and internally generated funds, we believe that we have sufficient liquid assets to meet our current and anticipated working capital and operating requirements. RELATED PARTY TRANSACTIONS Except for the share-based payment expenses incurred with WRL, the related party transactions during the year ended 31 December 2023 as disclosed under note 28 to the Financial Statements constituted continuing connected transactions of the Company under Chapter 14A of the Listing Rules. For details of the related party transactions, see note 28 to the Financial Statements and “Report of the Directors — Connected Transactions” of this annual report. Our Directors have confirmed that all related party transactions have complied with the requirements under Chapter 14A of the Listing Rules, and have been conducted on normal commercial terms, and that their terms are fair and reasonable. MATERIAL RISK FACTORS There are certain risks and uncertainties involved in our operations, some of which are beyond our control. Set forth below are the material risk factors involved in our operations, which have been broadly categorized into: (i) risks related to our business; (ii) risks associated with our operations in Macau; and (iii) risks related to our indebtedness. Additional risks and uncertainties not currently known to us or that we currently consider to be immaterial may also have a material adverse impact on our business, financial condition, results of operations and cash flows.

36 Wynn Macau, Limited Management Discussion and Analysis Risks Related to our Business Our business is particularly sensitive to reductions in discretionary consumer spending, and deterioration or a protracted extension of a negative macroeconomic environment, including an economic downturn or recession, could adversely impact our business, results of operations, financial condition and cash flows. Our financial results are affected by the global and regional economies in which we have operations. Consumer demand for hotels, casino resorts, trade shows, conventions and the type of luxury amenities that we offer is particularly sensitive to downturns in the economies in which we operate, which could harm consumer confidence in the economy and adversely affect discretionary spending. Because a significant number of our customers come from the PRC, Hong Kong and Taiwan, the economic condition of Macau and its surrounding region, in particular, affects the gaming industry in Macau and our Macau Operations. As a result, changes in discretionary spending or consumer preferences brought about by factors such as perceived or actual negative general economic conditions, perceived or actual changes in disposable consumer income and wealth, inflationary pressures, economic recession, or changes in consumer confidence could reduce customer demand for the luxury amenities and leisure activities we offer and may negatively impact our results of operations. Negative macroeconomic conditions, including inflationary pressures, relatively low levels of unemployment, and centralized efforts to control and mitigate the impact of those conditions, have led to a significant increase in interest rates, decreased consumer discretionary spending and disruption and volatility within the capital markets, and continue to present fiscal and monetary policy uncertainty. As a result, our gaming revenues, financial condition, results of operations and cash flows could be adversely affected by a deterioration of the current macroeconomic environment, an economic slowdown or recession in the global economy, or perception that any of these events may occur. We are subject to Macau laws and regulations. The cost of compliance or failure to comply with such regulations and authorities could have a negative effect on our business. The operations of our resorts are contingent upon us maintaining all regulatory licenses, permits, approvals, registrations, findings of suitability, orders and authorizations pursuant to Macau laws and regulations. The laws, regulations and ordinances requiring these licenses, permits and other approvals generally relate to the responsibility, financial stability and character of the owners and managers of the gaming operations, as well as persons financially interested or involved in gaming operations.

37Annual Report 2023 Management Discussion and Analysis WRM and its directors, key employees, managing companies and shareholders who own 5% or more of WRM’s shares must be found suitable and are subject to the continuous monitoring and supervision of the Macau government for the term of the Gaming Concession Contract to ensure that they are suitable to conduct a gaming business in Macau. The objectives of the Macau government’s supervision are to preserve the conduct of gaming in Macau in a fair and honest manner and to safeguard and protect the interests of Macau in receiving taxes from the operation of casinos in the jurisdiction. Our activities are also subject to administrative review and approval by various agencies of the Macau government, including DICJ, Health Bureau, Labour Affairs Bureau, Land and Urban Construction Bureau, Transport Affairs Bureau, Fire Services Bureau, Financial Services Bureau (including the Tax Department), Monetary Authority of Macau, Financial Intelligence Office and Macau Government Tourism Office. We cannot assure you that we will be able to maintain all necessary approvals and licenses, and our failure to do so may materially affect our business and operations. Failure to comply with the terms of the Gaming Concession Contract and adapt to the regulatory and gaming requirements in Macau could result in the rescission of the Gaming Concession Contract or otherwise negatively affect our operations in Macau. Developments in the regulation of the gaming industry could significantly increase our costs, which could adversely affect our business. Moreover, we are a subsidiary of WRL and therefore are subject to the risk that U.S. regulators may not permit us to conduct operations in Macau in a manner consistent with the way in which we intend, or the applicable U.S. gaming authorities require us, to conduct our operations in the United States. Demand for our products and services may be negatively impacted by geopolitical tensions, visa and travel restrictions or difficulties, restrictions on international money transfers and other policies or campaigns implemented by regional governments. Geopolitical tensions, notably with respect to international trade, including increases in tariffs and company and industry specific restrictions, in addition to changes in national security policies and other similar and geopolitical events, could cause economic disruption and adversely impact our business and results of operations. Various types of restrictions and sanctions have been placed by government agencies on targeted industries and companies which could potentially negatively impact the intended subject as well as other companies and persons sharing a common country of operations. These types of events have also caused significant volatility in the regional economies in which these restrictions and sanctions are imposed which may negatively impact discretionary consumer spending, disposable consumer income and wealth or changes in consumer confidence, and in turn, demand for our products and services, or worsen or exacerbate the impact of current negative macroeconomic conditions on our business and results of operations, as further described above.

38 Wynn Macau, Limited Management Discussion and Analysis In addition, policies adopted from time to time by governments, including any visa and travel restrictions or difficulties faced by our customers such as restrictions on exit visas for travelers requiring them or restrictions on visitor entry visas for the jurisdictions in which we operate, have and may in the future decrease the number of visitors to our properties from those affected places, including from the PRC, Hong Kong and Taiwan. It is not known when, or if, policies restricting visitation by PRC citizens will be put in place and such policies may be adjusted, without notice, in the future. Furthermore, anti-corruption campaigns may influence the behavior of certain of our customers and their spending patterns. Such campaigns, as well as monetary outflow policies, have specifically led to tighter monetary transfer regulations in a number of areas. These policies may affect and impact the number of visitors to our properties and the amount of money they are willing to spend on our products and services. The overall effect of these campaigns and monetary transfer restrictions may negatively affect our revenues, results of operations and cash flows. Investigations, litigation and other disputes could distract management, damage our reputation and result in negative publicity and additional scrutiny from regulators. We are subject to various investigations, litigation and other disputes related to our operations. These and any additional such matters that may arise in the future, even if routine, are expensive and divert management’s attention from the operations of our businesses. In addition, improper conduct by our employees, agents or gaming promoters could damage our reputation and/or lead to litigation or legal proceedings that could result in civil or criminal penalties, including substantial monetary fines. In certain circumstances, it may not be economical to defend against such matters and/or our legal strategy may not ultimately result in us prevailing in a matter. Investigations, litigation and other disputes have in the past, and may in the future, lead to additional scrutiny from regulators, which could lead to investigations relating to, and possibly a negative impact on, the Group’s gaming licenses and the Group’s ability to bid successfully for new gaming market opportunities. In addition, publicity from these matters have, or in the future, could negatively impact our business, reputation and competitive position and reduce investor demand for our shares and negatively impact the trading prices of our shares.

39Annual Report 2023 Management Discussion and Analysis We depend on the continued services of key managers and employees. If we do not retain our key personnel or attract and retain other highly skilled employees, our business will suffer. Our ability to maintain our competitive position is dependent to a large degree on the services of our senior management team. Our success depends upon our ability to attract, hire, and retain qualified operating, marketing, financial, and technical personnel in the future. We rely on the continued services of key managers and an adequate number of qualified employees to achieve our goals and to deliver our high service standards. There is intense competition for labor resources in Macau due to the limited supply of local-Macau labor and imported-labor restrictions and quotas. Competition in Macau for key managers and qualified employees is further exacerbated by the labor needs of large- scale resorts that have recently opened or are expected to open in the future and other opportunities for local-Macau labor. If we are unable to obtain, attract, retain and train key managers and an adequate number of qualified employees, and obtain any required visas or work permits for our staff, our ability to adequately manage and staff our operations and development projects could be impaired, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. The loss of key management and operating personnel would likely have a material adverse effect on our business, prospects, financial condition, and results of operations. Our business is particularly sensitive to the willingness of our customers to travel to and spend time at our resorts. Acts or the threat of acts of terrorism, outbreak of infectious disease, regional political events and developments in certain countries could cause severe disruptions in air and other travel and may otherwise negatively impact tourists’ willingness to visit our resorts. Such events or developments have in the past and may in the future reduce the number of visitors to our facilities and have a material adverse effect on our business and financial condition, results of operations or cash flows. We are dependent on the willingness of our customers to travel. Most of our revenue is from customers who travel to our properties. Acts of terrorism or concerns over the possibility of such acts have in the past disrupted, and may again severely disrupt, domestic and international travel, which has resulted, and could in the future result, in a decrease in customer visits to our properties. Regional conflicts could have a similar effect on domestic and international travel. Disruptions in air or other forms of travel as a result of any terrorist act, outbreak of hostilities, escalation of war or worldwide infectious disease outbreak have had, and could in the future have, a material and adverse effect on our business and financial condition, results of operations and cash flows. For example, the outbreak of COVID-19 in late 2019 resulted in steep declines in visitation to our properties, driven by the strong deterrent effect of the COVID-19 Pandemic on travel and social activities and quarantine measures put in place in Macau and elsewhere. Several travel-related restrictions and conditions, including COVID-19 testing, entry restrictions, and other mitigation procedures, remained in effect until early 2023, and regional demand for casino resorts and inbound tourism to Macau still continues to recover. We cannot predict when, or even if, operations at our properties will return to pre-pandemic levels.

40 Wynn Macau, Limited Management Discussion and Analysis In addition, governmental action and uncertainty resulting from global political trends and policies of major global economies, including potential barriers and restrictions to travel, trade and immigration, have reduced demand for our hospitality products and services, and reduce visitation to our resorts. Our continued success depends on our ability to maintain the reputation of our resorts. Our strategy and integrated resort business model rely on positive perceptions of our resorts and the level of service we provide. Any deterioration in our reputation could have a material adverse effect on our business, results of operations and cash flows. Our reputation could be negatively impacted by our failure to deliver the superior design and customer service for which we are known or by events that are beyond our control. Our reputation may also suffer as a result of negative publicity regarding the Company or our resorts, including as a result of social media reports, regardless of the accuracy of such publicity. The continued expansion of media and social media formats has compounded the potential scope of negative publicity and has made it more difficult to control and effectively manage negative publicity. We are entirely dependent on a limited number of resorts for all of our cash flow, which subjects us to greater risks than a gaming company with more operating properties. We are currently entirely dependent upon our Macau Operations for all of our operating cash flow. As a result, we are subject to a greater degree of risk than a gaming company with more operating properties or greater geographic diversification. The risks to which we have a greater degree of exposure include the following: • changes in local economic and competitive conditions; • changes in local governmental laws and regulations, or interpretations thereof, including gaming laws and regulations, anti-smoking legislation and travel and visa policies; • extensive regulation of our business and the cost of compliance or failure to comply with applicable laws and regulations; • restrictions or conditions on visitation by citizens of the PRC, Hong Kong or Taiwan to Macau and certain initiatives impacting applicable visa issuance for prospective travelers to Macau in place from time to time; • increased government oversight with respect to cross-border financial transactions;

41Annual Report 2023 Management Discussion and Analysis • disruptions caused by, and the impact on regional demand for casino resorts and inbound tourism and the travel and leisure industry more generally from, events outside of our control, including an outbreak of an infectious disease (such as the COVID-19 Pandemic), public incidents of violence, riots, demonstrations, extreme weather patterns or natural disasters, military conflicts, civil unrest, and any future security alerts or terrorist attacks in Macau and nearby regions; • shortages of skilled and unskilled labor affecting construction, development and/or operations; • an increase in the cost of maintaining our properties; • a decline in the number of visitors to Macau; and • a decrease in gaming and non-casino activities at our resorts. Certain of these factors or events, such as severe storms and infectious diseases such as COVID-19, have in the past negatively affected our results of operations, and any of these factors or events may in the future negatively affect our results of operations and our ability to generate sufficient cash flow to make payments or maintain our covenants with respect to our debt. We are a parent company and our primary source of cash is and will be distributions from our subsidiaries. The Company is a holding company and our main operating subsidiary, WRM, owns, directly or indirectly, and operates the destination casino resorts “Wynn Palace” in the Cotai area of Macau and “Wynn Macau” on the Macau peninsula. Accordingly, our primary sources of cash are dividends and distributions with respect to our ownership interests in our subsidiaries that are derived from the earnings and cash flow generated by our operating properties. Our subsidiaries might not generate sufficient earnings and cash flow to pay dividends or distributions in the future. For example, the Board concluded not to recommend the payment of a dividend with respect to the years ended 31 December 2022, 2021 and 2020 due to the financial impact of the COVID-19 Pandemic. The pace of recovery of our Macau Operations’ gaming business to pre-pandemic levels may continue to have an adverse effect on our subsidiaries’ results of operations and their ability to pay dividends or distributions to us in the future.

42 Wynn Macau, Limited Management Discussion and Analysis Our authorized casino operating areas, hotel, convention and other facilities and offerings face intense competition, which may increase in the future. The casino resort and hotel industry is highly competitive. Since the liberalization of Macau’s gaming industry in 2002, there has been a significant increase in the number of casino properties in Macau. There are six gaming operators in Macau, including WRM. The six concessionaires are WRM, SJM, Galaxy, Melco, MGM Macau, and Venetian Macau. As at 31 December 2023, there were 30 casinos in Macau, including 13 operated by SJM. Each of the six current operators has operational casinos and several have expansion plans underway. If the Macau government were to allow additional competitors to operate in Macau, we would face additional competition, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. All the current concessionaires have opened facilities in the Cotai area over the past few years, which has significantly increased gaming and non-gaming offerings in Macau, with continued development in the near future. Wynn Palace and Wynn Macau also face competition from casinos throughout the world, including Singapore, South Korea, the Philippines, Malaysia, Vietnam, Cambodia, Australia, Las Vegas, and cruise ships in Asia that offer gaming and other casinos throughout Asia. Additionally, certain Asian countries and regions have legalized or in the future may legalize gaming, such as Japan, Taiwan and Thailand, which could further increase competition for our business. Increased competition could result in a loss of customers, which may negatively affect our cash flows and results of operations. Our business depends upon premium customers for a certain portion of our gaming revenue. We often extend credit, and we may not be able to collect gaming receivables from our credit players or credit play may decrease. Although the law in Macau permits casino operators to extend credit to gaming customers, our Macau Operations may not be able to collect all of its gaming receivables from its credit players. We expect that our Macau Operations will be able to enforce these obligations only in a limited number of jurisdictions, including Macau. To the extent our gaming customers are visitors from other jurisdictions, we may not have access to a forum in which we will be able to collect all of our gaming receivables because, among other reasons, courts of many jurisdictions do not enforce gaming debts and we may encounter forums that will refuse to enforce such debts. Our inability to collect gaming debts could have a significant negative impact on our financial condition and results of operations. Currently, the gaming tax in Macau is calculated as a percentage of gross gaming revenue, including the face value of credit instruments issued. The gross gaming revenues calculation in Macau does not include deductions for uncollectible gaming debts. As a result, if we extend credit to our customers in Macau and are unable to collect on the related receivables from them, we remain obligated to pay taxes on our winnings from these customers regardless of whether we collect on the credit instrument.

43Annual Report 2023 Management Discussion and Analysis Any violation of applicable anti-money laundering laws and regulations, the Foreign Corrupt Practices Act (“FCPA”) and other anti-corruption laws, or resulting sanctions and penalties could adversely affect our business, performance, prospects, value, financial condition, and results of operations. We deal with significant amounts of cash in our operations and are subject to various jurisdictions’ reporting and anti-money laundering laws and regulations. Macau governmental authorities focus heavily on the gaming industry and compliance with anti-money laundering laws and regulations. From time to time, the Company may receive governmental and regulatory inquiries about compliance with such laws and regulations. The Company will cooperate with all such inquiries. Any violation of anti-money laundering laws or regulations could adversely affect our business, performance, prospects, value, financial condition, and results of operations. Further, as a subsidiary of WRL, we are subject to regulations imposed by the FCPA and other anti-corruption laws that generally prohibit U.S. companies and their intermediaries from offering, promising, authorizing or making improper payments to foreign government officials for the purpose of obtaining or retaining business. Violations of the FCPA and other anti-corruption laws may result in severe criminal and civil sanctions as well as other penalties, and the SEC and U.S. Department of Justice have increased their enforcement activities with respect to such laws and regulations. The Office of Foreign Assets Control and the U.S. Department of Commerce administer and enforce economic and trade sanctions based on U.S. foreign policy and national security goals against targeted foreign states, organizations, and individuals. Failure to comply with these laws and regulations could increase our cost of operations, reduce our profits, or otherwise adversely affect our business, financial condition, and results of operations. Internal control policies and procedures and employee training and compliance programs that we have implemented to deter prohibited practices may not be effective in prohibiting our and our affiliates’ directors, employees, contractors or agents from violating or circumventing our policies and the law. If we or our affiliates, or either of our respective directors, employees or agents fail to comply with applicable laws or Company policies governing our operations, the Company may face investigations, prosecutions and other legal proceedings and actions, which could result in civil penalties, administrative remedies and criminal sanctions. Any such government investigations, prosecutions or other legal proceedings or actions could adversely affect our business, performance, prospects, value, financial condition, and results of operations.

44 Wynn Macau, Limited Management Discussion and Analysis Adverse incidents or adverse publicity concerning our resorts or our corporate responsibilities could harm our brand and reputation and negatively impact our financial results. Our reputation and the value of our brand, including the perception held by our customers, business partners, other key stakeholders and the communities in which we do business, are important assets. Our business faces increasing scrutiny related to environmental, social and governance activities, and risk of damage to our reputation and the value of our brands if we fail to act responsibly in a number of areas, such as diversity and inclusion, environmental stewardship, supply chain management, sustainability, workplace conduct, human rights, philanthropy, and support for local communities. Any harm to our reputation could have a material adverse effect on our business, results of operations, and cash flows. Compliance with evolving laws and regulations, and the interpretations thereof, is expensive and results in compliance risks. Evolving laws and regulations create uncertainty for gaming companies. These evolving laws and regulations are subject to varying interpretations in many cases due to their complexity, ambiguity and/or lack of guidance. As a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. In addition, public companies, financial institutions, the gaming industry and casinos are highly regulated, and compliance with such regulations is costly and subjects us to liability if we are not, or are perceived to not be, compliant. This could result in continuing uncertainty and higher costs regarding compliance matters. Due to our commitment to maintain high standards of compliance with laws and public disclosure, our efforts to comply with evolving laws, regulations and standards have resulted in and are likely to continue to result in increased general and administrative expense.

45Annual Report 2023 Management Discussion and Analysis System failure, information leakage and the cost of maintaining sufficient cybersecurity could adversely affect our business. We rely on information technology and other systems (including those maintained by third parties with whom we contract to provide data services) to maintain and transmit large volumes of customer financial information, credit card settlements, credit card funds transmissions, mailing lists, reservation information, and other personally identifiable information. We also maintain important internal company data such as personally identifiable information about our employees and information relating to our operations. The systems and processes we have implemented to protect customers, employees and company information are subject to the ever-changing risk of compromised security. Attempts by others to gain unauthorized access to information technology and other systems and the data contained therein are becoming increasingly sophisticated and difficult to anticipate and prevent. As a result, we face cybersecurity risks including cyber and physical security breaches, system failure, phishing attacks, computer viruses, worms, ransomware, malicious software programs and negligent or intentional misuse by customers, company employees, or employees of our third-party information system service providers. The steps we take to deter, detect, and mitigate these risks may not be successful. Cybercriminals, including hackers and those working in the capacity of state actors or on behalf of a cybercrime group, may circumvent security measures, and our insurance coverage for protecting against claims, liability and damages caused by cybersecurity risks and incidents, including those related to third-party information system service providers, may not be sufficient. Our third-party information system service providers face risks relating to cybersecurity similar to ours, and we do not directly control any of such parties’ information security operations. Despite the security measures we currently have in place, our facilities and systems and those of our third-party information system service providers may be vulnerable to security breaches, acts of vandalism, phishing attacks, computer viruses, worms, ransomware, malicious software programs, misplaced or lost data, programming or human errors and other events. Cyber-attacks are becoming increasingly more difficult to anticipate, prevent and detect due to their rapidly evolving nature and, as a result, the technology we use to protect our systems from being breached or compromised could become outdated due to advances in computer capabilities or other technological developments.

46 Wynn Macau, Limited Management Discussion and Analysis We have experienced data security incidents in the past, and expect to experience additional incidents in the future; however, to date no such incidents have been material to our business, operating results, or financial condition. Any future perceived or actual electronic or physical security breach involving the misappropriation, loss, or other unauthorized disclosure of confidential or personally identifiable information, including penetration of our network security, whether by us or by a third party information system service provider, could disrupt our business, damage our reputation and our relationships with our customers or employees, expose us to risks of litigation, significant fines and penalties and liability, result in the deterioration of our customers’ and employees’ confidence in us, and adversely affect our business, results of operations and financial condition. Since we do not control third-party information system service providers and cannot guarantee that no electronic or physical computer break-ins and security breaches will occur in the future, any perceived or actual unauthorized disclosure of personally identifiable information regarding our employees, customers or website visitors could harm our reputation and credibility and reduce our ability to attract and retain employees and customers. As these threats develop and grow, we may find it necessary to make significant further investments to protect data and our infrastructure, including the implementation of new computer systems or upgrades to existing systems, deployment of additional personnel and protection-related technologies, engagement of third-party consultants, and training of employees. The future occurrence of any of the cyber incidents described above could have a material adverse effect on our business, results of operations and cash flows. Our business could suffer if there is any misappropriation of confidential or personally identifiable information gathered, stored or used by us. Our business uses and transmits large volumes of employee and customer data, including credit card numbers and other personal information in various information systems that we maintain in areas such as human resources outsourcing, website hosting, and various forms of electronic communications. Our customers and employees have a high expectation that we will adequately protect their personal information. Our collection and use of personal data are governed by privacy laws and regulations, and privacy law is an area that changes often and varies significantly by jurisdiction. In addition to governmental regulations, there are credit card industry standards or other applicable data security standards we must comply with as well. Compliance with applicable privacy regulations may increase our operating costs and/or adversely impact our ability to market our products, properties and services to our guests. In addition, non-compliance with applicable privacy regulations by us (or in some circumstances non-compliance by third parties engaged by us) or a breach of security on systems storing our data may result in damage of reputation and/or subject us to fines, payment of damages, lawsuits or restrictions on our use or transfer of data. Any misappropriation of confidential or personally identifiable information gathered, stored or used by us, be it intentional or accidental, could have a material impact on the operation of our business, including severely damaging our reputation and our relationships with our customers, employees and investors.

47Annual Report 2023 Management Discussion and Analysis Our business could suffer if our computer systems and websites are disrupted or cease to operate effectively. We are dependent on our computer systems to record and process transactions and manage and operate our business, including processing payments, accounting for and reporting financial results, and managing our employees and employee benefit programs. Given the complexity of our business, it is imperative that we maintain uninterrupted operation of our computer hardware and software systems. Despite our preventative efforts, our systems are vulnerable to damage or interruption from, among other things, security breaches, computer viruses, technical malfunctions, inadequate system capacity, power outages, natural disasters, and usage errors by our employees or third-party consultants. If our information technology systems become damaged or otherwise cease to function properly, we may have to make significant investments to repair or replace them. Additionally, confidential or sensitive data related to our customers or employees could be lost or compromised. Any material disruptions in our information technology systems could have a material adverse effect on our business, results of operations, and financial condition. Our business may be adversely affected by fraud, cheating and theft. Acts of fraud or cheating through the use of counterfeit chips, covert schemes and other tactics, possibly in collusion with our employees, may be attempted or committed by our customers with the aim of increasing their winnings. Our customers, visitors and employees may also commit crimes such as theft in order to obtain chips not belonging to them. We have taken measures to safeguard our interests including the implementation of systems, processes and technologies to mitigate against these risks, extensive employee training, surveillance, security and investigation operations and adoption of appropriate security features on our chips such as embedded radio frequency identification tags. Despite our efforts, we may not be successful in preventing or detecting such culpable behavior and schemes in a timely manner and the relevant insurance we have obtained may not be sufficient to cover our losses depending on the incident, which could result in losses to our gaming operations and generate negative publicity, both of which could have an adverse effect on our reputation, business, results of operations and cash flows.

48 Wynn Macau, Limited Management Discussion and Analysis Our business may be adversely affected by fraudulent websites. There has been a substantial increase in the international operation of fraudulent online gambling and investment websites attempting to scam and defraud members of the public. These fraudulent websites mainly target PRC citizens and often falsely represent affiliates of one or more Macau casinos and even the Macau government. These fraudulent websites can appear highly professional and will often feature false statements on their websites in an attempt to pass off as a legitimate business or purport to be in association with, or be accredited by, a legitimate business or governmental authority. Such websites may also wrongfully display logos and trademarks owned by legitimate businesses or governmental authorities, or use deceptively similar logos and imagery, to appear legitimate. We do not offer online gambling or investment accounts of any kind. Websites offering these or similar activities and opportunities that use our names, such as “Wynn Resorts (Macau) S.A.”, “Wynn”-related trademarks, including our marks for “Wynn Palace” and “Wynn Macau”, or similar names or images in likeness to ours, are doing so without our authorization and possibly unlawfully and with criminal intent. The Group is not responsible for the contents of such websites. If our efforts to cause these sites to be shut down through civil action and by reporting these sites to the appropriate authorities (where applicable, including for possible criminal prosecution) are unsuccessful or not timely completed, these unauthorized activities may continue and harm our reputation and negatively affect our business. Efforts we take to acquire and protect our intellectual property rights against unauthorized use throughout the world, may be costly and may not be successful in protecting and preserving the status and value of our intellectual property assets. To report fraudulent websites or e-mails purportedly connected to the Group, please e-mail inquiries@wynnmacau.com. If a third party successfully challenges our ownership of, or right to use, the Wynn-related trademarks and/or service marks, our business or results of operations could be harmed. We have licensed the right to use certain “WYNN”-related trademarks and service marks from Wynn Resorts, Limited and Wynn Resorts Holdings, LLC, an affiliate of Wynn Resorts, Limited. Our intellectual property assets, especially the logo version of “WYNN,” are among our most valuable assets. Pursuant to the licensing arrangement, WRM licenses the right to use the “WYNN” trademark in connection with WRM’s operation of hotel casinos in Macau in return for a monthly royalty payment. The licensing arrangement is not a fixed term arrangement; it is terminable on the occurrence of certain events, including if the WRL Group loses its rights in the “WYNN” mark, if Wynn Resorts, Limited ceases to hold more than a 50% voting interest in WRM or by the court appointed administrator in the event Wynn Resorts, Limited or Wynn Resorts Holdings, LLC enters into bankruptcy proceedings. If the existing licensing arrangement were terminated and we fail to enter into new arrangements with the WRL Group in respect of the “WYNN” mark, we would lose our rights to use the “WYNN” brand name, and “WYNN” trademarks and domain names. The loss of our ability to use these “WYNN”-related marks could cause severe disruption to our business and have an adverse effect on our business, financial condition and results of operations.

49Annual Report 2023 Management Discussion and Analysis Wynn Resorts Holdings, LLC has filed applications with the United States Patent and Trademark Office (the “PTO”) and trademark registries including registries in Macau, the PRC, Hong Kong, Singapore, Taiwan, Japan, certain European countries and various other jurisdictions throughout the world, to register a variety of “WYNN”-related trademarks and service marks in connection with a variety of goods and services. If a third party successfully challenges our ownership of, or right to use, the “WYNN”-related trademarks and service marks, our business or results of operations could be harmed. We also are exposed to the risk that third parties may use “WYNN”-related trademarks without authorization. Furthermore, due to the increased use of technology in computerized gaming machines and in business operations generally, other forms of intellectual property rights (such as patents and copyrights) are becoming increasingly relevant. It is possible that, in the future, third parties might assert superior intellectual property rights or allege that their intellectual property rights cover some aspect of our operations. The defense of such allegations may result in substantial expenses, and, if such claims are successfully prosecuted, may have a material impact on our business. Risks associated with our operations in Macau Our Macau Operations may be affected by adverse political and economic conditions. Our Macau Operations are subject to significant political, economic and social risks inherent in doing business in an emerging market. The future success of our Macau Operations depends on political and economic conditions in Macau and the PRC. For example, fiscal decline, international relations, and civil, domestic or international unrest in the region could significantly harm our business, not only by reducing customer demand for casino resorts, but also by increasing the risk of imposition of taxes and exchange controls or other governmental restrictions, laws or regulations that might impede our Macau Operations or our ability to repatriate funds. The smoking control legislation in Macau could have an adverse effect on our business, financial condition, results of operations and cash flows. Under the Macau Smoking Prevention and Tobacco Control Law, as of 1 January 2019, smoking on casino premises is only permitted in authorized segregated smoking lounges with no gaming activities and such smoking lounges are required to comply with the conditions set out in the regulations. The existing smoking legislation, and any smoking legislation intended to fully ban all smoking in casinos, may deter potential gaming customers who are smokers from frequenting casinos in Macau, which could have an adverse effect on our business, financial condition, results of operations and cash flows.

50 Wynn Macau, Limited Management Discussion and Analysis Extreme weather conditions may have an adverse impact on our Macau Operations. Macau’s subtropical climate and location on the South China Sea are subject to extreme weather conditions including typhoons and heavy rainstorms, such as Typhoon Mangkhut in 2018 and Typhoon Hato in 2017. Unfavorable weather conditions could negatively affect the profitability of our resorts and prevent or discourage guests from traveling to Macau. Any flooding, unscheduled interruption in the technology or transportation services or interruption in the supply of public utilities may lead to a shutdown of our properties. The occurrence and timing of such events cannot be predicted or controlled by us and may have a material adverse effect on our business, financial condition, results of operations, and cash flows. If our Macau Operations fail to comply with the Gaming Concession Contract, or applicable Macau laws, the Macau government may rescind our concession without compensation to us, which would have a material adverse effect on our business and financial condition. Pursuant to the Gaming Concession Contract and applicable Macau laws, the Macau government may rescind the gaming concession if WRM fails to fulfill its obligations under the Macau law or the Gaming Concession Contract, including in the circumstances of (i) endangerment to the national security of mainland China or Macau, (ii) failure on the part of WRM to perform its obligations under the Gaming Concession Contract, (iii) public interest, and (iv) WRM ceasing to be eligible for the gaming concession under the Macau gaming law. If the Macau government rescinds the Gaming Concession Contract due to the WRM’s non-fulfilment, or perceived non-fulfillment, of its obligations, WRM will be required to transfer to the Macau government, free from any encumbrance or lien and without compensation, all of its casinos, gaming assets and equipment and ownership rights to its casino areas in Macau. Beginning in the eighth year of WRM’s concession, the Macau government may exercise its right to redeem the concession by providing WRM with at least one-year prior written notice. In such event, WRM would be entitled to fair and equitable compensation pursuant to the Macau gaming law. The amount of such compensation relating to the projects agreed with the Macau government would be determined based on the earnings of these projects, before interest, depreciation and amortization for the fiscal year immediately preceding the date the redemption is declared, multiplied by the number of years remaining on the term of the Gaming Concession Contract. WRM is currently in its second year of concession. The loss of our concession would prohibit us from conducting gaming operations in Macau, which would have a material adverse effect on our business and financial condition.

51Annual Report 2023 Management Discussion and Analysis Unfavorable changes in currency exchange rates could negatively impact our Macau Operations. The financial statements of foreign operations are translated into Hong Kong dollars, the Company’s functional and presentation currency, for incorporation into the consolidated financial statements. The majority of our assets and liabilities are denominated in U.S. dollars, Hong Kong dollars and Macau patacas, and there are no significant assets and liabilities denominated in other currencies. Assets and liabilities are translated at the prevailing foreign exchange rates in effect at the end of the reporting period. Income, expenditures and cash flow items are measured at the actual foreign exchange rates or average foreign exchange rates for the period. Besides, the currency delineated in our Macau Operations’ Gaming Concession Contract with the government of Macau is the Macau pataca. The Macau pataca is linked to the Hong Kong dollar, and the two are often used interchangeably in Macau. The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. If the Hong Kong dollar and the Macau pataca are no longer linked to the U.S. dollar, the exchange rate for these currencies may severely fluctuate. The current rate of exchange fixed by the applicable monetary authorities for these currencies may also change. Many of our payment and expenditure obligations are in Macau patacas. We expect that most of the revenues for any casino that we operate in Macau will be in Hong Kong dollars. As a result, we are subject to foreign exchange risk with respect to the exchange rate between Macau pataca and Hong Kong dollar and the Hong Kong dollar and the U.S. dollar. Also, in connection with any U.S. dollar-denominated debt we incur, fluctuations in the exchange rates of the Macau pataca or the Hong Kong dollar, in relation to the U.S. dollar, could have adverse effects on our results of operations, financial condition and ability to service our debt. Currency exchange controls and currency export restrictions could negatively impact our Macau Operations. Currency exchange controls and restrictions on the export of currency by certain countries may negatively impact the success of our Macau Operations. For example, there are currently existing currency exchange controls and restrictions on the export of the renminbi, the currency of the PRC. Restrictions on the export of the renminbi may impede the flow of gaming customers from the PRC to Macau, inhibit the growth of gaming in Macau and negatively impact our Macau Operations.

52 Wynn Macau, Limited Management Discussion and Analysis Conflicts of interest may arise because certain of our directors and officers are also directors of WRL. WRL, the Company’s controlling shareholder, is listed on the NASDAQ global select market. WRL owned approximately 72% of our Shares as of 31 December 2023. We and certain of our officers and Directors also serve as officers and/or directors of WRL. Decisions that could have different implications for us and WRL, including contractual arrangements that we have entered into or may in the future enter into with WRL, may give rise to the appearance of a potential conflict of interest. The Macau government has established a maximum number of gaming tables that can be operated in Macau and has limited the number of new gaming tables at new gaming areas in Macau. As at 31 December 2023, we had a total of 304 table games at Wynn Palace and 259 at Wynn Macau approved by the Macau’s DICJ. We are approved by the Macau government to operate 570 gaming tables and 1,100 gaming machines at our Macau Operations currently. The mix of table games in operation at Wynn Palace and Wynn Macau changes from time to time as a result of marketing and operating strategies in response to changing market demand and industry competition. Failure to shift the mix of our table games in anticipation of market demands and industry trends may negatively impact our operating results. Risks related to our indebtedness We are highly leveraged and future cash flow may not be sufficient for us to meet our obligations, and we might have difficulty obtaining more financing. We have a substantial amount of consolidated debt in relation to our equity. However, we are permitted to incur additional indebtedness if certain conditions are met, including conditions under our WM Cayman II Revolver. Our indebtedness could have important consequences. For example: • failure to meet our payment obligations or other obligations could result in acceleration of our indebtedness, foreclosure upon our assets that serve as collateral or bankruptcy and trigger cross defaults under other agreements; • servicing our indebtedness requires a substantial portion of our cash flow from our operations and reduces the amount of available cash, to fund working capital and other cash requirements or pay for other capital expenditures; • we may not be able to obtain additional financing, if needed; and • rates with respect to a portion of the interest we pay will fluctuate with market rates and, accordingly, our interest expense will increase as market interest rates increase.

53Annual Report 2023 Management Discussion and Analysis We are exposed to interest rate risks associated with our credit facilities, which bear interest based on floating rates. We are exposed to interest rate risk associated with our credit facilities, which bear interest based on floating rates. We attempt to manage interest rate risk by managing the mix of long-term fixed rate borrowings and variable rate borrowings supplemented by hedging activities as considered necessary. We cannot assure you that these risk management strategies will have the desired effect, and interest rate fluctuations could have a negative impact on our results of operations. The borrowings under the WM Cayman II Revolver bear interest at Term SOFR or HIBOR (as applicable) plus a margin based on the leverage ratio of WM Cayman II on a consolidated basis. If it is not possible to determine Term SOFR (or HIBOR) in accordance with the terms of the credit facilities agreement or if notice is served to us that the funding cost of our majority lender(s) exceeds Term SOFR (or HIBOR), we must enter into good faith negotiations for a period of up to 30 days with a view to agreeing an alternative basis for determining the rate of interest applicable to our affected borrowings. Failing such agreement within the prescribed time, each relevant lender’s cost of funding its participation from whatever sources it may in good faith select would apply. Each certified alternative basis is binding on WM Cayman II and treated as part of the credit facilities agreement and applicable related agreements. WM Cayman II may then seek to settle the affected outstanding borrowings. The potential effect of any such event could have on our business and financial condition cannot yet be determined.

54 Wynn Macau, Limited Directors and Senior Management OUR DIRECTORS The following table presents certain information in respect of the members of our Board. Members of the Board Name Age Position Date of Appointment as a Director Craig Scott Billings 51 Executive Director and Chief Executive Officer 17 August 2018 Linda Chih-Ling Chen 57 Executive Director, Vice Chairman of the Board and President 16 September 2009 Frederic Jean-Luc Luvisutto 52 Executive Director and Chief Operating Officer 11 August 2022 Ellen Fae Whittemore 67 Non-executive Director(1) 1 January 2023 Julie Mireille Cameron-Doe 54 Non-executive Director(2) 26 May 2023 Allan Zeman, GBM, GBS, JP 75 Chairman of the Board and Independent Non-executive Director 16 September 2009 Lam Kin Fung Jeffrey, GBM, GBS, JP 72 Independent Non-executive Director 16 September 2009 Bruce Philip Rockowitz 65 Independent Non-executive Director 16 September 2009 Nicholas Robert Sallnow-Smith 74 Independent Non-executive Director 16 September 2009 Leah Dawn Xiaowei Ye 66 Independent Non-executive Director 1 April 2019 Notes: (1) Ms. Ellen Fae Whittemore was appointed as a non-executive Director, with effect from 1 January 2023. (2) Ms. Julie Mireille Cameron-Doe was appointed as a non-executive Director, with effect from 26 May 2023.

55Annual Report 2023 Directors and Senior Management The biography of each Director is set out below: Executive Directors Mr. Craig S. Billings, aged 51, was a non-executive Director of the Company from 17 August 2018 until his re-designation as an executive Director on 1 February 2022. He was also appointed as the Chief Executive Officer of the Company on 1 February 2022. Mr. Billings joined Wynn Resorts, Limited in March 2017. He was previously the President and Chief Financial Officer of Wynn Resorts, Limited and was appointed as the Chief Executive Officer and a member of the board of directors of Wynn Resorts, Limited effective 1 February 2022. Most recently he has served as the Chief Executive Officer of Wynn Interactive Ltd. Mr. Billings has been a board member of the Company since August 2018. Mr. Billings also serves as an officer and/or director of several subsidiaries of Wynn Resorts, Limited and the Company. Mr. Billings has a history of leadership and innovation in the gaming industry, both domestically and internationally. He has held executive and board positions at Goldman Sachs, where he covered the industry globally, Aristocrat Leisure Limited, NYX Gaming Group, and International Game Technology. Prior to joining Wynn Resorts, Limited, Mr. Billings honed a global perspective with senior executive positions in both Australia and the United Kingdom during his time as Chief Digital Officer and Managing Director of Strategy and Business Development at Aristocrat Leisure. He is also the Lead Independent Director and Audit Committee Chair for AppLovin Corporation. Mr. Billings graduated with a Bachelor of Science (Cum Laude) in Accounting from the University of Nevada, Las Vegas and received an M.B.A. from Columbia Business School, United States. Mr. Billings is a Certified Public Accountant. Ms. Linda Chen, aged 57, is the President, Vice Chairman and Executive Director of the Company. Appointed as the President of the Company with effect from 1 March 2023, Ms. Chen is also the President and managing Director of WRM, and President of Wynn International Marketing, Ltd. Ms. Chen is responsible for leading the overall operations, business and strategic development of both Wynn Macau and Wynn Palace, the Company’s two integrated resort developments in Macau. Ms. Chen founded the “Wynn Care” charity brand in 2018 and established the “Wynn Care Foundation” and served as its President since 2020, leading Wynn’s efforts to effectively deliver its corporate social responsibilities. Ms. Chen was appointed as the Vice Chairman of the Company in April 2018, President of WRM since March 2017, Executive Director of the Company since September 2009, and managing Director of WRM since August 2015.

56 Wynn Macau, Limited Directors and Senior Management Ms. Chen has been playing an integral role in the successful openings of Wynn Resorts, Limited’s three integrated resorts, namely Wynn Las Vegas, Wynn Macau and Wynn Palace. She was also in charge of establishing Wynn International Marketing, Ltd. and has accumulated more than 30 years of industry experience. She served as Director of Wynn Resorts, Limited from October 2007 to December 2012, Chief Operating Officer of WRM from June 2002 to July 2022 and Chief Operating Officer of the Company from September 2009 to July 2022. Prior to joining Wynn Resorts, Limited, Ms. Chen was Executive Vice President of International Marketing for MGM Mirage from June 2000 to May 2002, responsible for driving global marketing for its three integrated resorts MGM Grand, Bellagio and The Mirage. Ms. Chen was involved in the opening of Bellagio in 1998 and served as the Executive Vice President of International Marketing. Prior to that, she was also part of the opening team for the MGM Grand in 1993 and The Mirage in 1989. Currently, Ms. Chen is a Standing Committee member of the Jiangxi Provincial Committee of the Chinese People’s Political Consultative Conference; a Director of the Macau Chamber of Commerce; a member of the Board of Trustees of the Cultural Development Fund, Government of Macao S.A.R.; a member of the University Council, Macau University of Science and Technology; and an Honorary President of the Kiang Wu Hospital Charitable Association. Ms. Chen was also a member of the Tourism Development Committee, Government of Macao S.A.R. from May 2018 to March 2024. Ms. Chen holds a Bachelor of Science Degree in Hotel Administration from Cornell University in 1989. Mr. Frederic Jean-Luc Luvisutto, aged 52, was appointed as an executive Director of the Company since 11 August 2022. With effect from 7 July 2022, Mr. Luvisutto has become the Chief Operating Officer of the Company and WRM with responsibility for overseeing operations at Wynn Macau and Wynn Palace, including gaming operations. Mr. Luvisutto joined the Group in January 2014 and served as the Wynn Palace Chief Operating Officer from January 2014 to July 2022. Prior to the positions held within the Group, Mr. Luvisutto was the Managing Director of the Star Resort and Casino in Sydney, Australia. Before this he was the Managing Director of Jupiters Resort and Casino, Gold Coast, Australia. Mr. Luvisutto’s hospitality and gaming career spans more than 25 years and also includes appointments as Vice President of The Signature at MGM Grand in Las Vegas and Vice President — Hotel Operations at Monte Carlo Resort and Casino in Las Vegas. Mr. Luvisutto graduated from the Lausanne Hotel Management School, Switzerland.

57Annual Report 2023 Directors and Senior Management Non-executive Directors Ms. Ellen F. Whittemore, aged 67, was appointed as a non-executive Director of the Company with effect from 1 January 2023. She has been the Executive Vice President, General Counsel and Secretary of Wynn Resorts, Limited since July 2018. She also serves as a director of Wynn Interactive, Ltd. and an officer of several subsidiaries of Wynn Resorts, Limited. Prior to joining Wynn Resorts, Limited, Ms. Whittemore was a shareholder of Brownstein Hyatt Farber Schreck LLP from November 2016 to July 2018. From February 2014 to November 2016, Ms. Whittemore served as the sole manager of the Whittemore Gaming Group, LLC. From October 2002 to February 2014, Ms. Whittemore served as Of Counsel in the Las Vegas office of the law firm Lionel Sawyer & Collins. Ms. Whittemore graduated with a B.A. from the University of Nevada, Reno and received her J.D. from the University of San Diego School of Law. She is admitted to practice before the United States Supreme Court. Ms. Julie M. Cameron-Doe, aged 54, was appointed as a non-executive Director of the Company with effect from 26 May 2023. She has been the Chief Financial Officer of Wynn Resorts, Limited since April 2022. Ms. Cameron-Doe was appointed to the board of The Western Union Company (NYSE: WU) on 12 December 2023. Prior to joining Wynn Resorts, Limited, Ms. Cameron-Doe served as Chief Financial Officer at Aristocrat Leisure Limited (ASX: ALL), a public company listed on the Australian Stock Exchange from February 2018 to April 2022. From August 2013 to January 2018, Ms. Cameron-Doe held senior finance roles at Aristocrat Leisure Limited in Australia. Ms. Cameron- Doe graduated with a Bachelor of Arts in Economics from the University of Durham in the United Kingdom. Ms. Cameron-Doe is a Fellow of the Institute of Chartered Accountants of England and Wales. Independent non-executive Directors Dr. Allan Zeman, GBM, GBS, JP, aged 75, was appointed as the non-executive Chairman of the Company on 7 February 2018. Dr. Zeman has been a Director of the Company since its inception and a non-executive Director of the Company since 16 September 2009 and was the Vice Chairman of the Company before his appointment as the non-executive Chairman of the Company. Effective from 29 March 2014, Dr. Zeman became an independent non-executive Director of the Company. He was also a non-executive director of Wynn Resorts, Limited, from October 2002 to December 2012. Dr. Zeman founded The Colby International Group in 1975 to source and export fashion apparel to North America. In late 2000, The Colby International Group merged with Li & Fung Limited. Dr. Zeman is the Chairman of Lan Kwai Fong Holdings Limited. He is also the owner of Paradise Properties Group, a property developer in Thailand.

58 Wynn Macau, Limited Directors and Senior Management Dr. Zeman is the Vice Patron of Hong Kong Community Chest, and serves as a director of The “Star” Ferry Company, Limited. Dr. Zeman also serves as a non-executive director of Pacific Century Premium Developments Limited, independent non-executive director of Sino Land Company Limited, Tsim Sha Tsui Properties Limited, Television Broadcasts Limited (TVB) and Fosun Tourism Group, all of which are listed on the Hong Kong Stock Exchange. Having lived in Hong Kong for over 50 years, Dr. Zeman has been very involved in government services as well as community activities. Besides having been the Chairman of Hong Kong Ocean Park, a major theme park in Hong Kong, from July 2003 to June 2014 and was an honorary advisor from 2014 to 2022, Dr. Zeman is a member of the board of Governors of The Canadian Chamber of Commerce in Hong Kong. Dr. Zeman was a member of the Board of West Kowloon Cultural District Authority, and the chairman of its Performing Arts Committee from 2008 to 2016. He is now the Chairman of its Commercial Letting Panel. In September 2014, Dr. Zeman was invited by former HKSAR Chief Executive Mr. CH Tung to be a Special Advisor to his Our Hong Kong Foundation, which is dedicated to promoting the long-term and overall interests of Hong Kong. Dr. Zeman was a member of the Airport Authority of Hong Kong from 2015 to June 2022. In November 2015, Dr. Zeman was appointed to the board of directors of The Hong Kong Entrepreneurs Fund launched by Alibaba Group. Dr. Zeman is a member of the Human Resources Planning Commission (HRPC) since March 2018, which was chaired by the HKSAR Chief Secretary. It aims at formulating coordinated human resources strategies for developing Hong Kong further into a high value-added and more diversified economy. Dr. Zeman is a member of the Task Force on Promoting and Branding Hong Kong and a member of the Culture Commission of the HKSAR. He was appointed as a member in January 2023 and February 2023 respectively. Dr. Zeman is appointed as a member of the HKSAR Chief Executive Council of Advisors in March 2023. The Council is a high-level advisory body to advise the Chief Executive on the strategic development of Hong Kong, leveraging on opportunities from national and global developments. In 2001, Dr. Zeman was appointed as a Justice of the Peace in Hong Kong. He was awarded the Gold Bauhinia Star in 2004 and the Grand Bauhinia Medal in 2011. In 2008, Dr. Zeman was awarded Business Person of the Year by the Hong Kong Business Award. In 2012, he was awarded Honorary Doctorate Degrees of Business Administration from City University of Hong Kong and University of Science and Technology of Hong Kong. In November 2019, Dr. Zeman was awarded Honorary Doctorate Degree of Business Administration from Open University of Hong Kong (now known as Hong Kong Metropolitan University).

59Annual Report 2023 Directors and Senior Management Mr. Lam Kin Fung Jeffrey, GBM, GBS, JP, aged 72, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Lam is a member of the Legislative Council of the HKSAR, a non-official member of the Executive Council of the HKSAR, a general committee member of the Hong Kong General Chamber of Commerce, a vice chairman of The Hong Kong Shippers’ Council. Mr. Lam also holds numbers of other public and community service positions in Hong Kong. In addition, Mr. Lam is an independent non-executive director of Analogue Holdings Limited, CC Land Holdings Limited, China Overseas Grand Oceans Group Limited, Chow Tai Fook Jewellery Group Limited, CWT International Limited (formerly known as HNA Holding Group Co. Limited), i-CABLE Communications Limited, Wing Tai Properties Limited, CSC Holdings Limited and Golden Resources Development International Limited, all of which are listed on the Hong Kong Stock Exchange. He has served as the director on the board of Heifer International — Hong Kong since January 2016, and he was the executive director of USPACE Technology Group Limited (formerly known as Hong Kong Aerospace Technology Group Limited), which is listed on the Hong Kong Stock Exchange, from 16 July 2021 to 28 November 2023. In 1996, Mr. Lam was appointed Justice of the Peace in Hong Kong and became a member of the Most Excellent Order of the British Empire. He was awarded the Grand Bauhinia Medal in 2023, the Gold Bauhinia Star in 2011 and the Silver Bauhinia Star in 2004. Mr. Lam was conferred University Fellow of Tufts University in the United States and Hong Kong Polytechnic University in 1997 and in 2000, respectively. Mr. Bruce Rockowitz, aged 65, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Rockowitz was the CEO and Vice Chairman of Global Brands Group Holding Limited from 2014 to 2018 and was the Vice Chairman and non-executive director of the company from 2018 to 2019, a spinoff from Li & Fung Limited. Mr. Rockowitz joined Li & Fung Limited as Executive Director in 2001 until June 2014. He was the President of the Li & Fung Group from 2004 to 2011, and Group President and Chief Executive Officer from 2011 to June 2014. He was also the co-founder and Chief Executive Officer of Colby International Limited, a large Hong Kong buying agent, prior to its acquisition by Li & Fung in 2000. In addition, Mr. Rockowitz is a cofounder of the Pure Group, a lifestyle, fitness and yoga chain operating in Hong Kong, Singapore, New York City and mainland China. He is currently the Chairman of Rock Media Ltd., Legend Publishing Ltd. and Dough Bros Holdings Ltd.

60 Wynn Macau, Limited Directors and Senior Management Mr. Rockowitz is a member of the Advisory Board for the Wharton School’s Jay H Baker Retailing Center, an industry research center for retail at the University of Pennsylvania. He is also a board member of the Education Foundation for Fashion Industries, the private fund-raising arm of the Fashion Institute of Technology in New York. In March 2012, he became a member of the Global Advisory Council of the Women’s Tennis Association (WTA). In 2008, Mr. Rockowitz was ranked first by Institutional Investor for Asia’s Best CEOs in the consumer category. In 2010 and 2011, he was also ranked as one of the world’s 30 best CEOs by Barron’s. In 2011, he was presented with the Alumni Achievement Award by the University of Vermont. In the years 2012, 2017 and 2018, Mr. Rockowitz was named Asia’s Best CEO at Corporate Governance Asia’s Excellence Recognition Awards, and he was also presented with an Asian Corporate Director Recognition Award by the same organization in 2012 and 2013. Mr. Nicholas Sallnow-Smith, aged 74, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Sallnow-Smith also served as the Chairman and an independent non-executive director of Link Asset Management Limited (formerly The Link Management Limited) between April 2007 and March 2016, when he also served as Chairman of Link Asset Management Limited’s Finance and Investment, and Nominations Committees. Link Asset Management Limited is the manager to Link Real Estate Investment Trust (formerly The Link Real Estate Investment Trust), which is listed on the Hong Kong Stock Exchange. Mr. Sallnow-Smith is also a non-executive director of UCP Plc, which was listed on the London Stock Exchange. He was appointed as an independent non-executive director of Livi Bank Ltd in Hong Kong in April 2019. Prior to joining Link, Mr. Sallnow-Smith was Chief Executive of Hongkong Land Holdings Limited from February 2000 to March 2007. He has a wide ranging finance background in Asia and the United Kingdom for over 30 years, including his roles as Finance Director of Hongkong Land Holdings Limited from 1998 to 2000 and as Group Treasurer of Jardine Matheson Holdings Limited from 1993 to 1998. Mr. Sallnow-Smith’s early career was spent in the British Civil Service, where he worked for Her Majesty’s Treasury in Whitehall, London from 1975 to 1985. During that time, he was seconded for two years to Manufacturers Hanover London, working in export finance and in their merchant banking division, Manufacturers Hanover Limited. He left the Civil Service in 1985, following a period working in the International Finance section of H. M. Treasury on Paris Club and other international debt policy matters, and spent two years with Lloyds Merchant Bank before moving into the corporate sector in 1987. Mr. Sallnow-Smith served as the Convenor of the Hong Kong Association of Corporate Treasurers from 1996 to 2000, as Chairman of the Matilda Child Development Centre in 1994 and 1995 and as Chairman of the Matilda International Hospital from 2003 to 2005.

61Annual Report 2023 Directors and Senior Management He was an Executive Committee member of the Hong Kong Youth Arts Foundation from 2008 to 2020. He was a member of the Council of the Treasury Markets Association (Hong Kong Association of Corporate Treasurers Representative) from 2006 until June 2019. He was a member of the Board of Governors of Hong Kong Philharmonic Society Ltd. from 2007 until July 2019. He was the Chairman of Manpower Committee of the Hong Kong General Chamber of Commerce from 2014 to 2016. He was previously the Chairman of the General Committee of The British Chamber of Commerce in Hong Kong from 2012 to 2014. He was also a director of the Lion Rock Institute from 2016 until June 2019. He was a member of the Financial Reporting Council of Hong Kong from 2012 to November 2018. Mr. Sallnow-Smith was educated at Gonville & Caius College, Cambridge, and the University of Leicester and is a Fellow of the Association of Corporate Treasurers. He holds M.A. (Cantab) and M.A. (Soc. of Ed.) Degrees. Ms. Leah Dawn Xiaowei Ye, aged 66, was appointed as an independent non-executive Director of the Company with effect from 1 April 2019. Ms. Ye was the senior vice president, global affairs of Qualcomm Incorporated from 7 March 2022 to 18 December 2023. Prior to that, she was a partner of Rimon Law from 3 September 2020 to 6 March 2022. Ms. Ye was the managing partner of the Beijing representative office of Morgan Lewis & Bockius LLP, an international law firm, from 2014 to 2018, and also the co-managing partner of the Beijing representative office of Bingham McCutchen LLP from 2011 to 2014 before it had a merger with Morgan Lewis & Bockius LLP. Ms. Ye has over 25 years of experience as a lawyer representing large Chinese companies, financial institutions and investment funds with respect to their overseas investments, project financing, and initial public listing and offerings. Ms. Ye has also represented multinationals in their investments and their regulatory matters in China. Prior to 2011, Ms. Ye was a resident partner at Allen & Overy and Jones Day in China from 2003 to 2004 and from 2004 to 2011, respectively. She also served as a senior lawyer at the Beijing representative office of Shearman & Sterling from 1995 to 2003. Ms. Ye is admitted to practice law in the District of Columbia of the United States. Ms. Ye was also a member of the American Chamber of Commerce in the People’s Republic of China from 2004 to 2018. Ms. Ye graduated with a Bachelor of Arts from Georgetown University in 1983 and obtained a Juris Doctor from Georgetown University Law Center in 1988. Ms. Ye’s alias and former name is 葉小瑋 .

62 Wynn Macau, Limited Directors and Senior Management OUR SENIOR MANAGEMENT The following table presents certain information concerning the senior management personnel of the Group (other than our executive Directors). Name Age Position Jay M. Schall 50 General Counsel(1) Craig Jeffrey Fullalove 42 Chief Financial Officer and Chief Administrative Officer(1) Wen Yu Zou 43 Chief Marketing Officer(1) Mo Yin Mok 62 Senior Vice President — Human Resources(1) Note: (1) Position held in the Company

63Annual Report 2023 Directors and Senior Management The biography of each member of the senior management team (other than our executive Directors) is set out below: Mr. Jay M. Schall, aged 50, is the General Counsel of the Company and Executive Vice President and General Counsel — International of Wynn Resorts, Limited. He has held senior legal positions with WRM since May 2006, and was the Executive Vice President and General Counsel of the Company, Executive Vice President — Legal of WRM, and General Counsel — Asia for Wynn Resorts, Limited until his retirement from Wynn Resorts group in February 2021. He re-joined the Wynn Resorts group in April 2022. Mr. Schall has over 23 years of experience in the legal field, including over 19 years in Macau and Hong Kong. Prior to joining the Group, Mr. Schall practiced United States law at a major law firm in the United States and in Hong Kong. Mr. Schall is a member of the State Bar of Texas. Mr. Schall holds a Bachelor of Arts Degree from Colorado College, an MBA from Tulane University, Freeman School of Business and a Juris Doctor (magna cum laude, Order of the Coif) from Tulane University School of Law. Mr. Craig Jeffrey Fullalove, aged 42, is the Chief Financial Officer and Chief Administrative Officer of the Company and WRM. Mr. Fullalove’s responsibilities include providing leadership and supervision over both the Company and WRM’s Finance, Information Technology, Human Resources, Legal and other administrative departments. Prior to joining the Group in 2020, Mr. Fullalove was the Senior Vice President and Chief Financial Officer for Asian Coast Development Limited (ACDL). Mr. Fullalove has over 20 years of international experience in finance, having worked previously in South Africa, the United Kingdom, Canada and Vietnam. Prior to joining ACDL, Mr. Fullalove had worked with Deloitte & Touche for 9 years in various roles within both audit and financial advisory. Mr. Fullalove is a qualified Chartered Accountant and holds a Bachelor of Commerce from the University of Cape Town. Ms. Wen Yu Zou, aged 43, is the Chief Marketing Officer, a position she has held since 13 February 2023. Ms. Zou is responsible for the marketing department for our Macau operations. Prior to joining the Group, Ms. Zou was the general manager of Paula’s Choice, a premium skincare company since 2020. Previously, Ms. Zou worked at Tmall International of Alibaba Group Holding Limited in North America from 2017 to 2020, and prior to that she spent 13 years at the luxury division of L’Oreal. Ms. Zou holds a Major of Bachelor of Public Affairs Administration from the Shanghai Jiao Tong University and Minor in Law from the East China University of Political Science and Law, China.

64 Wynn Macau, Limited Directors and Senior Management Ms. Mo Yin Mok, aged 62, is the Senior Vice President — Human Resources of the Company, a position she has held since January 2017. Ms. Mok is responsible for overseeing and leading the human resources function of the Company. She joined Wynn Macau in June 2008 as Vice President — Human Resources and was promoted as Wynn Macau Senior Vice President — Human Resources in June 2014. Ms. Mok has an extensive 30-year background in hospitality and human resources, primarily in the luxury hotel sector at The Regent Four Seasons Hong Kong and The Peninsula Hong Kong. Prior to joining the Group, she led The Peninsula Group’s worldwide human resources team and, in her position, supported eight Peninsula hotels with more than 5,000 staff, and supported human resources activities for the opening of The Peninsula Tokyo. Ms. Mok also served as the Director of Rooms Division at The Peninsula Hong Kong with responsibility for front office, housekeeping, security and spa departments. Ms. Mok currently serves on the Faculty of Business Administration Advisory Board of the University of Macau, the Bachelor of Business Administration in Gaming and Recreation Management Program Advisory Board of the Macau Polytechnic Institute and the Training and Development Committee of the Macau Productivity and Technology Transfer Centre. Ms. Mok holds a Bachelor of Science Degree in Hospitality Management from Florida International University in the United States, where she received a Rotary International Ambassadorial Scholarship. She also obtained an MBA from the Chinese University of Hong Kong. OUR COMPANY SECRETARY Ms. Ho Wing Tsz, Wendy has been appointed as the company secretary of the Company with effect from 28 February 2013. She is an Executive Director of Corporate Services Division at Tricor Services Limited, Asia’s leading business expansion specialist. Ms. Ho is a Chartered Secretary, a Chartered Governance Professional and a Fellow of both The Hong Kong Chartered Governance Institute (“HKCGI”) (formerly “The Hong Kong Institute of Chartered Secretaries”) and The Chartered Governance Institute (formerly “The Institute of Chartered Secretaries and Administrators”) in the United Kingdom. She is the Council member of HKCGI. She has over 25 years of experience in a diversified range of corporate services and has been providing professional secretarial services to a number of listed companies, a real estate investment trust listed on the Hong Kong Stock Exchange as well as multinational, private and offshore companies. She is a holder of the Practitioner’s Endorsement from HKCGI. Ms. Ho has obtained an MBA from the Hong Kong Polytechnic University.

65Annual Report 2023 Report of the Directors The Directors present their report together with the audited financial statements for the year ended 31 December 2023. PRINCIPAL ACTIVITIES AND SUBSIDIARIES The Company and the Group are a leading developer, owner and operator of integrated destination casino resorts in Macau. The Company is a holding company and our main operating subsidiary, WRM, owns and operates the destination casino resorts “Wynn Palace” in the Cotai area of Macau and “Wynn Macau” on the Macau peninsula. A list of the Company’s subsidiaries, together with their places of incorporation, principal activities and particulars of their issued share/registered capital, is set out in note 1 to the Financial Statements. FINANCIAL RESULTS The results of the Group for the year ended 31 December 2023 are set out in the consolidated statement of profit or loss and other comprehensive income on pages 132 to 133 of this annual report. The financial highlights for the Group for the most recent five years are set out on page 226 of this annual report. BUSINESS REVIEW The Management Discussion and Analysis section of this annual report forms part of this business review. A “Model Citizen” of the Greater Bay Area We strive to be a force for positive change in Macau and across the Greater Bay Area, which is the region encompassing Macau, Hong Kong and southern Guangdong Province. Through the “Wynn Care” program, we drive reinvestment in our community, encourage volunteerism and promote responsible gaming. Since launching this program, we have centralized our community-focused initiatives under one umbrella and continued to engage in various volunteer activities and community events in Macau, the Greater Bay Area and beyond. We are also fully committed to supporting the sustainable development for the benefit of Macau and endeavor to provide our guests with a premium experience while remaining environmentally conscious by monitoring and reducing inefficient energy and resource consumption and embracing technologies that help us to responsibly use our resources.

66 Wynn Macau, Limited Report of the Directors BUSINESS REVIEW (CONTINUED) A “Model Citizen” of the Greater Bay Area (continued) We are dedicated to improving the skills of the local workforce. Most of our employees and management team are from Macau, and we offer them opportunities to advance their careers within our company. We provide our employees with the necessary skills, knowledge and tools to deliver exceptional service to our guests while cultivating a positive work culture and service-oriented mindset. We also offer employees professional development and training opportunities to enhance their core and leadership skills. At all levels, from executives to middle-level managers and emerging leaders, we prioritize cultivating leadership skills and creating a continuous learning and growth culture. In 2022, we launched the Management Development Program (MDP), which was a great success. In 2023, we launched the Management Skills Program (MSP) to develop further middle-level leaders who can fill vacant positions led by the promoted MDP executives and become our future industry leaders. We will continue to be the employer of choice in the industry. Environmental and Climate Change The Group is committed to being environmentally responsible. We have developed and implemented programs, both in our guest offerings and our operational systems, to promote efficient operations and conserve resources. Innovations that improve operational efficiencies are regularly tested and implemented at Wynn Palace and Wynn Macau. Details of our sustainability program and performance has been published in a separate and comprehensive sustainability report for the year ended 31 December 2023, which addressed the requirements set out in Appendix C2 of the Listing Rules. Our Sustainability Principles are presented on our Company’s website. Compliance with Laws and Regulations Our senior management works closely with relevant departments such as Legal, Finance, Compliance, Security, Human Resources and Learning and Advancement to ensure that substantial and up to date training on compliance and regulatory matters is provided to our employees. The work of our Board, the Board committees and the Internal Audit department as described in the Corporate Governance Report of this annual report further contribute to enhance our compliance efforts. In addition to our Compliance Committee which was established before our operations commenced in 2006 and meets regularly, we have also established focused sub-committees to specifically review and manage specific compliance and regulatory matters including anti-money laundering/know-your-client matters and anti-corruption matters on a regular basis. These sub-committees are comprised of relevant senior management and employees and meet on a regular basis.

67Annual Report 2023 Report of the Directors BUSINESS REVIEW (CONTINUED) Compliance with Laws and Regulations (continued) As far as the Company is aware, we have complied, in all material respects, with all relevant laws and regulations which have a significant impact on the Group. Relationship with our Employees Our talented and dedicated employees play an integral role in the overall success of the Group. We value the importance of our employees to our business and strive to create a supportive environment for them to excel and advance. We aim to help our employees achieve their highest potential professionally and personally. To this end, our senior management is committed to providing compassionate leadership. As part of our culture, we encourage our employees to share their positive experiences at the workplace. We also invest significantly in our employees’ health, well-being, and career development. Our employees also benefit from our employee ownership schemes, which is described on pages 87 to 94 of this annual report. As of 31 December 2023, we had approximately 11,300 employees. The gender ratio of our employees (including senior management) was approximately 97 males per 100 females. Women comprise 50.7% of all workforce. Relationship with the Community Giving back to the community in which we operate is part of who we are. We believe that donating our time, talents, skills and resources with compassion to worthy causes and dedicating ourselves for the benefit of those in need are meaningful and effective ways of giving back to the community. We value being a part of the Macau community and cherish the social positive impact we can make on the development of Macau and its community. We care deeply for the Macau community which is why our dedicated community and government relations department launched “Wynn Care”, our initiative with a mission to reach out to the Macau community through support of local government and association projects for the betterment of all Macau citizens. We strive to makes social contributions to six identified focus areas: youth and education, entrepreneurship and innovation, cultural and sports industries, poverty relief and rural revitalization, underprivileged group support, and special medical and educational needs. Working together with our community and government partners, we will aspire to further our position as a leading local Macau company which can affect powerful positive change. Through our charitable foundation “Wynn Care Foundation”, we continue to broaden our efforts in pursuing positive social impact and supporting charitable development within Macau and the PRC.

68 Wynn Macau, Limited Report of the Directors BUSINESS REVIEW (CONTINUED) Charitable Giving and Sponsorships Each year, we donate money and goods to a wide variety of charities and non-profit organizations that support worthy causes such as local education promotion, children’s charities, disaster relief, the elderly and infirm, the abused, the underprivileged, the mentally or physically disabled, vulnerable animals and those in various forms of rehabilitation. During the years ended 31 December 2023 and 2022, we contributed HK$74.3 million and HK$145.9 million in direct cash donations, respectively. Relationship with our Customers The Group believes in providing all our customers with unique and superior customer experiences in all our offerings at our integrated luxury resorts. Our gaming and non-gaming offerings are thoughtfully designed, tailored and refined for the enjoyment of our discerning customers, who can also expect the highest standard of service from our experienced and dedicated employees. In our continuous efforts to supplement our knowledge and understanding of our customers’ needs, preferences, expectations and desires, we gather customer feedback through a variety of methods including, but not limited to, direct interaction and the use of dedicated hotlines, inquiry email and guest comment cards. Further information about our relationship with our customers can be found in the section headed “Management Discussion and Analysis — Factors Affecting our Results of Operations and Financial Condition” of this annual report. Relationship with our Suppliers We have developed relationships with an extensive network of suppliers in an effort to ensure that we satisfy our procurement needs on competitive terms that meet our high standards. We support the Macau government’s initiatives to promote the cultivation and development of SMEs as we recognize that locally owned SMEs play a crucial role in both boosting and diversifying Macau’s economy and ultimately to pursue a mutually beneficial business partnership for both us and suppliers. We actively seek qualified locally owned enterprises that can provide competitive and high-quality products and services, and aim to find opportunities to assist in the development and competitiveness of local SMEs through instruction, mentoring, and other outreach activities.

69Annual Report 2023 Report of the Directors RESERVES Details of the movements in the reserves of the Company and reserves available for distribution to Shareholders as at 31 December 2023 are set out in note 32 to the Financial Statements. The distributable reserves of the Company as at 31 December 2023 is HK$13.26 billion. Movements in the reserves of the Group are reflected in the consolidated statement of changes in equity. DIVIDEND The Board has recommended the payment of a final dividend of HK$0.075 per Share in respect of the year ended 31 December 2023 (2022: nil). The final dividend is subject to Shareholders’ approval at the forthcoming annual general meeting of the Company. The conversion price of the WML Convertible Bonds will be adjusted pursuant to the terms and conditions of the WML Convertible Bonds if the final dividend in respect of the year ended 31 December 2023 is approved by the Shareholders. The Company will announce the relevant adjustment to the conversion price in due course if the final dividend is approved by Shareholders. SHARE CAPITAL Details of the movements in the share capital of the Company are set out in note 22 to the Financial Statements. DIRECTORS Directors during the year ended 31 December 2023 Executive Directors: Mr. Craig Scott Billings Ms. Linda Chen Mr. Frederic Jean-Luc Luvisutto Non-executive Directors: Ms. Ellen F. Whittemore(1) Mr. Ian Michael Coughlan(2) Ms. Julie M. Cameron-Doe(3) Independent non-executive Directors: Dr. Allan Zeman, GBM, GBS, JP Mr. Lam Kin Fung Jeffrey, GBM, GBS, JP Mr. Bruce Rockowitz Mr. Nicholas Sallnow-Smith Ms. Leah Dawn Xiaowei Ye

70 Wynn Macau, Limited Report of the Directors DIRECTORS (CONTINUED) Directors during the year ended 31 December 2023 (continued) Notes: (1) Ms. Ellen F. Whittemore was appointed as a non-executive Director, with effect from 1 January 2023. (2) Mr. Ian Michael Coughlan was re-designated from an executive Director to a non-executive Director, with effect from 1 March 2023. His appointment as a non-executive Director ended on 25 May 2023. (3) Ms. Julie M. Cameron-Doe was appointed as a non-executive Director, with effect from 26 May 2023. Re-election of Directors In accordance with article 17.17 of the Company’s articles of association, one third of our Board will retire from office by rotation at the forthcoming annual general meeting. The three directors who will retire by rotation are Mr. Craig Scott Billings and Ms. Linda Chen, executive Directors, Mr. Lam Kin Fung Jeffrey, an independent non-executive Director. All retiring Directors, being eligible, will offer themselves for re-election at the forthcoming annual general meeting. In accordance with article 17.2 of the Company’s articles of association, Ms. Julie M. Cameron-Doe having been appointed by the Board as a non-executive Director effective from 26 May 2023, being eligible, will offer herself for re-election at the forthcoming annual general meeting. Directors’ Service Contracts None of the Directors proposed for re-election at the forthcoming annual general meeting has a service contract with the Company which is not determinable by the Company within one year without payment of compensation, other than statutory compensation. Directors’ Emoluments Details of the remuneration of the Directors are set out in note 26 to the Financial Statements. None of the Directors waived or agreed to waive any emoluments during the year ended 31 December 2023. Directors’ Interests in Transactions, Arrangements or Contracts and Competing Businesses To the knowledge of the Board, there were no transactions, arrangements or contracts of significance in relation to the Group’s business subsisting at the end of the year or during the year ended 31 December 2023 in which any member of the Group was a party and in which a Director or his/her connected entity, was materially interested. To the knowledge of the Board, none of our Directors had any interest in any business in Macau which competed with our Company’s business during the year ended 31 December 2023.

71Annual Report 2023 Report of the Directors CONNECTED TRANSACTIONS During the year ended 31 December 2023, the Group engaged in certain transactions with the WRL Group which constituted connected transactions under the Listing Rules. Wynn Resorts, Limited is considered a “connected person” under the Listing Rules by virtue of it being the holding company (an “associate” as defined in the Listing Rules) of WM Cayman Holdings Limited I (which, holding more than 10% of the Company’s share capital, is a substantial shareholder and “connected person” of the Group). Pursuant to the Listing Rules, any member of the WRL Group is also considered an “associate” of WM Cayman Holdings Limited I and a “connected person” of the Group. Any transaction between the Group and the WRL Group is accordingly a connected transaction. Continuing Connected Transactions During the year ended 31 December 2023, the following non-exempt connected transactions were in effect between the Group and the WRL Group, such transactions being subject to disclosure requirements (including disclosure in this annual report) under the Listing Rules: Worldwide Wynn Employment Framework Agreements Nature and purpose of transaction. On 19 September 2009, the Company and WRM each entered into an employment framework agreement with Worldwide Wynn, a wholly-owned subsidiary of Wynn Resorts, Limited, under which Worldwide Wynn provides certain U.S. residents based in or to be based in Macau (“U.S. Resident Staff”) to the Group through secondment arrangements. The U.S. Resident Staff have formal employment arrangements with the Group through the secondment arrangements. The secondment arrangements were put in place to ensure that each U.S. Resident Staff is, in addition to the provision of his or her services to the Group, employed by a U.S.-incorporated entity in order to allow such person to continue to enjoy certain benefits relating to pension, personal income tax and health and life insurance. The secondment arrangements benefit the Group by allowing the Group to attract and retain U.S. Resident Staff. Pricing. Under the employment framework agreements, Worldwide Wynn is to be reimbursed for the cost of the secondments (including salaries and benefits of the seconded employee) and is entitled to receive a fee of 5% of the aggregate cost of the secondment of the employee during the secondment period, for its role in the arrangement. Approximately HK$40.4 million was charged to the Group by Worldwide Wynn under this arrangement during the year ended 31 December 2023.

72 Wynn Macau, Limited Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Continuing Connected Transactions (continued) Worldwide Wynn Employment Framework Agreements (continued) Term. The employment framework agreements were renewed for a period of three years from 1 January 2024 to 31 December 2026. Pursuant to the terms therein, unless terminated by either party to the agreements by giving one month’s written notice in advance to the other party, and subject to compliance with the Listing Rules requirements, or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, the agreements are automatically renewed for a further term of three years each time (or for such other period as may be permitted under the Listing Rules). In compliance with the Listing Rules, the Company announced on 29 December 2023 the renewal of these agreements for a further term of three years from 1 January 2024 to 31 December 2026 and the respective annual caps set for the years ending 31 December 2024, 2025 and 2026. Marketing and Secondment Services Framework Agreements Nature and purpose of transaction. On 19 September 2009, the Company and WRM each entered into a marketing and secondment service framework agreement with WIML, an affiliate of Wynn Resorts, Limited. Pursuant to the agreements, WIML will (1) provide, directly and through its authorized agents, marketing services to WRM, including the development, implementation and operation of an international promotional and marketing plan for WRM’s casino resorts, and (2) provide certain non-Macau residents based in or to be based in Macau (“Foreign Resident Staff”) to the Group through secondment arrangements. Marketing efforts conducted through a uniform marketing plan for all casino resorts bearing the “WYNN” brand name ensure that a consistent image and style is and will be adopted globally. The secondment arrangements were put in place to ensure that each Foreign Resident Staff is, in addition to the provision of his or her services to the Group, employed by an appropriate offshore entity in order to allow such person to continue to enjoy certain benefits relating to pension, personal income tax and health and life insurance. Pricing. Under the marketing and secondment service framework agreements, the fee for the services provided by WIML is based on a cost and expense reimbursement basis plus a fee of 5% of the aggregate costs and expenses incurred by WIML in the performance of its services. Approximately HK$51.6 million was charged to the Group by WIML under this arrangement during the year ended 31 December 2023.

73Annual Report 2023 Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Continuing Connected Transactions (continued) Marketing and Secondment Services Framework Agreements (continued) Term. The marketing and secondment services framework agreements were renewed for a period of three years from 1 January 2024 to 31 December 2026. Pursuant to the terms therein, unless terminated by either party to the agreements by giving one month’s written notice in advance to the other party, and subject to compliance with the Listing Rules requirements, or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, the agreements are automatically renewed for a further term of three years each time (or for such other period as may be permitted under the Listing Rules). In compliance with the Listing Rules, the Company announced on 29 December 2023 the renewal of these agreements for a further term of three years from 1 January 2024 to 31 December 2026 and the respective annual caps set for the years ending 31 December 2024, 2025 and 2026. Design Services Framework Agreement Nature and purpose of transaction. On 19 September 2009, the Company and WRM entered into a design services framework agreement with Wynn Design & Development, a subsidiary of Wynn Resorts, Limited, under which Wynn Design & Development would provide certain design services for the Group’s projects in Macau, including the development, design and construction, enhancement and renovation works at Wynn Palace and Wynn Macau and Encore. Pricing. Under the design services framework agreement, the fee for the services provided by Wynn Design & Development is based on a cost and expense reimbursement basis incurred by Wynn Design & Development for the provision of its service. Approximately HK$45.7 million was charged to WRM by Wynn Design & Development under this arrangement during the year ended 31 December 2023. Term. The design services framework agreement was renewed for a period of three years from 1 January 2024 to 31 December 2026. Pursuant to the terms therein, unless terminated by either party to the agreement by giving one month’s written notice in advance to the other party, and subject to compliance with the Listing Rules requirements, or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, the agreement is automatically renewed for a further term of three years each time (or for such other period as may be permitted under the Listing Rules). In compliance with the Listing Rules, the Company announced on 29 December 2023 the renewal of the agreement for a further term of three years from 1 January 2024 to 31 December 2026 and the respective annual caps set for the years ending 31 December 2024, 2025 and 2026.

74 Wynn Macau, Limited Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Continuing Connected Transactions (continued) Corporate Allocation Agreements Nature and purpose of transaction. On 19 September 2009, the Company and WRM entered into a corporate allocation agreement and an amended and restated corporate allocation agreement, respectively, with Wynn Resorts, Limited. Under the respective agreements, Wynn Resorts, Limited: (1) provides the Company and WRM with access to its employees in a number of non-gaming departments, including corporate treasury, legal, financial accounting and audit, corporate risk management and information systems, for the purposes of ensuring that the Company and WRM each complies with the reporting, legal, tax, accounting and disclosure requirements that are applicable to NASDAQ-listed Wynn Resorts, Limited and Wynn Resorts, Limited’s subsidiaries (including the Group), and (2) allows the Company and WRM to use aircraft assets owned by Wynn Resorts, Limited or Wynn Resorts, Limited’s subsidiaries (other than the Group). Similarly, the Company and WRM had reciprocal arrangements to allow Wynn Resorts, Limited or Wynn Resorts, Limited’s subsidiaries (other than the Group) to use any aircraft assets that they could own in the future and to have access to the services of any of its respective employees provided that such services do not materially interfere with such employee’s obligations to and responsibilities with the Group. No aircraft assets are currently owned by the Company or WRM. Pricing. Under the corporate allocation agreements, the annual fee for the services (other than for the use of the aircraft assets) provided by Wynn Resorts, Limited is based on an allocation of the actual proportion of Wynn Resorts, Limited’s annual corporate departments’ costs (including salaries and benefits for such employees during the period in which such services are rendered) and overhead expense related to the provision of the services, and in any event, such annual fee shall not exceed 50% of the aggregate annual corporate departments’ costs and overhead expense incurred by Wynn Resorts, Limited during any financial year. For services provided by employees of the Company and WRM, Wynn Resorts, Limited shall pay for the services based on a cost (including salaries and benefits for such employees during the period when such services are being rendered) and expense reimbursement basis. Approximately HK$119.9 million was charged to WRM by Wynn Resorts, Limited during the year ended 31 December 2023 for Wynn Resorts, Limited’s services. Approximately HK$4.4 million was charged to the Group by WRL Group for the use of aircraft during the year ended 31 December 2023. For the same periods, Wynn Resorts, Limited or Wynn Resorts, Limited’s subsidiaries (other than the Group) did not require WRM’s services under the reciprocal arrangement.

75Annual Report 2023 Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Continuing Connected Transactions (continued) Corporate Allocation Agreements (continued) Term. The corporate allocation agreements entered into by each of the Company and WRM with Wynn Resorts, Limited were renewed for a period of three years from 1 January 2024 to 31 December 2026. Pursuant to the terms therein, unless terminated by either party to the agreements by giving one month’s written notice in advance to the other party, and subject to compliance with the Listing Rules requirements, or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, the agreement is automatically renewed for a further term of three years each time (or for such other period as may be permitted under the Listing Rules). In compliance with the Listing Rules, the Company announced on 29 December 2023 the renewal of these agreements for a further term of three years from 1 January 2024 to 31 December 2026 and the respective annual caps set for the years ending 31 December 2024, 2025 and 2026. Compliance Services Framework Agreement On 30 March 2023, the Company and WRM entered into a compliance services framework agreement with Wynn Resorts, Limited, pursuant to which Wynn Resorts, Limited has agreed to provide compliance related services to the Company and WRM to assist the Group in compliance with the obligations under the Gaming Concession Contract. Nature and purpose of transaction. The Company and WRM agreed to engage WRL Group to assist the Group in compliance with the obligations under the Gaming Concession Contract. The services to be provided by WRL Group include, without limitation, financial planning and strategy related to payment obligations and certain commitments under the Gaming Concession Contract; project design, planning, coordination and management; government communication, notification, reporting, filing and approval; strategy and coordination related to potential capital market transactions; brand consultancy and marketing; public relations and media relations; business opportunities identification and collaboration; campaign activations; and retail marketing (collectively, the “Services”). Pricing. The Company and WRM agreed to pay WRL Group for costs and expenses incurred by WRL Group in the performance of the Services to the Group. Approximately HK$23.0 million was charged to WRM by WRL Group under this agreement during the year ended 31 December 2023.

76 Wynn Macau, Limited Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Continuing Connected Transactions (continued) Compliance Services Framework Agreement (continued) Term. The term of the compliance services framework agreement commenced on 30 March 2023 and will expire on 31 December 2025. Unless otherwise terminated in accordance with the provisions therein, the compliance services framework agreement will be automatically renewed for a three-year term (or such other period as may be permitted under the Listing Rules) subject to compliance with Listing Rules requirements or, alternatively, any waivers obtained from strict compliance with such requirements. In compliance with the Listing Rules, the Company announced on 30 March 2023 the annual caps under the compliance services framework agreement set for the year ended 31 December 2023, and the years ending 31 December 2024 and 2025. For details, please refer to the announcements of the Company dated 30 March 2023 and 14 April 2023, respectively. Intellectual Property License Agreements Nature and purpose of transaction. On 19 September 2009, the Company and WRM entered into an intellectual property license agreement and an amended and restated intellectual property license agreement, respectively, with Wynn Resorts, Limited and Wynn Resorts Holdings, LLC, a subsidiary of Wynn Resorts, Limited. Under the respective agreements, Wynn Resorts, Limited and Wynn Resorts Holdings, LLC grant the Company and WRM the license to use certain intellectual property, including certain trademarks, domain names, “WYNN” related trademarks, copyrights and service marks in connection with a variety of goods and services. These marks include “WYNN MACAU”, “ENCORE” and “WYNN PALACE” as well as trademarks of the Chinese characters representing “WYNN”. Pricing. Under the intellectual property license agreements, the license fee payable to Wynn Resorts Holdings, LLC equals the greater of (1) 3% of the intellectual property gross monthly revenues, or (2) US$1.5 million (approximately HK$11.7 million) per month. License fees payable to Wynn Resorts Holdings, LLC were calculated based on 3% of intellectual property gross monthly revenues given such revenues justified payments in excess of US$1.5 million (approximately HK$11.7 million) per month. Gross revenues for the year ended 31 December 2023 were HK$25.67 billion and approximately HK$770.1 million was charged by Wynn Resorts, Limited to WRM under this arrangement during the year ended 31 December 2023.

77Annual Report 2023 Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Continuing Connected Transactions (continued) Intellectual Property License Agreements (continued) Term. The intellectual property license agreements entered into by each of the Company and WRM with Wynn Resorts, Limited and Wynn Resorts Holdings, LLC have a perpetual term but may be terminated in the following circumstances: (1) Wynn Resorts, Limited ceases to hold or have the right to exercise more than 50% of the voting rights to the shares in the Company or WRM; (2) there is a material breach of, or non-compliance with the terms of, the relevant intellectual property license agreement by the Company, WRM or any relevant members of the Group that are authorized to use the licensed intellectual property rights (“Relevant Subsidiaries”); or (3) (I)(i) there is a suspension or revocation of privileged gaming licenses issued by governmental authorities, or (ii) Wynn Resorts Holdings, LLC, in good faith, deems that the acts of the Company, WRM or any Relevant Subsidiary jeopardizes any such privileged gaming licenses or gaming business activities of Wynn Resorts, Limited, Wynn Resorts Holdings, LLC or its affiliates (in each case, a “Relevant Event”); and (II) the Relevant Event continues for 30 consecutive days after written notice of the occurrence of the Relevant Event has been provided to the Company, WRM or the Relevant Subsidiaries, as the case may be. Prior written consent of the Company, WRM or the Relevant Subsidiaries, as the case may be, is required if Wynn Resorts, Limited or Wynn Resorts Holdings, LLC seeks to terminate any agreement that grants Wynn Resorts Holdings, LLC the intellectual property rights. The Hong Kong Stock Exchange’s waiver respecting the setting of a monetary annual cap under Rule 14A.53 of the Listing Rules on the intellectual property license agreements expired on 26 June 2022. To comply with the Listing Rules, the Company announced on 18 July 2023 and 29 December 2023 that the monetary annual caps for the amount payable by the Group under the intellectual property license agreements have been agreed at US$115.1 million (approximately HK$900.0 million) and US$140.0 million (approximately HK$1,092.8 million) for the year ended 31 December 2023 and the year ending 31 December 2024, respectively.

78 | Wynn Macau, Limited

Report of the Directors

CONNECTED TRANSACTIONS (CONTINUED)

Continuing Connected Transactions (continued)

Summary

The aggregate amount paid by the Group during the year ended 31 December 2023, the annual caps for the year ended 31 December 2023, and the annual cap for the year ending 31 December 2024, 2025 and 2026, in respect of the disclosable continuing connected transactions are set out in detail below.

Annual Cap Tables

Disclosable continuing connected transactions	Aggregate amount paid to counter party for the year ended 31 December 2023		Annual Cap for the year ended 31 December 2023		Annual Cap for the year ending 31 December[(1)]					
	2023		2023		2024		2025		2026	
	HK$	US$	HK$	US$	HK$	US$	HK$	US$	HK$	US$
					(in millions)					
1. Worldwide Wynn Employment Framework Agreements	**40.4**	**5.2**	**141.7**	**18.3**	80.0	10.2	88.0	11.3	107.6	13.8
2. Marketing and Secondment Services Framework Agreements	**51.6**	**6.6**	**80.8**	**10.4**	116.4	14.9	139.7	17.9	167.6	21.5
3. Design Services Framework Agreement	**45.7**	**5.8**	**117.2**	**15.1**	84.9	10.9	96.1	12.3	106.0	13.6
4. Corporate Allocation Agreements										
* WRL providing the services to us	**124.3**	**15.9**	**276.8**	**35.7**	278.7	35.7	278.7	35.7	278.7	35.7
* Our Group providing the services to WRL	**—**	**—**	**18.6**	**2.4**	18.7	2.4	18.7	2.4	18.7	2.4
5. Compliance Services Framework Agreement	**23.0**	**2.9**	**117.7**	**15.0**	157.0	20.0	235.5	30.0		
6. Intellectual Property License Agreements	**770.1**	**98.4**	**900.0**	**115.1**	1,092.8	140.0				

Note:

(1) The applicable annual cap will be the higher of the US$ limit and the HK$ limit.

79Annual Report 2023 Report of the Directors CONNECTED TRANSACTIONS (CONTINUED) Continuing Connected Transactions (continued) Summary (continued) Under Chapter 14A of the Listing Rules, the above transactions constitute non-exempt continuing connected transactions of the Group and require disclosure in the annual report of the Company. Ernst & Young, the Company’s auditor, were engaged to report on the Group’s continuing connected transactions in accordance with Hong Kong Standard on Assurance Engagements 3000 (Revised) Assurance Engagements Other Than Audits or Reviews of Historical Financial Information and with reference to Practice Note 740 (Revised) Auditor’s Letter on Continuing Connected Transactions under the Hong Kong Listing Rules issued by the Hong Kong Institute of Certified Public Accountants. Ernst & Young have issued their unqualified letter containing the findings and conclusions in respect of the continuing connected transactions disclosed above by the Group in accordance with Rule 14A.56 of the Listing Rules. A copy of the auditor’s letter has been provided to the Board. In addition, all of the non-exempt continuing connected transactions of the Company disclosed herein constitute related party transactions set out in note 28 to the Financial Statements. The independent non-executive Directors of the Company have reviewed these transactions and the independent auditor’s report, and confirmed that the non-exempt continuing connected transactions have been entered into: (a) in the ordinary and usual course of business of the Group; (b) on normal commercial terms or better; and (c) according to the agreements governing them on terms that are fair and reasonable and in the interests of the Shareholders of the Company as a whole. The Directors confirm that the Company has complied with the requirements of Chapter 14A of the Listing Rules in respect of all of its continuing connected transactions.

80 Wynn Macau, Limited Report of the Directors MANAGEMENT CONTRACTS No contracts concerning the management and administration of the whole or any substantial part of the business of the Company were entered into or existed for the year ended 31 December 2023. MAJOR CLIENTS AND SUPPLIERS Our clients are individual players and our five largest clients, together, generate substantially less than 30% of the Group’s total operating revenues for the year ended 31 December 2023. We depend on our suppliers to provide us with products and services such as utilities, supplies, transportations, food and beverage products, construction and renovations, maintenance and other administrative services. In 2023, our five largest suppliers were Companhia de Electricidade de Macau — CEM, S.A., Kin Ngai Hong (Macau) Lda., Willis Hong Kong Ltd, Macau Branch Office, Angel Macau Ltd., Christie Digital Systems USA, Inc., which accounted for approximately 7%, 4%, 3%, 3% and 2% of our total purchases, respectively. Save as disclosed above, to the knowledge of the Board, none of our Directors, their respective close associates or any of our Shareholders (which to the knowledge of the Directors own more than 5% of the Company’s issued share capital) had any material interest in any of our top five suppliers in 2023.

81Annual Report 2023 Report of the Directors DIRECTORS’ AND CHIEF EXECUTIVE’S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION As at 31 December 2023, the interests and short positions of each Director and the chief executive of the Company in the Shares, underlying Shares and debentures of the Company or any of its associated corporations within the meaning of Part XV of the SFO which (a) were required to be notified to the Company and the Hong Kong Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests and short positions which the Director or chief executive is taken or deemed to have under such provisions of the SFO); (b) were required, pursuant to section 352 of the SFO, to be entered in the register maintained by the Company referred to therein; (c) were required, pursuant to the Model Code contained in the Listing Rules, to be notified to the Company and the Hong Kong Stock Exchange; or (d) were disclosed according to the knowledge of the Directors of the Company were as follows: (a) Interests in the Company Name of Director Personal Interest Family Interest Corporate Interest Other Interest Total Number of Shares Approximate Percentage of Shareholding Allan Zeman 662,800 (Long Position)(1) — — — 662,800 (Long Position)(1) 0.01% 13,282,200 (Long Position)(1) — — — 13,282,200 (Long Position)(1) — Nicholas Sallnow-Smith — 10,000 (Long Position)(2) — 276,000 (Long Position)(2) 286,000 (Long Position)(2) 0.01% 6,473,000 (Long Position)(2) — — — 6,473,000 (Long Position)(2) — Bruce Rockowitz 662,800 (Long Position)(3) — — — 662,800 (Long Position)(3) 0.01% 6,250,200 (Long Position)(3) — — — 6,250,200 (Long Position)(3) — Lam Kin Fung Jeffrey 6,377,000 (Long Position)(4) — — — 6,377,000 (Long Position)(4) — Leah Dawn Xiaowei Ye 4,838,000 (Long Position)(5) — — — 4,838,000 (Long Position)(5) — Frederic Jean-Luc Luvisutto 8,893,690 (Long Position)(6) — — — 8,893,690 (Long Position)(6) 0.17%

82 Wynn Macau, Limited

Report of the Directors

DIRECTORS' AND CHIEF EXECUTIVE'S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION (CONTINUED)

(a) Interests in the Company (continued)

Notes:

(1) Dr. Allan Zeman holds 662,800 Shares in his personal capacity. Pursuant to the Company's share option schemes, Dr. Allan Zeman is interested in share options for 13,282,200 Shares as at 31 December 2023.

(2) Mr. Nicholas Sallnow-Smith is deemed to hold 276,000 Shares jointly with his spouse, Ms. Lora Sallnow-Smith. Ms. Lora Sallnow-Smith is interested in 10,000 Shares. Mr. Sallnow-Smith is deemed to be interested in the 10,000 Shares held by his spouse under the SFO. Pursuant to the Company's share option schemes, Mr. Sallnow-Smith is interested in share options for 6,473,000 Shares as at 31 December 2023.

(3) Mr. Bruce Rockowitz holds 662,800 Shares in his personal capacity. Pursuant to the Company's share option schemes, Mr. Rockowitz is interested in share options for 6,250,200 Shares as at 31 December 2023.

(4) Pursuant to the Company's share option schemes, Mr. Lam Kin Fung Jeffrey is interested in share options for 6,377,000 Shares as at 31 December 2023.

(5) Pursuant to the Company's share option schemes, Ms. Leah Dawn Xiaowei Ye is interested in share options for 4,838,000 Shares as at 31 December 2023.

(6) Mr. Frederic Jean-Luc Luvisutto was interested in 8,893,690 Shares in his personal capacity as at 31 December 2023. On 25 March 2024, Mr. Luvisutto was granted 2,365,896 restricted Shares under the 2023 Employee Ownership Scheme. On 12 April 2024, Mr. Luvisutto disposed of 1,190,000 Shares.

(b) Interests in associated corporations — Wynn Resorts, Limited and Wynn Interactive Ltd.

Name of Director	Company	Personal Interest	Family Interest	Corporate Interest	Other Interest	Total Number of Shares	Approximate Percentage of Shareholding
Craig S. Billings	Wynn Resorts, Limited	279,231 (Long Position)[1]	—	—	—	279,231 (Long Position)[1]	0.25%
	Wynn Interactive Ltd.	3,650 (Long Position)[2]	—	—	—	3,650 (Long Position)[2]	0.22%[2]
Linda Chen	Wynn Resorts, Limited	365,000 (Long Position)[3]	—	—	—	365,000 (Long Position)[3]	0.33%
Ellen F. Whittemore	Wynn Resorts, Limited	67,932 (Long Position)[4]	—	—	—	67,932 (Long Position)[4]	0.06%
	Wynn Interactive Ltd.	3,650 (Long Position)[5]	—	—	—	3,650 (Long Position)[5]	0.22%[5]
Julie M. Cameron-Doe	Wynn Resorts, Limited	71,195 (Long Position)[6]	—	—	—	71,195 (Long Position)[6]	0.06%

83Annual Report 2023 Report of the Directors DIRECTORS’ AND CHIEF EXECUTIVE’S INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION (CONTINUED) (b) Interests in associated corporations — Wynn Resorts, Limited and Wynn Interactive Ltd. (continued) Notes: (1) Mr. Craig S. Billings was interested in 247,413 WRL shares, 20,916 performance share units and 10,902 stock options for WRL shares as at 31 December 2023. On 9 January 2024, Mr. Billings was granted 64,562 restricted shares of WRL, 21,521 performance share units for WRL shares and 28,868 WRL shares under the WRL Omnibus Plan, and disposed of 11,451 WRL shares. On 11 January 2024, Mr. Billings disposed of 1,336 WRL shares. On 12 January 2024, Mr. Billings disposed of 11,819 WRL shares. On 8 February 2024, Mr. Billings exercised 10,902 stock options for WRL shares and disposed of 19,235 WRL shares. On 28 February 2024, Mr. Billings disposed of 6,733 WRL shares. On 29 February 2024, Mr. Billings disposed of 1,336 WRL shares. (2) Pursuant to the Wynn Interactive Ltd. 2020 omnibus incentive plan (as it may be amended or restated from time to time), Mr. Craig S. Billings was interested in share options underlying 3,650 non-voting shares as at 31 December 2023. The percentage of shareholding is based on the total diluted outstanding shares, including both voting and non-voting shares, issued by Wynn Interactive Ltd. (3) Ms. Linda Chen was interested in 365,000 WRL shares as at 31 December 2023. On 9 January 2024, Ms. Chen was granted 18,372 restricted shares of WRL and 22,044 WRL shares under the WRL Omnibus Plan, and disposed of 8,765 WRL shares. On 11 January 2024, Ms. Chen disposed of 1,063 WRL shares. On 12 January 2024, Ms. Chen disposed of 2,676 WRL shares. On 29 February 2024, Ms. Chen disposed of 1,063 WRL shares. (4) Ms. Ellen F. Whittemore was interested in 67,932 WRL shares as at 31 December 2023. On 9 January 2024, Ms. Whittemore was granted 16,535 restricted shares of WRL and 10,392 WRL shares under the WRL Omnibus Plan, and disposed of 4,180 WRL shares. On 11 January 2024, Ms. Whittemore disposed of 654 WRL shares. On 12 January 2024, Ms. Whittemore disposed of 2,598 WRL shares. On 28 February 2024, Ms. Whittemore disposed of 2,015 WRL shares. On 29 February 2024, Ms. Whittemore disposed of 654 WRL shares. (5) Pursuant to the Wynn Interactive Ltd. 2020 omnibus incentive plan (as it may be amended or restated from time to time), Ms. Ellen F. Whittemore was interested in share options underlying 3,650 non-voting shares as at 31 December 2023. The percentage of shareholding is based on the total diluted outstanding shares, including both voting and non-voting shares, issued by Wynn Interactive Ltd. (6) Ms. Julie M. Cameron-Doe was interested in 60,818 WRL shares, 3,994 performance share units and 6,383 stock options for WRL shares as at 31 December 2023. On 9 January 2024, Ms. Cameron-Doe was granted 13,090 restricted shares of WRL, 4,364 performance share units for WRL shares and 10,969 WRL shares under the WRL Omnibus Plan, and disposed of 4,407 WRL shares. On 12 January 2024, Ms. Cameron-Doe disposed of 2,320 WRL shares. On 9 February 2024, Ms. Cameron-Doe exercised 6,383 stock options for WRL shares and disposed of 6,383 WRL shares. On 28 February 2024, Ms. Cameron-Doe disposed of 1,317 WRL shares. On 18 April 2024, Ms. Cameron-Doe disposed of 4,464 WRL shares.

84 Wynn Macau, Limited Report of the Directors SUBSTANTIAL SHAREHOLDERS’ INTERESTS AND SHORT POSITIONS IN THE SHARES AND UNDERLYING SHARES OF THE COMPANY As at 31 December 2023, the Company had been notified of the following substantial shareholders’ interests and short positions in the Shares and underlying Shares of the Company, which have been recorded in the register of substantial shareholders required to be kept by the Company pursuant to section 336 of Part XV of the SFO. These interests are in addition to those disclosed above in respect of the Directors and chief executives of the Company. Shares of HK$0.001 each in the Company Name Capacity/Nature of Interest Number of Shares Percentage of the issued share capital of the Company WM Cayman Holdings Limited I(1) Beneficial interest 3,750,000,000 (Long Position) 71.56% Wynn Group Asia, Inc.(1) Interest of a controlled corporation 3,750,000,000 (Long Position) 71.56% Wynn Resorts Finance, LLC(1) Interest of a controlled corporation 3,750,000,000 (Long Position) 71.56% Wynn Resorts Holdings, LLC(1) Interest of a controlled corporation 3,750,000,000 (Long Position) 71.56% Wynn Resorts, Limited(1) Interest of a controlled corporation 3,750,000,000 (Long Position) 71.56% The Goldman Sachs Group, Inc.(2) Interest of a controlled corporation 522,888,032 (Long Position) 190,091,144 (Short Position) 9.98% 3.63% The Capital Group Companies, Inc.(3) Interest of a controlled corporation 298,355,907 (Long Position) 5.69%

85Annual Report 2023 Report of the Directors SUBSTANTIAL SHAREHOLDERS’ INTERESTS AND SHORT POSITIONS IN THE SHARES AND UNDERLYING SHARES OF THE COMPANY (CONTINUED) Notes: (1) WM Cayman Holdings Limited I is a wholly-owned subsidiary of Wynn Group Asia, Inc., which in turn is wholly- owned by Wynn Resorts Finance, LLC, which in turn is wholly-owned by Wynn Resorts Holdings, LLC, which in turn is wholly-owned by Wynn Resorts, Limited. Therefore, Wynn Group Asia, Inc., Wynn Resorts Finance, LLC, Wynn Resorts Holdings, LLC and Wynn Resorts, Limited are deemed to be interested in the 3,750,000,000 Shares which are beneficially owned by WM Cayman Holdings Limited I. (2) For the avoidance of doubt, the Shares held by The Goldman Sachs Group, Inc. in long position, after excluding the 459,774,985 Shares borrowed or entitled to borrow by Goldman Sachs International, a wholly-owned subsidiary of The Goldman Sachs Group, Inc. from WM Cayman I pursuant to a stock borrowing and lending agreement dated 2 March 2023, was 63,113,047 shares, accounting for approximately 1.20% of the total number of Shares in issue. The Goldman Sachs Group, Inc. is not a core connected person of the Company and the Shares held by it should be counted toward the public float under the Listing Rules. (3) The Capital Group Companies, Inc. is deemed to be interested in 298,355,907 Shares, comprising (i) 293,695,107 Shares held by a wholly-owned subsidiary, Capital Research and Management Company; and (ii) 4,660,800 Shares through Capital Group International, Inc., a wholly-owned subsidiary of Capital Research and Management Company, which is deemed interested in 1,940,800 Shares held by Capital International, Inc., 306,800 Shares held by Capital International Limited and 2,413,200 Shares held by Capital International Sàrl, each being a wholly-owned subsidiary of Capital Group International, Inc. Save as disclosed above, according to the register kept by the Company under Section 336 of the SFO, there was no other person who had a substantial interest or short positions in the Shares or underlying Shares of the Company as at 31 December 2023.

86 Wynn Macau, Limited Report of the Directors REMUNERATION POLICY As at 31 December 2023, the Group had approximately 11,300 employees. Employees of the Group are selected, remunerated and promoted on the basis of their merit, qualifications, competence and contribution to the Group. Compensation of key executives of the Group is determined by the Company’s remuneration committee which reviews and determines executives’ compensation based on the Group’s performance and the executives’ respective contributions to the Group. The Group operates a defined contribution retirement benefit scheme (the “Retirement Benefit Scheme”). The Retirement Benefit Scheme allows eligible employees to contribute 5% of their base salary to the Retirement Benefit Scheme and the Group matches the contributions with an equal amount. The Group’s matching contributions vest to the employees at 10% per year with full vesting in ten years. On 1 July 2019, the Group offered the option for the eligible Macau resident employees to join the non-mandatory central provident fund (the “CPF”) system. Eligible Macau resident employees joining the Group from 1 July 2019 onwards have the option of enrolling in the CPF system while the Group’s existing Macau resident employees who are currently members of the Retirement Benefit Scheme will be provided with the option of joining the CPF system or staying within the existing Retirement Benefit Scheme, which will continue to be in effect in parallel. The CPF system allows eligible employees to contribute 5% or more of their base salary to the CPF while the Group matches with a 5% of such salary as employer’s contribution to the CPF. Same as the Retirement Benefit Scheme, the Group’s matching contributions under the CPF system vest at 10% per year with full vesting in ten years. The assets of both Retirement Benefit Scheme and the CPF are held separately from those of the Group in independently administered funds and overseen by the Macau government. The Company also has employee ownership schemes and share option schemes. Further details on the Company’s employee ownership schemes and share option schemes are set out below.

87Annual Report 2023 Report of the Directors EMPLOYEE OWNERSHIP SCHEMES On 30 June 2014, the Company adopted an employee ownership scheme (“2014 Employee Ownership Scheme”) until it was terminated upon the Company’s adoption of a new employee ownership scheme on 25 May 2023 (“2023 Employee Ownership Scheme”). Staff and line management are each granted 1,000 non-vested shares upon joining the Group. Senior management personnel are each granted non-vested shares annually as a component of their total compensation. These non-vested shares are subject to vesting periods, criteria and conditions as determined from time to time, subject to applicable law. Shares will be acquired by an independent trustee at the cost of the Company or Shares will be allotted to the independent trustee under the scheme mandate limit and service provider sublimit granted or to be granted by the Shareholders of the Company at general meetings from time to time and be held in trust for the awarded persons. A summary of the principal terms of the 2014 Employee Ownership Scheme and 2023 Employee Ownership Scheme is set out below: 2014 Employee Ownership Scheme Purpose of 2014 Employee Ownership Scheme The purpose of the 2014 Employee Ownership Scheme is to align the eligible persons’ interests with those of the Group through ownership of Shares, dividends and other distributions paid on Shares and/or the increase in value of the Shares, and to encourage and retain eligible persons to make contributions to the long-term growth and profits of the Group. Number of Shares Available for Issue The Company can allot, issue, procure the transfer of and otherwise deal with a maximum of 75,000,000 Shares in connection with the 2014 Employee Ownership Scheme. The number of Shares available for grant under the 2014 Employee Ownership Scheme at the beginning of the financial year ended 31 December 2023 was 16,196,672 Shares. The 2014 Employee Ownership Scheme was terminated on 25 May 2023, the Company has not granted and will not grant any further Awards under the 2014 Employee Ownership Scheme upon its termination and the total number of Shares available for issue under the 2014 Employee Ownership Scheme is nil. The Company issued 3,000,000 Shares under the 2014 Employee Ownership Scheme during the reporting period prior to its termination.

88 Wynn Macau, Limited Report of the Directors EMPLOYEE OWNERSHIP SCHEMES (CONTINUED) 2014 Employee Ownership Scheme (continued) Participants of 2014 Employee Ownership Scheme Any individual, being an employee or officer of any member of the Group (other than a connected person of the Company or an associate of a connected person of the Company) is eligible to receive an Award under the 2014 Employee Ownership Scheme. Maximum Entitlement of Participant The total number of non-vested Shares awarded to a selected participant under the 2014 Employee Ownership Scheme shall not exceed 0.5% of the total number of issued Shares from time to time. Vesting Period The Board may from time to time while the 2014 Employee Ownership Scheme is in force and subject to all applicable laws, determine such vesting criteria and conditions or periods for the Award to be vested in accordance with the 2014 Employee Ownership Scheme. Payment on Acceptance of Awards Subject to applicable laws, the Board may determine the amount payable on application or acceptance of the Awards to be granted under the 2014 Employee Ownership Scheme at nil consideration. Purchase Price and Basis of Determination Subject to applicable laws, the Board may determine the purchase price of the Awards to be granted under the 2014 Employee Ownership Scheme at nil consideration after taking into consideration matters including the present and expected contribution the relevant selected participant to the Group in accordance with the 2014 Employee Ownership Scheme. Duration The 2014 Employee Ownership Scheme was terminated on 25 May 2023. The outstanding Award Shares granted under the 2014 Employee Ownership Scheme will remain in full force and effective pursuant to the 2014 Employee Ownership Scheme. Operation The Board shall select any eligible persons to be a selected participant and grant Award during the award period. The Company shall, as soon as reasonably practicable from the grant of award date, for the purposes of satisfying the Awards, issue and allot Shares to the Trustee and/or transfer to the Trust the necessary funds and instruct the Trustee to acquire Shares through on-market transactions at the prevailing market price.

89Annual Report 2023 Report of the Directors EMPLOYEE OWNERSHIP SCHEMES (CONTINUED) 2014 Employee Ownership Scheme (continued) Voting Rights The Trustee shall not exercise the voting rights in respect of any Shares held under the Trust (including but not limited to the Award Shares, the returned Shares, any bonus Shares and any scrip Shares). 2023 Employee Ownership Scheme Purpose of 2023 Employee Ownership Scheme The purposes of the 2023 Employee Ownership Scheme are (i) to align the interests of eligible participants with those of the Company and the Shareholders as a whole; (ii) to motivate and attract the eligible participants to enhance the value of the Company and its Shares for the benefits of the Company and the eligible participants; and (iii) to recognize and encourage eligible participants to make contributions to the long-term growth and profits of the Group. Number of Shares Available for Issue The total number of Shares which may be issued in respect of all awards and options granted and to be granted under the 2023 Employee Ownership Scheme and other share schemes of the Company will not exceed 523,843,160 Shares, representing 10% of the total number of Shares in issue at the date of approval of the scheme on 25 May 2023 (“Scheme Mandate Limit”). Within the Scheme Mandate Limit, the total number of Shares which may be issued in respect of all awards and options to be granted to Service Providers under the 2023 Employee Ownership Scheme and other share schemes of the Company will not exceed 2% of the Scheme Mandate Limit (the “Service Provider Sublimit”), being 10,476,863 Shares, representing 0.2% of the total number of Shares in issue at the date of approval of the scheme on 25 May 2023. The Company issued 2,276,000 Shares under the 2023 Employee Ownership Scheme during the reporting period. The number of Shares available for grant under the Scheme Mandate Limit and the Service Provider Sublimit at the end of the financial year ended 31 December 2023 were 516,579,834 Shares and 10,476,863 Shares, respectively.

90 Wynn Macau, Limited Report of the Directors EMPLOYEE OWNERSHIP SCHEMES (CONTINUED) 2023 Employee Ownership Scheme (continued) Number of Shares Available for Issue (continued) The total number of Shares available for issue under the 2023 Employee Ownership Scheme and all other share schemes of the Company was 514,247,160 Shares, representing 9.80% of the total number of issued Shares as at the date of this annual report. Participants of 2023 Employee Ownership Scheme The Eligible Participants under the 2023 Employee Ownership Scheme include the Employee Participants, Related Entity Participants and Service Providers. Maximum Entitlement of Participant Where any grant of Award Shares to any Eligible Participant which would result in the Shares issued and to be issued in respect of all awards and options granted to such person under the 2023 Employee Ownership Scheme and other share schemes of the Company (excluding Award Shares and options that have been lapsed in accordance with the 2023 Employee Ownership Scheme or any other share schemes of the Company) in the 12-month period up to and including the date of such grant, representing in aggregate over 1% of the Shares in issue, such grant must be separately approved by Shareholders in general meeting with the Eligible Participant and his/her close associates (or associates if the Eligible Participant is a connected person of the Company) abstaining from voting. Vesting Period The vesting period for any Award granted shall not be less than 12 months from the date of grant of such Award, unless a shorter vesting period under specific circumstances as set out in the 2023 Employee Ownership Scheme. Payment on Acceptance of Awards Subject to applicable laws, the Board may determine the amount payable on application or acceptance of the Awards to be granted under the 2023 Employee Ownership Scheme at nil consideration.

91Annual Report 2023 Report of the Directors EMPLOYEE OWNERSHIP SCHEMES (CONTINUED) 2023 Employee Ownership Scheme (continued) Purchase Price and Basis of Determination Subject to applicable laws, the Board may determine the purchase price of the Awards to be granted under the 2023 Employee Ownership Scheme at nil consideration on the basis of contributions of the selected participants to the development and growth of the Group in accordance with the 2023 Employee Ownership Scheme. Duration The 2023 Employee Ownership Scheme shall be valid and effective unless and until terminated on the earlier of: (i) the 10th anniversary date of the adoption date of the scheme (the “Award Period”); and (ii) such date of early termination as determined by the Board provided that such termination does not affect any subsisting rights of any selected participant. The remaining life of the 2023 Employee Ownership Scheme was approximately nine years and one month as of the date of this annual report. Operation The Board shall select any Eligible Participant to be a selected participant and grant Award during the Award Period. The Company shall, as soon as reasonably practicable and no later than 30 business days from the grant of award date, for the purposes of satisfying the Awards, issue and allot Shares to the Trustee and/or transfer to the Trust the necessary funds and instruct the Trustee to acquire Shares through on-market transactions at the prevailing market price. Voting Rights The Trustee shall not exercise the voting rights in respect of any Shares held under the Trust (including but not limited to the Award Shares, the returned Shares, any bonus Shares and any scrip Shares).

92 Wynn Macau, Limited Report of the Directors EMPLOYEE OWNERSHIP SCHEMES (CONTINUED) Share Awards Grants During the year ended 31 December 2023, the Company had awarded a total of 4,636,544 non-vested Shares and 2,272,326 non-vested Shares to selected participants under the 2014 Employee Ownership Scheme and 2023 Employee Ownership Scheme, respectively and no immediate vested Shares (2022: nil) were awarded under the 2014 Employee Ownership Scheme and 2023 Employee Ownership Scheme. Subsequent to 31 December 2023 and up to the date of this annual report, the Company awarded 7,323,787 non-vested Shares to Eligible Participants under the 2023 Employee Ownership Scheme. The awards were satisfied by the Trustee acquiring Shares on-market, Shares allotted to the Trustee or by returned Shares. The following table sets forth the total Shares granted to employees, net of forfeitures, and the associated fair values as at 31 December 2023. Number of employees Number of Shares Fair Value (HK$) Total Shares vested 14,346 42,231,512 271,548,622 Total Shares non-vested 1,670 22,331,806 143,593,513 As at 31 December 2023 15,561 64,563,318 415,142,135 The Company granted share awards to its employees from time to time under 2014 Employee Ownership Scheme prior to its termination on 25 May 2023. The Company shall grant share awards to its Eligible Participants under its 2023 Employee Ownership Scheme for a period of 10 years upon its adoption on 25 May 2023. The Board, upon receiving recommendations from the Remuneration Committee, decided on the vesting period and performance target of each individual grant with reference to various factors as they considered reasonable and appropriate. Save as disclosed otherwise in this annual report, none of the grantees for share awards granted and to be granted during the year ended 31 December 2023 (i) are the directors, chief executive or substantial shareholders of the Company, or their respective associates; (ii) are awarded with awards granted and to be granted in excess of the 1% individual limit; and (iii) are Related Entity Participants or Service Providers with awards granted and to be granted in any 12-month period exceeding 0.1% of the Shares in issue. No share awards were granted or to be granted to any Related Entity Participants or Service Providers during the year ended 31 December 2023.

Annual Report 2023 | 93

Report of the Directors

EMPLOYEE OWNERSHIP SCHEMES (CONTINUED)

Share Awards Grants (continued)

The following table discloses the details of the Company's share awards granted under the 2014 Employee Ownership Scheme and 2023 Employee Ownership Scheme during the year ended 31 December 2023.

		Number of share awards								For share awards granted during the year	
	Date of grant of share awards	Unvested awards as at 1 January 2023[1]	Granted during the year[2]	Vested during the year[3]	Forfeited during the year	Lapsed during the year	Canceled during the year	Unvested awards as at 31 December 2023	Vesting period of share awards	Fair value of awards at the date of grant (HK$)[4]	Closing price of the Company's Shares immediately before the date of grant (HK$)
Employees	2 January 2019 to 5 October 2023	20,318,446	6,908,870	(3,746,630)	(1,148,880)	—	—	22,331,806	From 9.5 months to 4.9 years	7.11–9.42	7.22–9.40

Notes:

(1) Including unvested awards historically granted from 2 January 2019 to 5 October 2022 under the 2014 Employee Ownership Scheme. Such awards were granted for nil consideration with vesting periods from 10.8 months to 4.9 years without performance targets. Such unvested awards will remain in full force and effective until vesting.

(2) Including

(a) share awards granted on 19 January 2023 with nil purchase price to certain executives and other employees of the Group to subscribe for an aggregate of 3,136,276 Shares under the 2014 Employee Ownership Scheme. The share awards granted to certain executives of the Group was vested 1/3 on 31 December 2023, and will be vested 1/3 on 31 December 2024 and 1/3 on 31 December 2025 without performance targets. The share awards granted to other executives and employees of the Group will have a three-year cliff vesting from 19 January 2023 without performance targets. The share award granted to one executive of the Group will be vested 1/3 on the third anniversary from 19 January 2023, and the remaining 2/3 on a pro-rata basis upon achieving certain annual financial performance targets of the Company in 2024 and 2025. The closing price of the Shares immediately before the date of grant as quoted on the Hong Kong Stock Exchange was HK$9.40 per Share;

(b) share awards granted on 18 August 2023 with nil purchase price to certain employees of the Group to subscribe for an aggregate of 1,687,326 Shares under the 2023 Employee Ownership Scheme, which will be vested (i) 25% on 1 June 2024, (ii) 25% on 1 June 2025, (iii) 25% on 1 June 2026, and (iv) 25% on 1 June 2027; or will be vested (i) 15% on 1 June 2024, (ii) 25% on 1 June 2025, (iii) 25% on 1 June 2026, and (iv) 35% on 1 June 2027. Such share awards are not subject to any performance targets. The closing price of the Shares immediately before the date of grant as quoted on the Hong Kong Stock Exchange was HK$7.22 per Share;

94 Wynn Macau, Limited Report of the Directors EMPLOYEE OWNERSHIP SCHEMES (CONTINUED) Share Awards Grants (continued) Notes: (continued) (c) share awards granted on 5 October 2023 with nil purchase price to certain employees of the Group to subscribe for an aggregate of 585,000 Shares under the 2023 Employee Ownership Scheme, which will be vested 50% on 5 October 2026 and 50% on 5 October 2027, and such share awards are not subject to any performance targets. The closing price of the Shares immediately before the date of grant as quoted on the Hong Kong Stock Exchange was HK$7.26 per Share; and (d) share awards approved by the Board during the year ended 31 December 2022 and offered to certain employees of the Group during the reporting period to subscribe for an aggregate of 1,500,268 Shares under the 2014 Employee Ownership Scheme. (3) The weighted average closing price of the Company’s Shares immediately before the dates on which the share awards were vested during the year ended 31 December 2023 was HK$8.39. (4) For the fair value of share awards at the date of grant and accounting standard and policy adopted in respect of awards granted during the year ended 31 December 2023, please refer to note 24 to the Financial Statements. All Awards granted under the employee ownership schemes during the financial year ended 31 December 2023 have been satisfied by issued Shares and returned Shares. Accordingly, the number of new Shares that can be issued under the awards granted under the employee ownership schemes of the Company during the reporting period divided by the weighted average number of Shares in issue for the reporting period was not applicable. Other details of the schemes are disclosed in note 24 to the Financial Statements. SHARE OPTION SCHEMES The Company adopted a share option scheme on 16 September 2009 until it was terminated upon the Company’s adoption of another share option scheme on 30 May 2019 for a period of 10 years (“2019 Share Option Scheme”). The 2019 Share Option Scheme was terminated upon the Company’s adoption of a new share option scheme on 25 May 2023 for a period of 10 years (“2023 Share Option Scheme”). The options granted under the share option schemes do not give immediate ownership of the underlying Shares as they require payment of an exercise price which must be higher than the then prevailing market price of the Shares on the date of the options granted.

95Annual Report 2023 Report of the Directors SHARE OPTION SCHEMES (CONTINUED) During the year ended 31 December 2023, share options for a total of 5,017,000 Shares were granted under the 2023 Share Option Scheme (2022: 4,784,000 Shares under the 2019 Share Option Scheme). Subsequent to 31 December 2023 and up to the date of this annual report, no share options were granted under the 2023 Share Option Scheme. A summary of the principal terms of the 2019 Share Option Scheme and 2023 Share Option Scheme is set out below: 2019 Share Option Scheme Purpose of 2019 Share Option Scheme The purpose of the 2019 Share Option Scheme is to reward participants, which may include directors and employees of the Group, who have contributed to the Group and to encourage them to work towards enhancing the value of the Company and its Shares for the benefit of the Company and its Shareholders as a whole. Number of Shares Available for Issue A maximum number of 519,695,860 Shares are available for issuance under the 2019 Share Option Scheme. The number of options available for grant under the 2019 Share Option Scheme at the beginning of the financial year ended 31 December 2023 was 496,951,860 Shares. As at the date of this annual report, there were 22,744,000 options outstanding under the 2019 Share Option Scheme, representing approximately 0.43% of the issued Shares as at the date of this annual report. The 2019 Share Option Scheme was terminated on 25 May 2023, the Company has not granted and will not grant any further options under the 2019 Share Option Scheme upon its termination. Participants of the 2019 Share Option Scheme The participants under the 2019 Share Option Scheme include directors (including executive directors, non-executive directors and independent non-executive directors) and employees of the Group who the Board considers, in its sole discretion, have contributed or will contribute to the Group. Maximum Entitlement of Participant The maximum number of Shares issued and to be issued upon exercise of the share options granted to each participant under the 2019 Share Option Scheme (including both exercised and outstanding share options) in any 12-month period shall not (when aggregated with any Shares subject to share options granted during such period under any other share option scheme of the Company other than those share options granted pursuant to specific approval by the Shareholders in a general meeting) exceed one percent of the Shares in issue for the time being.

96 Wynn Macau, Limited Report of the Directors SHARE OPTION SCHEMES (CONTINUED) 2019 Share Option Scheme (continued) Exercise Period Subject to any restrictions applicable under the Listing Rules and notwithstanding the terms of grant thereof, a share option may be exercised by the grantee in accordance with the terms of the 2019 Share Option Scheme at any time during the period to be determined and notified by the Board to each grantee at the time of making an offer of the grant of a share option which shall not expire later than 10 years from the date on which it is granted. The minimum period in which a share option must be held before it can be exercised is determined and notified by the Board to each grantee. Vesting Period The vesting period may be determined by the Board in accordance with the 2019 Share Option Scheme. Payment on Acceptance of Share Option An amount of HK$1.00 must be paid as consideration for the grant of a share option and such payment must be made within 28 days from the date the share option grant offer is made by the Board. Determination of Exercise Price The exercise price is determined by the Board in its absolute discretion but in any event shall not be less than the highest of: (i) the closing price of the Shares as stated in the daily quotations sheets issued by the Hong Kong Stock Exchange on the date of the granting of the share option which must be a business day in Hong Kong; (ii) the average closing price of the Shares as stated in the daily quotations sheets issued by the Hong Kong Stock Exchange for the five business days immediately preceding the date of the granting of the share option; and (iii) the nominal value of the Shares.

97Annual Report 2023 Report of the Directors SHARE OPTION SCHEMES (CONTINUED) 2019 Share Option Scheme (continued) Duration The 2019 Share Option Scheme was terminated on 25 May 2023. The outstanding options granted under the 2019 Share Option Scheme will remain in full force and effective pursuant to the 2019 Share Option Scheme. 2023 Share Option Scheme Purpose of 2023 Share Option Scheme The purposes of the 2023 Share Option Scheme are (i) to align the interests of the eligible participants with those of the Company and the Shareholders as a whole; (ii) to motivate and attract the eligible participants to enhance the value of the Company and its Shares for the benefits of the Company and the eligible participants; and (iii) to recognize and encourage eligible participants to make contributions to the long-term growth and profits of the Group. Number of Shares Available for Issue The total number of Shares which may be issued in respect of all awards and options granted and to be granted under the 2023 Share Option Scheme and other share schemes of the Company will not exceed 523,843,160 Shares, representing 10% of the total number of Shares in issue at the date of approval of the scheme on 25 May 2023 (“Scheme Mandate Limit”). Within the Scheme Mandate Limit, the total number of Shares which may be issued in respect of all awards and options to be granted to Service Providers under the 2023 Share Option Scheme and other share schemes of the Company will not exceed 2% of the Scheme Mandate Limit (the “Service Provider Sublimit”), being 10,476,863 Shares, representing 0.2% of the total number of Shares in issue at the date of approval of the scheme on 25 May 2023. The number of options available for grant under the Scheme Mandate Limit and the Service Provider Sublimit at the end of the financial year ended 31 December 2023 were 516,579,834 Shares and 10,476,863 Shares, respectively. As at the date of this annual report, there were 5,017,000 options outstanding under the 2023 Share Option Scheme, representing approximately 0.96% of the Scheme Mandate Limit and approximately 0.10% of the total number of issued Shares. The total number of Shares available for issue under the 2023 Share Option Scheme and all other share schemes of the Company was 514,247,160 Shares, representing 9.80% of the total number of issued Shares as at the date of this annual report.

98 Wynn Macau, Limited Report of the Directors SHARE OPTION SCHEMES (CONTINUED) 2023 Share Option Scheme (continued) Participants of the 2023 Share Option Scheme The Eligible Participants under the 2023 Share Option Scheme include the Employee Participants, Related Entity Participants and Service Providers. Maximum Entitlement of Participant Where any grant of options to any Eligible Participant which would result in the Shares issued and to be issued in respect of all options and awards granted to such person under the 2023 Share Option Scheme and other share schemes of the Company (excluding options and Award Shares that have been lapsed in accordance with the 2023 Share Option Scheme and other share schemes of the Company) in the 12-month period up to and including the date of such grant, representing in aggregate over 1% of the Shares in issue, such grant must be separately approved by Shareholders in general meeting with such Eligible Participant and his/her close associates abstaining from voting. Exercise Period Subject to any restrictions applicable under the Listing Rules and notwithstanding the terms of grant thereof, a share option may be exercised by the grantee in accordance with the terms of the 2023 Share Option Scheme at any time during the period to be determined and notified by the Board to each grantee at the time of making an offer of the grant of a share option which shall not expire later than 10 years from the date on which it is granted. The minimum period in which a share option must be held before it can be exercised is determined and notified by the Board to each grantee. Vesting Period The vesting period for the any share option granted shall not be less than 12 months, unless a shorter vesting period under specific circumstances as set out in the 2023 Share Option Scheme. Payment on Acceptance of Share Option An amount of HK$1.00 must be paid as consideration for the grant of a share option and such payment must be made within 28 days from the date the share option grant offer is made by the Board.

99Annual Report 2023 Report of the Directors SHARE OPTION SCHEMES (CONTINUED) 2023 Share Option Scheme (continued) Determination of Exercise Price The exercise price is determined by the Board in its absolute discretion but in any event shall not be less than the highest of: (i) the closing price of the Shares as stated in the daily quotations sheets issued by the Hong Kong Stock Exchange on the date of the granting of the share option which must be a business day in Hong Kong; (ii) the average closing price of the Shares as stated in the daily quotations sheets issued by the Hong Kong Stock Exchange for the five business days immediately preceding the date of the granting of the share option; and (iii) the nominal value of the Shares. Duration The 2023 Share Option Scheme became effective for a period of 10 years from 25 May 2023. The remaining life of the 2023 Share Option Scheme was approximately nine years and one month as of the date of this annual report.

100 Wynn Macau, Limited

Report of the Directors

SHARE OPTION SCHEMES (CONTINUED)

Share Option Grants

The following table discloses movements in the Company's share options outstanding during the year ended 31 December 2023. Save as disclosed below, none of the grantees for share options granted and to be granted during the year ended 31 December 2023 (i) are the directors, chief executive or substantial shareholders of the Company, or their respective associates; (ii) are awarded with options granted and to be granted in excess of the 1% individual limit; and (iii) are Related Entity Participants or Service Providers with options granted and to be granted in any 12-month period exceeding 0.1% of the Shares in issue. No options were granted or to be granted to any Related Entity Participants, Service Providers or other employees during the year ended 31 December 2023.

For the fair value of the options at the date of grant and accounting standard and policy adopted in respect of options granted during the year ended 31 December 2023 and other details, please refer to note 24 to the Financial Statements.

		Number of share options							
Name of Director	Date of grant of share options	As at 1 January 2023	Granted during the year[1]	Exercised during the year[2]	Lapsed during the year	Canceled during the year	As at 31 December 2023	Exercise period of share options	Exercise price of share options per Share (HK$)
Dr. Allan Zeman	16 May 2013	200,000	—	—	(200,000)	—	—	16 May 2014 to 15 May 2023	24.87
	15 May 2014	161,000	—	—	—	—	161,000	15 May 2015 to 14 May 2024	31.05
	21 May 2015	190,200	—	—	—	—	190,200	21 May 2016 to 20 May 2025	15.46
	25 May 2016	387,000	—	—	—	—	387,000	25 May 2017 to 24 May 2026	11.58
	1 June 2017	302,000	—	—	—	—	302,000	1 June 2018 to 31 May 2027	17.64
	1 June 2018	188,000	—	—	—	—	188,000	1 June 2019 to 31 May 2028	29.73
	6 December 2018	1,825,000	—	—	—	—	1,825,000	6 December 2019 to 5 December 2028	18.94
	15 January 2020	1,715,000	—	—	—	—	1,715,000	15 January 2021 to 14 January 2030	20.15
	4 December 2020	1,992,000	—	—	—	—	1,992,000	4 December 2021 to 3 December 2030	13.84
	3 December 2021	3,777,000	—	—	—	—	3,777,000	3 December 2022 to 2 December 2031	6.92
	2 September 2022	1,340,000	—	—	—	—	1,340,000	2 September 2023 to 1 September 2032	4.71
	7 December 2023	—	1,405,000	—	—	—	1,405,000	7 December 2024 to 6 December 2033	5.94

101Annual Report 2023 Report of the Directors Number of share options Name of Director Date of grant of share options As at 1 January 2023 Granted during the year(1) Exercised during the year(2) Lapsed during the year Canceled during the year As at 31 December 2023 Exercise period of share options Exercise price of share options per Share (HK$) Mr. Nicholas Sallnow-Smith 16 May 2013 200,000 — — (200,000) — — 16 May 2014 to 15 May 2023 24.87 15 May 2014 161,000 — — — — 161,000 15 May 2015 to 14 May 2024 31.05 21 May 2015 317,000 — — — — 317,000 21 May 2016 to 20 May 2025 15.46 25 May 2016 483,000 — — — — 483,000 25 May 2017 to 24 May 2026 11.58 1 June 2017 302,000 — — — — 302,000 1 June 2018 to 31 May 2027 17.64 1 June 2018 188,000 — — — — 188,000 1 June 2019 to 31 May 2028 29.73 6 December 2018 639,000 — — — — 639,000 6 December 2019 to 5 December 2028 18.94 15 January 2020 600,000 — — — — 600,000 15 January 2021 to 14 January 2030 20.15 4 December 2020 697,000 — — — — 697,000 4 December 2021 to 3 December 2030 13.84 3 December 2021 1,322,000 — — — — 1,322,000 3 December 2022 to 2 December 2031 6.92 2 September 2022 861,000 — — — — 861,000 2 September 2023 to 1 September 2032 4.71 7 December 2023 — 903,000 — — — 903,000 7 December 2024 to 6 December 2033 5.94 SHARE OPTION SCHEMES (CONTINUED) Share Option Grants (continued)

102 Wynn Macau, Limited Report of the Directors Number of share options Name of Director Date of grant of share options As at 1 January 2023 Granted during the year(1) Exercised during the year(2) Lapsed during the year Canceled during the year As at 31 December 2023 Exercise period of share options Exercise price of share options per Share (HK$) Mr. Bruce Rockowitz 16 May 2013 200,000 — — (200,000) — — 16 May 2014 to 15 May 2023 24.87 15 May 2014 161,000 — — — — 161,000 15 May 2015 to 14 May 2024 31.05 21 May 2015 190,200 — — — — 190,200 21 May 2016 to 20 May 2025 15.46 25 May 2016 387,000 — — — — 387,000 25 May 2017 to 24 May 2026 11.58 1 June 2017 302,000 — — — — 302,000 1 June 2018 to 31 May 2027 17.64 1 June 2018 188,000 — — — — 188,000 1 June 2019 to 31 May 2028 29.73 6 December 2018 639,000 — — — — 639,000 6 December 2019 to 5 December 2028 18.94 15 January 2020 600,000 — — — — 600,000 15 January 2021 to 14 January 2030 20.15 4 December 2020 697,000 — — — — 697,000 4 December 2021 to 3 December 2030 13.84 3 December 2021 1,322,000 — — — — 1,322,000 3 December 2022 to 2 December 2031 6.92 2 September 2022 861,000 — — — — 861,000 2 September 2023 to 1 September 2032 4.71 7 December 2023 — 903,000 — — — 903,000 7 December 2024 to 6 December 2033 5.94 SHARE OPTION SCHEMES (CONTINUED) Share Option Grants (continued)

103Annual Report 2023 Report of the Directors Number of share options Name of Director Date of grant of share options As at 1 January 2023 Granted during the year(1) Exercised during the year(2) Lapsed during the year Canceled during the year As at 31 December 2023 Exercise period of share options Exercise price of share options per Share (HK$) Mr. Lam Kin Fung Jeffrey 16 May 2013 200,000 — — (200,000) — — 16 May 2014 to 15 May 2023 24.87 15 May 2014 161,000 — — — — 161,000 15 May 2015 to 14 May 2024 31.05 21 May 2015 317,000 — — — — 317,000 21 May 2016 to 20 May 2025 15.46 25 May 2016 387,000 — — — — 387,000 25 May 2017 to 24 May 2026 11.58 1 June 2017 302,000 — — — — 302,000 1 June 2018 to 31 May 2027 17.64 1 June 2018 188,000 — — — — 188,000 1 June 2019 to 31 May 2028 29.73 6 December 2018 639,000 — — — — 639,000 6 December 2019 to 5 December 2028 18.94 15 January 2020 600,000 — — — — 600,000 15 January 2021 to 14 January 2030 20.15 4 December 2020 697,000 — — — — 697,000 4 December 2021 to 3 December 2030 13.84 3 December 2021 1,322,000 — — — — 1,322,000 3 December 2022 to 2 December 2031 6.92 2 September 2022 861,000 — — — — 861,000 2 September 2023 to 1 September 2032 4.71 7 December 2023 — 903,000 — — — 903,000 7 December 2024 to 6 December 2033 5.94 SHARE OPTION SCHEMES (CONTINUED) Share Option Grants (continued)

104 Wynn Macau, Limited Report of the Directors Number of share options Name of Director Date of grant of share options As at 1 January 2023 Granted during the year(1) Exercised during the year(2) Lapsed during the year Canceled during the year As at 31 December 2023 Exercise period of share options Exercise price of share options per Share (HK$) Ms. Leah Dawn Xiaowei Ye 1 April 2019 455,000 — — — — 455,000 1 April 2020 to 31 March 2029 19.80 15 January 2020 600,000 — — — — 600,000 15 January 2021 to 14 January 2030 20.15 4 December 2020 697,000 — — — — 697,000 4 December 2021 to 3 December 2030 13.84 3 December 2021 1,322,000 — — — — 1,322,000 3 December 2022 to 2 December 2031 6.92 2 September 2022 861,000 — — — — 861,000 2 September 2023 to 1 September 2032 4.71 7 December 2023 — 903,000 — — — 903,000 7 December 2024 to 6 December 2033 5.94 Total 33,003,400 5,017,000 — (800,000) — 37,220,400 Notes: 1) The closing price of the Company’s Shares immediately before the date on which the options were granted during the year ended 31 December 2023 was HK$5.96. The grant of options during the year ended 31 December 2023 was not subject to any performance targets, the view of the Company’s remuneration committee on which is set out in the Company’s announcement dated 7 December 2023. 2) The weighted average closing price of the Shares immediately before the dates on which the options were exercised during the year ended 31 December 2023 was not applicable as no options were exercised during the year ended 31 December 2023. The number of Shares that may be issued in respect of options and awards granted under the 2019 Share Option Scheme, 2023 Share Option Scheme and all other share schemes of the Company during the financial year ended 31 December 2023 divided by the weighted average number of the Shares in issue for the year was 0.10%. The vesting periods of the above share options are 20% vesting on each of the anniversary date of the date of grant. SHARE OPTION SCHEMES (CONTINUED) Share Option Grants (continued)

105Annual Report 2023 Report of the Directors PURCHASE, SALE OR REDEMPTION OF THE COMPANY’S LISTED SECURITIES Neither the Company, nor any of its subsidiaries purchased, sold or redeemed any of the Group’s listed securities during the year ended 31 December 2023. SUFFICIENCY OF PUBLIC FLOAT Based on the information available to the Company and within the knowledge of the Directors, as at the date of this annual report, the Company maintained the prescribed public float under the Listing Rules. PRE-EMPTIVE RIGHTS There are no provisions for pre-emptive rights under the laws of the Cayman Islands or under the Company’s articles of association that require the Company to offer new Shares on a pro-rata basis to its existing Shareholders. AUDITOR Our external auditor, Ernst & Young, will retire and a resolution for their reappointment as auditor of the Company will be proposed at the forthcoming annual general meeting of the Company. There have been no changes of our external auditor in the preceding three years. LITIGATION The Group did not have any material litigation outstanding as at 31 December 2023. The litigation matter set out below is disclosed on a voluntary basis and, as with all litigations, no assurances can be provided as to the outcome thereof. Macau Litigation Related to Dore WRM has been named as a defendant in lawsuits filed in the Macau Court of First Instance by individuals who claim to be investors in or persons with credit in accounts maintained by Dore Entertainment Company Limited (“Dore”), an independent, Macau registered and licensed company that operated a gaming promoter business at Wynn Macau. In connection with the alleged theft, embezzlement, fraud and/or other crime(s) perpetrated by a former employee of Dore (the “Dore Incident”), the plaintiffs of the lawsuits allege that Dore failed to honor withdrawal of funds deposited with Dore as investments or gaming deposits that allegedly resulted in certain losses for these individuals. The principal allegations common to the lawsuits are that WRM, as a gaming concessionaire, should be held responsible for Dore’s conduct on the basis that WRM was responsible for the supervision of Dore’s activities at Wynn Macau that resulted in the purported losses.

106 Wynn Macau, Limited Report of the Directors LITIGATION (CONTINUED) Macau Litigation Related to Dore (continued) We believe these cases are without merit and unfounded and intend to vigorously defend against the remaining claims pleaded against us in these lawsuits. The Group has made estimates for potential litigation costs based upon its assessment of the likely outcome and has recorded provisions for such amounts in the accompanying consolidated financial statements. No assurances can be provided as to the outcome of the pending Dore cases and actual results may differ from these estimates. PERMITTED INDEMNITY PROVISION Pursuant to the Company’s articles of association, every Director shall be entitled to be indemnified out of the assets of the Company against all losses or liabilities incurred or sustained by him as a Director in defending any proceedings, whether civil or criminal, in which judgment is given in his favor, or in which he is acquitted. The Company has arranged appropriate directors’ and officers’ liability insurance for the Directors and officers of the Group to the extent permitted by law. Such permitted indemnity provisions were in force during the course of the financial year ended 31 December 2023 and remained in force as of the date of this annual report. WRM EXECUTIVE DIRECTOR WRM, as a gaming concessionaire, is required by Macau law to have a managing director serving on its board of directors who is a Macau permanent resident and holds at least 15% of the voting shares and capital in WRM. The appointment of the managing director and of any successor is ineffective without the approval of the Macau government. Ms. Linda Chen meets the aforementioned requirements and currently serves as WRM’s managing Director. The WRM shares held by Ms. Linda Chen provide in aggregate a nominal preferential annual dividend and capital distribution rights of up to one Macau pataca. To facilitate the appointment of the managing director, WRM indemnifies the managing director to the extent permitted by law against any and all actions, suits, proceedings, claims, demands, costs and expenses which may be made against, incurred or payable by the managing director in connection with the managing director’s position as a member of the board of directors of WRM and shareholder of WRM, and the managing director’s service in such capacity under applicable agreements. EQUITY-LINKED AGREEMENTS Other than the employee ownership schemes, the share option schemes and the WML Convertible Bonds as disclosed above, no equity-linked agreements were entered into by the Company during the year or subsisted at the end of the financial year ended 31 December 2023.

107Annual Report 2023 Report of the Directors CONTINUING DISCLOSURE PURSUANT TO LISTING RULES 13.18 AND 13.21 Under the terms of the WM Cayman II revolver, it is a mandatory prepayment event if Wynn Resorts, Limited, the Company’s controlling shareholder, ceases to legally and beneficially own and control, directly or indirectly, more than 50% of the outstanding share capital of WM Cayman II through the Company measured by voting power. In addition, the terms of the WML 2024 Notes, WML 2026 Notes, WML 2027 Notes, WML 2028 Notes, WML 2029 Notes and WML Convertible Bonds contain a change of control provision that would, if triggered, give rise to a right in favor of the holders of the WML 2024 Notes, WML 2026 Notes, WML 2027 Notes, WML 2028 Notes, WML 2029 Notes and WML Convertible Bonds to require the Company to repurchase such notes. Under the indentures of the WML 2024 Notes and WML 2027 Notes, the circumstances that will constitute a change of control include, among others, the consummation of any transaction that results in any party other than the Company’s former Chairman and Chief Executive Officer and his related parties becoming the direct or indirect owner of more than 50% of the outstanding voting stock of WRL. Under the indentures of the WML 2026 Notes, WML 2028 Notes and WML 2029 Notes and the Terms and Conditions of WML Convertible Bonds, respectively, the circumstances that will constitute a change of control include, among others, the consummation of any transaction that results in any party other than WRL or any affiliate of WRL becoming the beneficial owner, directly or indirectly, of more than 50% of the outstanding voting stock of the Company, measured by voting power rather than number of equity interests. For further details, please refer to the Company’s announcements dated 14 September 2017, 11 December 2019, 14 June 2020, 20 August 2020 and 3 March 2023, respectively. Save as disclosed above, our Company does not have any other disclosure obligations under Rules 13.18 and 13.21 of the Listing Rules.

108 Wynn Macau, Limited Report of the Directors CHANGES IN INFORMATION OF DIRECTORS Pursuant to Rule 13.51B(1) of the Listing Rules, the changes in information of Directors of the Company are set out below: (a) Ms. Julie M. Cameron-Doe was appointed as a member of the board of directors of The Western Union Company (NYSE: WU) with effect from 12 December 2023. (b) Mr. Lam Kin Fung Jeffrey ceased to be an executive director of USPACE Technology Group Limited (formerly known as Hong Kong Aerospace Technology Group Limited) with effect from 28 November 2023. Mr. Lam Kin Fung Jeffrey was appointed as an independent non-executive director of Golden Resources Development International Limited, which is listed on the Hong Kong Stock Exchange (stock code: 677), with effect from 2 April 2024. (c) Ms. Leah Dawn Xiaowei Ye ceased to be the senior vice president, global affairs of Qualcomm Incorporated with effect from 18 December 2023. On behalf of the Board Allan Zeman Chairman Hong Kong, 21 March 2024

109Annual Report 2023 Corporate Governance Report CORPORATE GOVERNANCE PRACTICES Our commitment to integrity and dedication to maintaining and ensuring high standards of corporate governance are fundamental to our ability to conduct our business and sustain the respect of the investment community and the people who regulate our industry. The Company’s corporate governance practices are based on the principles, code provisions and certain recommended best practices as set out in the Code and are regularly reviewed and developed in the interests of the Company, its Shareholders and other stakeholders. The Company has complied with the code provisions in the Code for the year ended 31 December 2023. MODEL CODE The Company adopted the Model Code on 16 September 2009 as its code of conduct for securities transactions by Directors. On 23 March 2010, the Company adopted its own code of conduct for securities transactions, which was most recently updated in March 2017. The terms of such code are no less exacting than those set out in the Model Code. Having made specific enquiry of the Directors, all Directors have confirmed that they have complied with the required standard of dealings and code of conduct regarding securities dealings by directors as set out in the Model Code and the Company’s own code of conduct for the year ended 31 December 2023. QUARTERLY REPORTING BY WYNN RESORTS, LIMITED Our ultimate controlling shareholder, Wynn Resorts, Limited, is listed on the NASDAQ global select market and is a reporting company under the United States Securities Exchange Act of 1934 which is required to file quarterly reports with the SEC. Each quarter, Wynn Resorts, Limited issues press releases in the United States relating to its quarterly financial information (including financial information about the Macau segments of Wynn Resorts, Limited, which are operated by the Company). Such information will be presented in accordance with U.S. GAAP. At the same time as Wynn Resorts, Limited releases its quarterly press releases, the Company makes an announcement on the Hong Kong Stock Exchange pursuant to Rule 13.09 and 37.47B of the Listing Rules and Part XIVA of the SFO by extracting the key highlights of the press release pertaining to the Group. In addition to the quarterly press release, Wynn Resorts, Limited also files quarterly reports with the SEC. Simultaneously with the filing of such report in the United States, the Company also makes an announcement on the Hong Kong Stock Exchange pursuant to Rule 13.09 and 37.47B of the Listing Rules and Part XIVA of the SFO by extracting the key highlights of the quarterly report pertaining to the Group.

110 Wynn Macau, Limited Corporate Governance Report BOARD OF DIRECTORS Role of the Board The Board governs the Company and is responsible for overall leadership of the Group. The Board works to promote the success of the Group through oversight and direction of the Group’s business dealings and has delegated the general day-to-day operations of the Group’s business to the executive Directors and management team. The Board determines the overall strategic priorities for the Company, reviews and approves budgetary affairs and oversees and monitors the overall performance of management. The Board is provided with all necessary resources including the advice of external auditor, external attorneys and other independent professional advisors as needed. Board Composition The Company has a Board with a balanced composition of executive and non-executive Directors (including independent non-executive Directors). As at the date of this annual report, the Board was composed as follows: • Executive Directors: Mr. Craig S. Billings, Ms. Linda Chen and Mr. Frederic Jean-Luc Luvisutto; • Non-executive Directors: Ms. Ellen F. Whittemore and Ms. Julie M. Cameron-Doe; and • Independent non-executive Directors: Dr. Allan Zeman, Mr. Lam Kin Fung Jeffrey, Mr. Bruce Rockowitz, Mr. Nicholas Sallnow-Smith and Ms. Leah Dawn Xiaowei Ye. In December 2022, Ms. Ellen F. Whittemore and Ms. Julie M. Cameron-Doe, who were appointed as non-executive Directors during the reporting period, obtained the advice from a firm of solicitors qualified to advise on Hong Kong law as regards the requirements and procedures that are applicable to each of them as a director of a listed issuer and the possible consequences of making a false declaration or giving false information to the Hong Kong Stock Exchange, and each of them has acknowledged she understood the foregoing. There is no particular relationship (including financial, business, family or other material or relevant relationship) between members of the Board for the year ended 31 December 2023 and up to the date of this annual report.

111Annual Report 2023 Corporate Governance Report BOARD OF DIRECTORS (CONTINUED) Board Meetings and the General Meeting Held in 2023 In 2023, the Company convened five Board meetings and one general meeting. The attendance record of the Directors at the meetings is set out below. Name of Director Number of meetings attended/held during 2023 Attendance rate Executive Directors Mr. Craig S. Billings 6/6 100% Ms. Linda Chen 6/6 100% Mr. Frederic Jean-Luc Luvisutto 6/6 100% Non-executive Directors Ms. Ellen F. Whittemore(1) 6/6 100% Mr. Ian Michael Coughlan(2) 4/4 100% Ms. Julie M. Cameron-Doe(3) 2/2 100% Independent non-executive Directors Dr. Allan Zeman (Chairman of the Board) 6/6 100% Mr. Lam Kin Fung Jeffrey 6/6 100% Mr. Bruce Rockowitz 5/6 83.3% Mr. Nicholas Sallnow-Smith 6/6 100% Ms. Leah Dawn Xiaowei Ye 6/6 100% Notes: (1) Ms. Ellen F. Whittemore was appointed as a non-executive Director, with effect from 1 January 2023. (2) Mr. Ian Michael Coughlan was re-designated from an executive Director to a non-executive Director, with effect from 1 March 2023. His appointment as a non-executive Director ended on the on 25 May 2023. (3) Ms. Julie M. Cameron-Doe was appointed as a non-executive Director, with effect from 26 May 2023.

112 Wynn Macau, Limited Corporate Governance Report BOARD OF DIRECTORS (CONTINUED) Board Meetings and the General Meeting Held in 2023 (continued) At least four regular board meetings are convened each year. In accordance with code provision C.2.7 in Part 2 of the Code, apart from the regular board meetings above, the Chairman of the Board also held meetings with the non-executive Directors (including independent non-executive Directors) without the presence of executive Directors during the year ended 31 December 2023. Independent non-executive Directors The Company has received from each of the independent non-executive Directors an annual confirmation of his independence pursuant to Rule 3.13 of the Listing Rules and considers each of them to be independent. Apart from Ms. Leah Dawn Xiaowei Ye, each of the independent non-executive Directors was appointed for a two-year term from 1 April 2022, which term has been renewed for another two-year term effective from 1 April 2024. Ms. Leah Dawn Xiaowei Ye was appointed as an independent non-executive Director for a two-year term from 1 April 2023. Board Independence Evaluation The Company has established a Board Independence Evaluation Mechanism during the year 2023 which sets out the processes and procedures to ensure a strong independent element on the Board, which allows the Board effectively exercises independent judgment to better safeguard Shareholders’ interests. The objectives of the evaluation are to improve Board effectiveness, maximize strengths, and identify the areas that need improvement or further development. The evaluation process also clarifies what actions of the Company need to be taken to maintain and improve the Board performance, for instance, addressing individual training and development needs of each Director. Pursuant to the Board Independence Evaluation Mechanism, the Board will conduct annual review on its independence. During the year ended 31 December 2023, the Board reviewed the implementation and effectiveness of the Board Independence Evaluation Mechanism and the results were satisfactory. Non-executive Directors Ms. Ellen F. Whittemore was appointed as a non-executive Director, with effect from 1 January 2023. Ms. Julie M. Cameron-Doe was appointed as a non-executive Director, with effect from 26 May 2023.

113Annual Report 2023 Corporate Governance Report BOARD OF DIRECTORS (CONTINUED) Appointment and Re-election of Directors Please refer to information in “Nomination and Corporate Governance Committee” as set below regarding the process of appointment of Directors in the Company. In addition to the aforesaid term of appointment of directors in the Company, all the Directors are subject to retirement by rotation at least once every three years and any new Director appointed to fill a casual vacancy or as an addition to the Board shall be re-elected at the next following annual general meeting after appointment. Continuous Professional Development of Directors Each Director has kept abreast of his or her responsibilities as a director of the Company and of the conduct, business activities and development of the Company. The Company acknowledges the importance of Directors participating in appropriate continuous professional development to develop and refresh their knowledge and skills to ensure that their contribution to the Board remains informed and relevant. During 2023 and as part of their continuous professional development to refresh their knowledge and skills, the Directors received legal and regulatory updates and participated in discussions regarding the application of relevant regulatory and corporate governance requirements. BOARD COMMITTEES The Board has received appropriate delegation of its functions and powers and has established appropriate Board committees, with specific written terms of reference in order to manage and monitor specific aspects of the Group’s affairs. The terms of reference of the Board Committees are posted on the websites of the Company and the Hong Kong Stock Exchange and are available to the Shareholders upon request. The Board and the Board committees are provided with all necessary resources including the advice of external auditor, external attorneys and other independent professional advisors as needed. Audit and Risk Committee The Company has set up an audit and risk committee in compliance with Rule 3.21 of the Listing Rules, the primary duties of which are to review and supervise the financial reporting process, internal control system and risk management system of the Group, maintain an appropriate relationship with the Company’s auditor, review and approve connected transactions, and provide advice and comments to the Board.

114 Wynn Macau, Limited Corporate Governance Report BOARD COMMITTEES (CONTINUED) Audit and Risk Committee (continued) The audit and risk committee consists of three members: Mr. Nicholas Sallnow-Smith, Mr. Bruce Rockowitz and Dr. Allan Zeman, all of whom are independent non-executive Directors. Mr. Nicholas Sallnow-Smith is the chairman of the audit and risk committee. The audit and risk committee held five meetings during the year ended 31 December 2023. The attendance record of these meetings is set out below. Name of committee member Number of meetings attended/held during 2023 Attendance rate Mr. Bruce Rockowitz 4/5 80% Mr. Nicholas Sallnow-Smith 5/5 100% Dr. Allan Zeman 5/5 100% During the meetings, the audit and risk committee met with the external auditor, the internal audit department and senior management, reviewed the financial statements, results announcements and reports for the year ended 31 December 2022 and for the six months ended 30 June 2023, the accounting principles and practices adopted by the Group and the relevant audit findings, reviewed and discussed with the auditor of a report on the adequacy and effectiveness of the Company’s financial reporting system, internal control system and risk management system and associated procedures and considered the internal audit plan and report and reviewed and adopted new terms of the audit and risk committee. There are no material uncertainties relating to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. There is no disagreement between the Board and the audit and risk committee regarding the selection and appointment of external auditor. Remuneration Committee The Company has set up a remuneration committee, the primary duties of which are to assist the Board in determining the policy and structure for the remuneration of Directors and senior management, evaluating the performance of Directors and senior management, reviewing and/or approving incentive schemes and Directors’ service contracts and fixing the remuneration packages for all Directors and senior management. Pursuant to the delegated authority of the Board, the remuneration packages of Directors and senior management may be determined by the remuneration committee in accordance with the committee’s written terms of reference. Determination of such matters is based on the Group’s performance and the Directors’ and senior management members’ respective contributions to the Group.

115Annual Report 2023 Corporate Governance Report BOARD COMMITTEES (CONTINUED) Remuneration Committee (continued) As at 31 December 2023, the remuneration committee consisted of four members: Mr. Nicholas Sallnow-Smith, Mr. Bruce Rockowitz and Mr. Lam Kin Fung Jeffrey, all of whom are independent non- executive Directors, and Ms. Julie M. Cameron-Doe, a non-executive Director. Mr. Nicholas Sallnow- Smith is the chairman of the remuneration committee. Mr. Craig S. Billings ceased to be a member of the Company’s remuneration committee, with effect from 17 August 2023. Ms. Julie M. Cameron- Doe was appointed as a member of the Company’s remuneration committee, with effect from 18 August 2023. The remuneration committee held three meetings during the year ended 31 December 2023. The attendance record of these meetings is set out below. Name of committee member Number of meetings attended/held during 2023 Attendance rate Mr. Lam Kin Fung Jeffrey 3/3 100% Mr. Bruce Rockowitz 3/3 100% Mr. Nicholas Sallnow-Smith 3/3 100% Mr. Craig S. Billings(1) 2/2 100% Ms. Julie M. Cameron-Doe(2) 1/1 100% (1) Mr. Craig S. Billings ceased to be a member of the Company’s remuneration committee, with effect from 17 August 2023. (2) Ms. Julie M. Cameron-Doe was appointed as a member of the Company’s remuneration committee, with effect from 18 August 2023. During the meetings, the remuneration committee made recommendations of the performance-based remuneration and bonuses, including share awards, to the senior management of the Group. Details of the remuneration of each Director of the Company for the year ended 31 December 2023 are set out in note 26 to the Financial Statements contained in this annual report.

116 Wynn Macau, Limited Corporate Governance Report BOARD COMMITTEES (CONTINUED) Remuneration Committee (continued) The remuneration of the members of senior management by band for the year ended 31 December 2023 is set out below: Number of members of senior management HK$1,000,001 to HK$5,000,000 1 HK$5,000,001 to HK$10,000,000 1 HK$10,000,001 to HK$15,000,000 1 HK$20,000,001 to HK$25,000,000 1 Total 4 Nomination and Corporate Governance Committee The Company has set up a nomination and corporate governance committee, the primary duties of which are to identify, screen and recommend to the Board appropriate candidates to serve as directors of the Company, to oversee the process for evaluating the performance of the Board, to develop and recommend to the Board nomination guidelines for the Company, to review the training and continuous professional development of Directors and senior management, to review and monitor the Company’s policies and practices on compliance with legal and regulatory matters, to develop a set of corporate governance principles for the Company, which shall be consistent with any applicable laws, regulations and listing standards and to review the Company’s compliance with the Code. In reviewing the composition of the Board, the nomination and corporate governance committee considers the skills, knowledge and experience and also the desirability of maintaining a balanced composition of executive and non-executive Directors (including independent non-executive Directors). The nomination and corporate governance committee consists of four members: Mr. Nicholas Sallnow-Smith, Mr. Lam Kin Fung Jeffrey, Dr. Allan Zeman and Ms. Leah Dawn Xiaowei Ye, all of whom are independent non-executive Directors. Mr. Lam Kin Fung Jeffrey is the chairman of the nomination and corporate governance committee.

117Annual Report 2023 Corporate Governance Report BOARD COMMITTEES (CONTINUED) Nomination and Corporate Governance Committee (continued) The nomination and corporate governance committee held one meeting during the year ended 31 December 2023. The attendance record of the said meeting is set out below. Name of committee member Number of meetings attended/held during 2023 Attendance rate Mr. Lam Kin Fung Jeffrey 1/1 100% Mr. Nicholas Sallnow-Smith 1/1 100% Dr. Allan Zeman 1/1 100% Ms. Leah Dawn Xiaowei Ye 1/1 100% The nomination and corporate governance committee has assessed the independence of the existing independent non-executive Directors and recommended the re-appointment of the retiring Directors at the annual general meeting for the year ended 31 December 2023 of the Company. The nomination and corporate governance committee also reviewed and agreed on measurable objectives for implementing diversity on the Board. The measurable objectives identified by the nomination and corporate governance committee include: a material number of members of the Board should have gaming industry experience; certain members of the Board should have experience with companies with an international presence and exposure; and certain members of the Board should have experience with conducting businesses in the Asia Pacific region. The nomination and corporate governance committee is satisfied that the composition of the Board is sufficiently diverse. The nomination and corporate governance committee also reviewed the structure, size and composition of the Board as well as the Company’s policies and practices on compliance with corporate governance practices under the legal and regulatory requirements. BOARD DIVERSITY POLICY The Board first adopted a board diversity policy on 7 November 2013, which was amended on 6 December 2018. The board diversity policy sets out the Company’s approach to achieve diversity on the Board.

118 Wynn Macau, Limited Corporate Governance Report BOARD DIVERSITY POLICY (CONTINUED) The Company recognizes and embraces the benefits of having a diverse Board and views diversity at the Board level as an important element in supporting the attainment of its strategic objectives and its sustainable development. In designing the Board’s composition and when identifying potential successors, Board diversity will be considered from a variety of aspects, including but not limited to gender, age, educational background, ethnicity, professional (including regional and industry) experience, skills, knowledge and length of service. The Board may adopt, and amend, from time to time, such aspects that are appropriate to the Company’s business and Board succession planning, as applicable. The nomination and corporate governance committee of the Company will review the implementation and effectiveness of the board diversity policy annually to ensure its effectiveness and will recommended revisions to the Board for consideration and approval as appropriate. DIRECTOR NOMINATION POLICY The Board has adopted a director nomination policy on 6 December 2018, which sets out criteria and process in the nomination and appointment of directors of the Company. Whilst the overall responsibility for the selection and appointment of directors rests with the Board, the Board has delegated general responsibilities and authority to the nomination and corporate governance committee of the Company to assist with implementing the director nomination policy. In evaluating and selecting candidates for directorship, the Board will consider the following factors including, but not limited to: the candidate’s character, integrity and qualifications, including professional qualifications, skills, knowledge and experience; the diversity aspects under the board diversity policy; the requirement for the Board to have independent directors in accordance with the Listing Rules; and the candidate’s willingness and ability to devote adequate time to discharge duties as a member of the Board. For the appointment of new directors, the nomination committee and/or the Board will evaluate such candidate based on the criteria as set out above, rank them by order of preference based on the needs of the Company and reference check of each candidate (where applicable) and then recommend to the Board to appoint the appropriate candidate for directorship, as applicable. For any person that is nominated by a shareholder for election as a director at the general meeting of the Company, the nomination committee and/or the Board will evaluate such candidate based on the criteria as set out above and where appropriate, make recommendation to shareholders in respect of the proposed election of director at the general meeting.

119Annual Report 2023 Corporate Governance Report DIRECTOR NOMINATION POLICY (CONTINUED) For the re-election of a director at general meeting, the nomination and corporate governance committee and/or the Board should review the overall contribution and service to the Company of the retiring director and the level of participation and performance on the Board, to determine whether the retiring director continues to meet the criteria summarized above and then make recommendations to shareholders in respect of the proposed re-election of director at the general meeting. The nomination committee will conduct regular reviews of the structure, size and composition of the Board and the director nomination policy and where appropriate, make recommendations on changes to the Board to complement the Company’s corporate strategy and business needs. DIVIDEND POLICY The Company has adopted a dividend policy, which sets out the principles and guidelines that the Company intends to apply in relation to the declaration and payment of dividends to the Shareholders. The Board has the discretion to declare and distribute dividends subject to the requirements of the Articles of Association of the Company, Cayman Islands law and other applicable laws and regulations. The Company’s ability to pay dividends depends substantially on the receipt of cash contributions (i.e. dividends) from its subsidiaries. The Board shall have regard to the following factors of the Company and its subsidiaries when considering the declaration and payment of dividends: past financial results; past and forecasted cash flows; business conditions and strategies; future operations and earnings; capital requirements and expenditure plans; interests of Shareholders; any restrictions on payment of dividends (including contractual restrictions, i.e. from financing-related agreements); and any other factors that the Board may consider relevant. For the avoidance of doubt, there is no assurance that dividends will be paid in any particular amount (or at all) for any given period notwithstanding the adoption of this policy. If the Board decides to recommend, declare or pay dividends, the form, frequency and amount will depend upon the situation and applicable factors at the relevant time. The Board will review the dividend policy as appropriate from time to time.

120 Wynn Macau, Limited Corporate Governance Report FINANCIAL REPORTING Directors’ Responsibility The Directors acknowledge their responsibility for the preparation and true and fair presentation of the Financial Statements in accordance with IFRS and the disclosure requirements of the Hong Kong Companies Ordinance. This responsibility includes designing, implementing and maintaining internal control relevant to the preparation and the true and fair presentation of the Financial Statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances. The Directors are not aware of any material uncertainties relating to events or conditions that may cast significant doubt upon the Company’s ability to continue as a going concern as at 31 December 2023. Accordingly, the Directors have prepared the Financial Statements for the year ended 31 December 2023 on a going concern basis. Auditor’s Responsibility A statement by the external auditor of the Company, Ernst & Young, is included in the Independent Auditor’s Report on pages 125 to 131 of this annual report. Auditor’s Remuneration Fees for auditing services provided by our external auditor, Ernst & Young, for the year ended 31 December 2023 are included in note 3.2 to the Financial Statements. There were no non-auditing services provided by our external auditor for the year ended 31 December 2023. RISK MANAGEMENT AND INTERNAL CONTROLS The Board has overall responsibility for overseeing the risk management and internal control systems of the Group and ensuring the effectiveness of these systems at least annually, which are designed to provide reasonable, but not absolute, assurance against material misstatement or loss, and to manage rather than eliminate risks of failure in achieving our objectives.

121Annual Report 2023 Corporate Governance Report RISK MANAGEMENT AND INTERNAL CONTROLS (CONTINUED) As an integral part of the Board’s function and strategic decision making process, the Board evaluates the risks faced by the Group and determines the risk exposure acceptable to the Group for the purposes of achieving its objectives. Management is responsible for designing, implementing and monitoring appropriate risk management and internal control systems. The processes for developing the framework for our risk management and internal control systems involve the collaborative efforts of management which possess a wide range of skills, knowledge and experience as a result of the diverse nature of risk. Such risks include financial risk, political risk, market risk, compliance risk, operational risk and material risks relating to Environmental, Social and Governance (“ESG”). As part of this framework, management periodically reports to the audit and risk committee and the Board on market trends, business operations and performance, corporate activities, developments and other relevant information. Management has been trained to identify and handle information which may be considered material inside information. In accordance with our policies and practices, which comply with the relevant legal and regulatory requirements, such information is reported to the audit and risk committee and the Board in a timely manner to facilitate the formulation of the appropriate response. Furthermore, procedures including pre-clearance on dealing in the Group’s securities by designated members of management, notification of regular blackout and securities dealing restrictions to relevant Directors and employees and dissemination of information on a need-to-know basis have been implemented by the Group to help ensure proper handling of inside information within the Group. Supporting this framework is the Company’s internal audit department, which was established and functioning prior to the commencement of operations of the Group. The internal audit department is responsible for conducting independent reviews of the adequacy and effectiveness of the risk management and internal controls systems of the Group. The internal audit department prepares an annual audit plan based on applicable regulatory requirements and risk assessments for the consideration and approval of the audit and risk committee. Upon approval, audit work and testing is performed during the course of the year in accordance with the audit plan. The internal audit department communicates the audit findings and recommendations for remedial action (if any) with relevant management and performs follow-up work (as necessary) to confirm that adequate remedial action has been taken. The internal audit department reports its findings and conclusions, typically on a quarterly basis, to the audit and risk committee, which in turn provides feedback to management, the internal audit department and the Board as appropriate. In compliance with code provision D.2.6 in Part 2 of the Code, the Company adopted a whistleblowing policy and integrity hotlines to enable its employees and those who deal with the Company to raise concerns, in confidence and anonymity, about possible improprieties in matters related to the Company, which helps detect and deter misconduct, malpractice or unethical acts in or relating to the Company. The Audit and Risk Committee oversees reports made under the whistleblowing policy.

122 Wynn Macau, Limited Corporate Governance Report RISK MANAGEMENT AND INTERNAL CONTROLS (CONTINUED) In compliance with code provision D.2.7 in Part 2 of the Code, the Company adopted an anti-corruption policy to ensure that employees are aware of, and comply with, applicable anti-corruption laws and regulations. During the year ended 31 December 2023, no material internal control deficiency that might have an adverse impact on the financial position or operations of the Group was detected. In respect of the year ended 31 December 2023, the Board reviewed the scope and quality of management’s risk management and internal control systems, and through the review and findings of the audit and risk committee and the internal audit department, considered that (i) the Group’s risk management and internal control systems were effective and the Group had complied with the provisions on risk management and internal controls as set forth in the Code; and (ii) the resources, staff qualifications and experience, training programs and budget of the Group’s accounting, internal audit, financial reporting functions , as well as those relating to the Company’s ESG performance and reporting were adequate. DIRECTORS’ AND OFFICERS’ INSURANCE The Company has arranged for appropriate insurance cover in respect of legal actions against our Directors and officers acting in such a capacity on behalf of the Company. COMPANY SECRETARY Ms. Ho Wing Tsz Wendy of Tricor Services Limited (“Tricor”), our external service provider of company secretarial services, is company secretary and authorized representative of the Company. Tricor’s primary contact person at the Company is Ms. Xin Chen, the Vice President & Deputy General Counsel of the Company. For the year ended 31 December 2023 and up to the date of this annual report, Ms. Ho Wing Tsz Wendy has taken no less than 15 hours of relevant professional training to update her skills and knowledge. SHAREHOLDERS’ RIGHTS Convening of Extraordinary General Meeting by Shareholders Pursuant to article 13.3 of the Company’s articles of association, the Board may, whenever it thinks fit, convene an extraordinary general meeting. Extraordinary general meetings shall also be convened by two or more Shareholders depositing a written requisition at the principal office of the Company in Hong Kong or, in the event the Company ceases to have such a principal office, the registered office, specifying the objects of the meeting and signed by the requisitionists. The requisitionists should hold as at the date of deposit of the requisition not less than one-tenth of the paid up capital of the Company which carries the right of voting at general meetings.

123Annual Report 2023 Corporate Governance Report SHAREHOLDERS’ RIGHTS (CONTINUED) Convening of Extraordinary General Meeting by Shareholders (continued) General meetings may also be convened on the written requisition of a Shareholder which is a recognized clearing house (or its nominee(s)) deposited at the principal office of the Company in Hong Kong or, in the event the Company ceases to have such a principal office, the registered office specifying the objects of the meeting and signed by the requisitionist. The requisitionist should hold as at the date of deposit of the requisition not less than one-tenth of the paid up capital of the Company which carries the right of voting at general meetings. If the Board does not within 21 days from the date of deposit of the requisition proceed to convene the meeting to be held within a further 21 days, the requisitionist(s) themselves or any of them representing more than one-half of the total voting rights of all of them, may convene the general meeting in the same manner, as nearly as possible, as that in which meetings may be convened by the Board provided that any meeting so convened shall not be held after the expiration of three months from the date of deposit of the requisition, and all reasonable expenses incurred by the requisitionist(s) as a result of the failure of the Board shall be reimbursed to them by the Company. Procedures for Shareholders to propose a person for election as a Director of the Company The procedures for Shareholders to propose a person for election as a Director of the Company were reviewed and recommended by the nomination and corporate governance committee, and approved and adopted by the Board on 27 March 2012. The procedures are available for viewing on our Company’s website at www.wynnmacaulimited.com. INVESTOR RELATIONS Shareholders’ Enquiries and Proposals Enquiries from Shareholders for the Board or the Company, or proposals from Shareholders for consideration at shareholders’ meetings may be directed to Wynn Macau Investor Relations: By post: Wynn Macau, Investor Relations, Rua Cidade de Sintra, NAPE, Macau By fax: (853) 2832 9966 By e-mail: inquiries@wynnmacau.com The enquiries and proposals received by the Company are handled on a case-by-case basis after due consideration by the investors relations team, relevant management and the Board, as appropriate. Changes to the contact details above will be communicated through our Company’s website at www.wynnmacaulimited.com, which also contains information and updates on the Company’s business developments and operations, as well as press releases and financial information. Shareholders’ Communication Policy The Company’s shareholders’ communication policy was reviewed and recommended by the nomination and corporate governance committee, and approved and adopted by the Board on 27 March 2012. The shareholders’ communication policy is available for viewing on our Company’s website at www.wynnmacaulimited.com.

124 Wynn Macau, Limited Corporate Governance Report INVESTOR RELATIONS (CONTINUED) Shareholders’ Communication Policy (continued) The Company adopted electronic dissemination of corporate communications on 20 February 2024, which mean any documents issued or to be issued by the Company for the information or action of holders of any of its securities, including but not limited to (a) the directors’ report, its annual accounts together with a copy of the auditors’ report and, where applicable, its summary financial report; (b) the interim report and, where applicable, its summary interim report; (c) a notice of meeting; (d) a listing document; (e) a circular and (f) a proxy form. For details, please refer to the Company’s notification letters published on the websites of the Company and the Hong Kong Stock Exchange on 20 February 2024. Changes in Articles of Association On 25 May 2023, the Company adopted a new memorandum and articles of association for the purposes of (i) bringing the new memorandum and articles of association in line with the amendments made to the Core Shareholder Protection Standards set out in the Appendix A1 (formerly Appendix 3) to the Listing Rules which took effect on 1 January 2022 and applicable laws of the Cayman Islands; (ii) providing flexibility to the Company in relation to the conduct of general meetings; and (iii) adopting house-keeping improvements and amendments in line with the aforesaid amendments. For details, please refer to the announcements of the Company dated 24 April 2023 and 25 May 2023 and the circular of the Company dated 24 April 2023, respectively. The new memorandum and articles of association of the Company are available for viewing on the websites of the Company and the Hong Kong Stock Exchange. Shareholder Meetings The Company held its annual general meeting for the year ended 31 December 2022 in the meeting rooms at Wynn Palace on 25 May 2023. The resolutions for consideration at the said meeting were voted by poll pursuant to the Listing Rules and the poll results were posted on the websites of the Hong Kong Stock Exchange and the Company shortly after the said meeting. Key Shareholder Dates Key shareholder dates for 2024 are: • May 2024: annual general meeting; • August 2024: release of announcement of interim results in respect of the six months ending 30 June 2024; and • September 2024: release of interim report in respect of the six months ending 30 June 2024.

125Annual Report 2023 Independent Auditor’s Report To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability) OPINION We have audited the consolidated financial statements of Wynn Macau, Limited (the “Company”) and its subsidiaries (the “Group”) set out on pages 132 to 225, which comprise the consolidated statement of financial position as at 31 December 2023, and the consolidated statement of profit or loss and other comprehensive income, the consolidated statement of changes in equity and the consolidated statement of cash flows for the year then ended, and notes to the consolidated financial statements, including material accounting policy information. In our opinion, the accompanying consolidated financial statements give a true and fair view of the consolidated financial position of the Group as at 31 December 2023, and of its consolidated financial performance and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards (“IFRSs”) and have been properly prepared in compliance with the disclosure requirements of the Hong Kong Companies Ordinance. BASIS FOR OPINION We conducted our audit in accordance with Hong Kong Standards on Auditing (“HKSAs”) issued by the Hong Kong Institute of Certified Public Accountants (“HKICPA”). Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the consolidated financial statements section of our report. We are independent of the Group in accordance with the HKICPA’s Code of Ethics for Professional Accountants (the “Code”), and we have fulfilled our other ethical responsibilities in accordance with the Code. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

126 Wynn Macau, Limited Independent Auditor’s Report To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability) KEY AUDIT MATTERS Key audit matters are those matters that, in our professional judgement, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. For each matter below, our description of how our audit addressed the matter is provided in that context. We have fulfilled the responsibilities described in the Auditor’s responsibilities for the audit of the consolidated financial statements section of our report, including in relation to these matters. Accordingly, our audit included the performance of procedures designed to respond to our assessment of the risks of material misstatement of the consolidated financial statements. The results of our audit procedures, including the procedures performed to address the matters below, provide the basis for our audit opinion on the accompanying consolidated financial statements.

127Annual Report 2023 Independent Auditor’s Report Key audit matter How our audit addressed key audit matter Provision for expected credit losses Referring to note 2.5 to the Group’s consolidated financial statements for significant accounting judgements and estimates, the Group uses a provision matrix to calculate the expected credit losses (“ECLs”) for trade receivables. The provision matrix is calibrated to adjust the historical credit loss experience with known customer information and forward- looking information. Management’s assessment of the correlation between historical observed default rates, forecast economic conditions and the ECLs can provide significant changes in the estimate between periods. Further disclosures on the ECLs of the Group’s trade receivables are set out in note 13 to the consolidated financial statements. We evaluated and tested the design and operating effectiveness of the controls over the accounting process of provision for ECLs of trade receivables. We evaluated management’s assumptions and judgements by comparing the Group’s provisioning rates against historical collection data. We considered the support related to the original issuance of casino credits and/or their subsequent settlements when performing analysis of receivables’ aging buckets and write-offs as a percentage of gross trade receivables. We corroborated management’s representations with the source data for specific provisions made for certain trade receivables, performed ratio analysis on the Group’s provision for ECLs; and re-calculated the provision for ECLs using management’s model and considered the adequacy of the provision. We assessed the Group’s provisioning policy applied, which included assessing whether the calculation was made in accordance with IFRS 9. We assessed the time value of money considered in the ECLs impairment model and tested the mathematical accuracy of the calculations. We assessed the adequacy of the Group’s disclosures regarding the provision for ECLs of trade receivables. To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability) KEY AUDIT MATTERS (CONTINUED)

128 Wynn Macau, Limited Independent Auditor’s Report OTHER INFORMATION INCLUDED IN THE ANNUAL REPORT The directors of the Company are responsible for the other information. The other information comprises the information included in the Annual Report, other than the consolidated financial statements and our auditor’s report thereon. Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon. In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard. RESPONSIBILITIES OF THE DIRECTORS FOR THE CONSOLIDATED FINANCIAL STATEMENTS The directors of the Company are responsible for the preparation of the consolidated financial statements that give a true and fair view in accordance with IFRSs and the disclosure requirements of the Hong Kong Companies Ordinance, and for such internal control as the directors determine is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. In preparing the consolidated financial statements, the directors of the Company are responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors of the Company either intend to liquidate the Group or to cease operations or have no realistic alternative but to do so. The directors of the Company are assisted by the Audit and Risk Committee in discharging their responsibilities for overseeing the Group’s financial reporting process. To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability)

129Annual Report 2023 Independent Auditor’s Report AUDITOR’S RESPONSIBILITIES FOR THE AUDIT OF THE CONSOLIDATED FINANCIAL STATEMENTS Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Our report is made solely to you, as a body, and for no other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with HKSAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements. As part of an audit in accordance with HKSAs, we exercise professional judgement and maintain professional skepticism throughout the audit. We also: • Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. • Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control. • Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the directors. To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability)

130 Wynn Macau, Limited Independent Auditor’s Report AUDITOR’S RESPONSIBILITIES FOR THE AUDIT OF THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) • Conclude on the appropriateness of the directors’ use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to continue as a going concern. • Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation. • Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion. We communicate with the Audit and Risk Committee regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit. To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability)

131Annual Report 2023 Independent Auditor’s Report AUDITOR’S RESPONSIBILITIES FOR THE AUDIT OF THE CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) We also provide the Audit and Risk Committee with a statement that we have complied with relevant ethical requirements regarding independence and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, actions taken to eliminate threats or safeguards applied. From the matters communicated with the Audit and Risk Committee, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication. The engagement partner on the audit resulting in this independent auditor’s report is Samuel Yuen Ka Cheong. Ernst & Young Certified Public Accountants Hong Kong 21 March 2024 To the shareholders of Wynn Macau, Limited (Incorporated in the Cayman Islands with limited liability)

132 Wynn Macau, Limited Financial Statements Consolidated Statement of Profit or Loss and Other Comprehensive Income For the year ended 31 December 2023 2022 HK$ HK$ Notes (in thousands, except for per Share amounts) Operating revenues Casino 19,111,112 3,695,226 Rooms 2,435,090 514,650 Food and beverage 1,350,778 476,468 Retail and other 1,371,162 957,596 24,268,142 5,643,940 Operating costs and expenses Gaming taxes and premiums 10,057,523 2,160,816 Staff costs 3.1 4,191,294 3,836,799 Other operating expenses 3.2 3,761,468 1,957,873 Depreciation and amortization 3.3 2,374,100 2,308,197 Property charges and other 3.4 181,338 268,700 20,565,723 10,532,385 Operating profit/(loss) 3,702,419 (4,888,445) Finance revenues 3.5 571,267 81,511 Finance costs 3.6 (3,335,189) (2,563,024) Net foreign currency differences (90,131) 43,115 Change in derivative fair value 388,763 — Loss on debt financing transaction (22,767) — (2,488,057) (2,438,398) Profit/(loss) before tax 1,214,362 (7,326,843) Income tax expense 4 42,706 12,427 Net profit/(loss) attributable to owners of the Company 1,171,656 (7,339,270)

133Annual Report 2023 Financial Statements Consolidated Statement of Profit or Loss and Other Comprehensive Income For the year ended 31 December 2023 2022 HK$ HK$ Notes (in thousands, except for per Share amounts) Other comprehensive income/(loss) Other comprehensive income/(loss) that may be reclassified to profit or loss in subsequent periods: Currency translation reserve 1,879 (7,714) Other comprehensive income/(loss) for the year 1,879 (7,714) Total comprehensive income/(loss) attributable to owners of the Company 1,173,535 (7,346,984) Basic earnings/(loss) per Share 6 0.22 (1.41) Diluted earnings/(loss) per Share 6 0.19 (1.41)

134 Wynn Macau, Limited Financial Statements Consolidated Statement of Financial Position As at 31 December 2023 2022 HK$ HK$ Notes (in thousands) Non-current assets Property and equipment and construction in progress 8 23,022,887 24,352,933 Right-of-use assets 9 1,221,395 1,328,842 Goodwill and intangible asset, net 10 1,869,886 398,345 Deposits for acquisition of property and equipment 13,548 3,846 Other non-current assets 11 641,559 711,243 Restricted cash and cash equivalents 16 688,184 979,229 Total non-current assets 27,457,459 27,774,438 Current assets Inventories 12 286,194 280,332 Trade and other receivables 13 1,037,260 393,210 Prepayments and other current assets 14 142,850 84,211 Investments 15 5,454,660 — Amounts due from related companies 28 150,436 123,329 Restricted cash and cash equivalents 16 35 517 Cash and cash equivalents 17 10,300,159 7,422,901 Total current assets 17,371,594 8,304,500 Current liabilities Accounts payable 18 456,526 400,524 Interest-bearing borrowings 19 4,675,511 — Lease liabilities 33,966 42,043 Construction payables and accruals 282,073 142,548 Other payables and accruals 21 5,140,781 3,854,441 Amounts due to related companies 28 113,092 242,831 Income tax payables 42,706 6,350 Other current liabilities 200,957 65,520 Total current liabilities 10,945,612 4,754,257 Net current assets 6,425,982 3,550,243 Total assets less current liabilities 33,883,441 31,324,681

135Annual Report 2023 Financial Statements Consolidated Statement of Financial Position As at 31 December 2023 2022 HK$ HK$ Notes (in thousands) Non-current liabilities Interest-bearing borrowings 19 48,004,103 48,228,497 Lease liabilities 118,493 126,428 Construction retentions payable 6,779 1,775 Other long-term liabilities 1,565,497 120,242 Total non-current liabilities 49,694,872 48,476,942 Net liabilities (15,811,431) (17,152,261) Equity Deficiency in assets attributable to owners of the Company Issued capital 22 5,241 5,235 Share premium account 23 536,800 494,633 Shares held for employee ownership schemes 22 (23) (22) Deficit 23 (16,353,449) (17,652,107) Total deficiency in assets (15,811,431) (17,152,261) Approved and authorized for issue by the Board on 21 March 2024. Craig S. Billings Linda Chen Director Director

136 Wynn Macau, Limited

Financial Statements
Consolidated Statement of Changes in Equity

	Notes	Issued Capital HK$	Share Premium Account HK$ (Note 23)	Shares Held for Employee Ownership Schemes HK$	Share Option Reserve* HK$	Other Reserves*# HK$	Statutory Reserve* HK$ (Note 23)	Accumulated Losses* HK$	Currency Translation Reserve* HK$	Total Deficiency in Assets HK$
		Attributable to owners of the Company								
						(in thousands)				
As at 1 January 2022		5,206	393,901	(31,785)	966,097	554,740	48,568	(11,975,193)	15,867	(10,022,599)
Net loss for the year		–	–	–	–	–	–	(7,339,270)	–	(7,339,270)
Change in currency translation reserve		–	–	–	–	–	–	–	(7,714)	(7,714)
Total comprehensive loss attributable to the owners of Company		–	–	–	–	–	–	(7,339,270)	(7,714)	(7,346,984)
Share-based payments	24	–	–	–	217,188	–	–	–	–	217,188
Transfer of share option reserve upon expiry of share options		–	–	–	(1,831)	–	–	1,831	–	–
Transfer to share premium upon vesting of awards under an employee ownership scheme		–	100,732	31,792	(132,524)	–	–	–	–	–
Shares issued for an employee ownership scheme	22	29	–	(29)	–	–	–	–	–	–
Returned dividend from forfeited awards under an employee ownership scheme		–	–	–	–	–	–	134	–	134
As at 31 December 2022 and 1 January 2023		**5,235**	**494,633**	**(22)**	**1,048,930**	**554,740**	**48,568**	**(19,312,498)**	**8,153**	**(17,152,261)**
Net profit for the year		–	–	–	–	–	–	1,171,656	–	1,171,656
Change in currency translation reserve		–	–	–	–	–	–	–	1,879	1,879
Total comprehensive income attributable to the owners of Company		–	–	–	–	–	–	1,171,656	1,879	1,173,535
Transfer to statutory reserve		–	–	–	–	–	1,165,024	(1,165,024)	–	–
Share-based payments	24	–	–	–	167,283	–	–	–	–	167,283
Transfer of share option reserve upon expiry of share options		–	–	–	(4,828)	–	–	4,828	–	–
Transfer to share premium upon vesting of awards under an employee ownership scheme		–	42,167	5	(42,172)	–	–	–	–	–
Shares issued for the employee ownership schemes	22	6	–	(6)	–	–	–	–	–	–
Returned dividend from forfeited awards under an employee ownership scheme		–	–	–	–	–	–	12	–	12
As at 31 December 2023		**5,241**	**536,800**	**(23)**	**1,169,213**	**554,740**	**1,213,592**	**(19,301,026)**	**10,032**	**(15,811,431)**

* These reserve accounts comprised the consolidated deficit of HK$16.35 billion and HK$17.65 billion in the consolidated statement of financial position as at 31 December 2023 and 2022, respectively.

\# "Other reserves" as at 1 January 2022, 1 January 2023 and 31 December 2023 was composed of HK$194.3 million in issued capital of WRM and HK$360.4 million of issued capital of Wynn Resorts International, Ltd.

137Annual Report 2023 Financial Statements Consolidated Statement of Cash Flows For the year ended 31 December 2023 2022 HK$ HK$ Notes (in thousands) Operating activities Profit/(loss) before tax 1,214,362 (7,326,843) Adjustments to reconcile profit/(loss) before tax to net cash flows from operating activities: Depreciation and amortization 3.3 2,374,100 2,308,197 Property charges and other 3.4 181,338 268,700 Reversal of provision for credit losses, net 3.2 (64,310) (58,855) Expense of share-based payments 3.1 162,466 208,394 Finance revenues 3.5 (571,267) (81,511) Finance costs 3.6 3,335,189 2,563,024 Loss on debt financing transaction 22,767 — Change in derivative fair value (388,763) — Net foreign currency differences 90,131 (43,115) Working capital adjustments: (Increase)/decrease in inventories (5,862) 15,833 (Increase)/decrease in trade and other receivables (476,694) 164,749 (Increase)/decrease in prepayments and other assets (62,891) 14,379 Increase in accounts payable 55,851 7,506 Increase/(decrease) in other payables, accruals and other liabilities 1,114,929 (394,533) (Decrease)/increase in net amounts due to related companies (162,636) 252,607 Income taxes paid (6,350) (18,504) Net cash flows generated from/(used in) operating activities 6,812,360 (2,119,972) Investing activities Decrease/(increase) in restricted cash and cash equivalents 291,046 (970,763) Purchases of property and equipment and other assets, net of construction payables and accruals and construction retentions payable (714,296) (348,680) Proceeds from sale of property and equipment 2,359 242 Payment of contract premium and related cost — (46,814) Purchase of investments (5,422,433) — Interest received 434,145 80,464 Net cash flows used in investing activities (5,409,179) (1,285,551) Financing activities Decrease in restricted cash and cash equivalents 481 3,390 Proceeds from borrowings 4,707,553 1,659,701 Payments of debt financing costs (109,894) (25,808) Payments of the principal component of lease liabilities (39,720) (43,285) Payments of the interest component of lease liabilities (8,394) (8,382) Payments of financial liability associated with an intangible asset (157,755) — Interest paid (2,905,712) (2,442,835) Dividends paid (293) (3,201) Net cash flows generated from/(used in) financing activities 1,486,266 (860,420) Net increase/(decrease) in cash and cash equivalents 2,889,447 (4,265,943) Cash and cash equivalents as at 1 January 7,422,901 11,664,100 Effect of foreign exchange rate changes, net (12,189) 24,744 Cash and cash equivalents as at 31 December 17 10,300,159 7,422,901

138 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 1. CORPORATE AND GROUP INFORMATION The Company was incorporated in the Cayman Islands as an exempted company with limited liability on 4 September 2009. The Company’s Shares were listed on the Main Board of the Hong Kong Stock Exchange on 9 October 2009. The Company’s registered office address is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide. The Group owns and operates hotel and casino resorts in Macau, namely Wynn Palace and Wynn Macau. WRM has been conducting gaming activities in our casinos in Macau under concession contracts signed with the Macau government, since 27 June 2002. On 23 June 2022, WRM and the Macau government entered into a Concession Extension Agreement, pursuant to which the expiration date of WRM’s gaming concession was extended from 26 June 2022 to 31 December 2022. On 16 December 2022, WRM entered into a definitive Gaming Concession Contract with the Macau government, pursuant to which WRM was granted a 10-year gaming concession commencing on 1 January 2023 and expiring on 31 December 2032, to operate games of chance at Wynn Palace and Wynn Macau. The Group is a party to land concessions for approximately 51 acres of land in the Cotai area of Macau (the “Cotai Land”) where Wynn Palace is located and approximately 16 acres of land on the Macau peninsula where Wynn Macau is located for terms of 25 years from May 2012 and August 2004, respectively. WM Cayman Holdings Limited I owns approximately 72% of the Shares of the Company and approximately 28% of the Shares of the Company is owned by public shareholders. The ultimate parent company of Wynn Macau, Limited is Wynn Resorts, Limited, a publicly-traded company incorporated in the United States of America.

Annual Report 2023 | 139

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2023

1. CORPORATE AND GROUP INFORMATION (CONTINUED)

Information about subsidiaries

The following is a list of subsidiaries of the Company as at 31 December 2023:

Name	Place of Incorporation/ Operation	Principal Activities	Nominal Value of Issued Share/ Registered Capital	Interest Held
WM Cayman Holdings Limited II	Cayman Islands	Investment holding	Ordinary shares — US$1	100%
Wynn Resorts International, Ltd.	Isle of Man	Investment holding	Ordinary shares — GBP2	100%
Wynn Resorts (Macau) Holdings, Ltd.	Isle of Man	Investment holding	Ordinary shares — Class A shares: GBP343 — Class B shares: GBP657	100%
Wynn Resorts (Macau), Limited	Hong Kong	Investment holding	Ordinary shares — HK$100	100%
Wynn Resorts (Macau) S.A.	Macau	Operator of hotel casino and related gaming businesses	Share capital — MOP5,000,000,000	100%**
Palo Real Estate Company Limited	Macau	Development, design and preconstruction activities	Share capital — MOP1,000,000	100%
WML Finance I Limited	Cayman Islands	Entity facilitates lending within the Group	Ordinary shares — US$1	100%
WML Corp. Ltd.	Cayman Islands	Investment holding	Ordinary shares — US$1	100%*
Sierra International Management and Services Limited	Macau	Technical consultancy and administrative activities, management and support services	Quota capital — MOP100,000	100%

140 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 1. CORPORATE AND GROUP INFORMATION (CONTINUED) Information about subsidiaries (continued) * Shares directly held by the Company ** 15% of the shares are held by a Macau-resident investor which entitle the holder to 15% of the voting rights and social rights and the rights to maximum dividend or payment upon dissolution of one MOP. The remaining 85% of the shares held by the Group are entitled to 85% of the voting rights and 100% of the profit participation or economic interest. None of the subsidiaries had any debt securities outstanding at the end of the year or at any time during the year. The Company has consolidated certain operating entities within the Group without any legal interests. Due to the implementation of the employee ownership schemes of the Group, the Company has set up structured entities, Trusts. In addition, WRM has set up a charitable foundation in Macau, Wynn Care Foundation, which is a structured entity of the Group. Particulars of the structured entities are as follows: Structured Entities Principal Activities Trusts Administering and holding the Company’s Shares acquired for the employee ownership schemes, which are set up for the benefits of eligible participants of the schemes Charitable foundation Conducting charitable activities for the benefit of Macau and the PRC 2.1 BASIS OF PREPARATION These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). These financial statements also comply with the accounting principles generally accepted in Hong Kong and the disclosure requirements of the Hong Kong Companies Ordinance relating to the preparation of financial statements. They have been prepared on a going concern basis and a historical cost basis, except for WML convertible bond conversion option derivative as disclosed in note 20 that has been measured at fair value. These financial statements are presented in Hong Kong dollars and all values are rounded to the nearest thousand (HK$’000) except when otherwise indicated. As at 31 December 2023, the Group had a deficiency in assets of HK$15.81 billion, however, the Group had total cash and cash equivalents, excluding restricted cash, of HK$10.30 billion, and investments of HK$5.45 billion, and had access to approximately HK$3.91 billion of available borrowing capacity from the WRL Revolving Loan Facility. Given the Group’s liquidity position as at 31 December 2023, the Group believes it will be able to support continuing operations.

141Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 2.1 BASIS OF PREPARATION (CONTINUED) Basis of consolidation The consolidated financial statements comprise the financial statements of the Company and its subsidiaries as at 31 December 2023. A subsidiary is an entity (including a structured entity), directly or indirectly, controlled by the Company. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee (i.e., existing rights that give the Group the current ability to direct the relevant activities of the investee). The subsidiaries are fully consolidated from the date on which control is transferred to the Group, and will continue to be consolidated until the date that such control ceases. The financial statements of the subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies. On 15 May 2014, the Board of Directors approved an employee ownership scheme under which shares may be awarded to employees of the Group in accordance with the related terms and conditions. On 25 May 2023, the employee ownership scheme was terminated upon the Company’s adoption of a new employee ownership scheme. Pursuant to the rules of the respective employee ownership schemes, the Group has set up trusts for the purpose of administering the employee ownership schemes and holding the awarded shares before they vest. In August 2020, WRM set up a charitable foundation, “Wynn Care Foundation”. Through Wynn Care Foundation, the Group continues to broaden its efforts in pursuing positive social impact and supporting charitable development within Macau and the PRC. As the Group has control over the Trusts and the foundation, the Directors of the Company consider that it is appropriate to consolidate these structured entities. All intra-group balances, equity, income, expenses and cash flows relating to transactions between group companies are eliminated in full on consolidation. Unrealized gains and losses resulting from transactions between group companies are eliminated, except where unrealized losses provide evidence of an impairment of the asset transferred.

142 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 2.2 MATERIAL ACCOUNTING POLICY INFORMATION Fair value measurement Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either in the principal market for the asset or liability, or in the absence of a principal market, in the most advantageous market for the asset or liability. The principal or the most advantageous market must be accessible by the Group. The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest. A fair value measurement of a non-financial asset takes into account a market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use. The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data is available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs. All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole: Level 1 — based on quoted prices (unadjusted) in active markets for identical assets or liabilities Level 2 — based on valuation techniques for which the lowest level input that is significant to the fair value measurement is observable, either directly or indirectly Level 3 — based on valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable For assets and liabilities that are recognized in the financial statements at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by reassessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

143Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 2.2 MATERIAL ACCOUNTING POLICY INFORMATION (CONTINUED) Goodwill Goodwill is initially measured at cost, being the excess of the aggregate of the consideration transferred, the amount recognized for non-controlling interests and any fair value of the Group’s previously held equity interests in the acquiree over the identifiable net assets acquired and liabilities assumed. If the sum of this consideration and other items is lower than the fair value of the net assets of the subsidiary acquired, the difference is, after reassessment, recognized in the consolidated statement of profit or loss and other comprehensive income as a gain on bargain purchase. Goodwill arising on acquisition is recognized in the consolidated statement of financial position as an asset, initially measured at cost and subsequently at cost less any accumulated impairment losses. Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate that the carrying value may be impaired. The Group performs its annual impairment test of goodwill as at 31 December. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each cash-generating unit (“CGU”) of the Group, or groups of CGUs, that are expected to benefit from the synergies of the combination, irrespective of whether other assets or liabilities of the Group are assigned to those units or groups of units. Impairment is determined by assessing the recoverable amount of the CGU or the group of CGUs to which the goodwill relates. Where the recoverable amount of the CGU or the group of CGUs is less than the carrying amount, an impairment loss is recognized. An impairment loss recognized for goodwill is not reversed in a subsequent period. Where goodwill has been allocated to a CGU or a group of CGUs and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the CGU retained. Intangible assets other than goodwill Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and accumulated impairment losses.

144 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 2.2 MATERIAL ACCOUNTING POLICY INFORMATION (CONTINUED) Intangible assets other than goodwill (continued) The useful lives of intangible assets are assessed as either finite or indefinite. Intangible assets with finite lives are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method for an intangible asset with a finite useful life are reviewed at least at the end of each reporting period. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are considered to modify the amortization period or method, as appropriate, and are treated as changes in accounting estimates. The amortization expense on intangible assets with finite lives is recognized in the consolidated statement of profit or loss and other comprehensive income. An intangible asset is derecognized upon disposal (i.e., at the date the recipient obtains control) or when no future economic benefits are expected from its use or disposal. Any gain or loss arising upon derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the consolidated statement of profit or loss and other comprehensive income. Other than goodwill, the Group’s intangible asset consists of the right to operate games of chance at Wynn Palace and Wynn Macau under the Gaming Concession Contract, further details of which are given in note 10. Foreign currencies The consolidated financial statements are presented in Hong Kong dollars, which is the Company’s functional and presentation currency. Each entity in the Group determines its own functional currency and items included in the financial statements of each entity are measured using that functional currency. Foreign currency transactions recorded by the entities in the Group are initially recorded using their respective functional currency rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency rates of exchange ruling at the end of the reporting period. Differences arising on settlement or translation of monetary items are recognized in the consolidated statement of profit or loss and other comprehensive income. Non-monetary items that are measured in terms of historical cost in foreign currencies are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in foreign currencies are translated using the exchange rates at the dates when the fair values were measured. The gain or loss arising on translation of a non-monetary item is treated in line with the recognition of the gain or loss on change in fair value of the item.

145Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 2.2 MATERIAL ACCOUNTING POLICY INFORMATION (CONTINUED) Foreign currencies (continued) In determining the exchange rate on initial recognition of the related asset, expense or income on the derecognition of a non-monetary asset or non-monetary liability relating to an advance consideration, the date of initial transaction is the date on which the Group initially recognizes the non-monetary asset or non-monetary liability arising from the advance consideration. If there are multiple payments or receipts in advance, the Group determines the transaction date for each payment or receipt of the advance consideration. The functional currencies of subsidiaries are currencies other than the Hong Kong dollar. As at the end of the reporting period, the assets and liabilities of these entities are translated into Hong Kong dollars at the exchange rates prevailing at the end of the reporting period and their statements of profit or loss are translated into Hong Kong dollars at the weighted average exchange rates for the year. The resulting exchange differences are recognized in other comprehensive income and accumulated in the currency translation reserve. Related parties A party is considered to be related to the Group if: (a) the party is a person or a close member of that person’s family and that person: (i) has control or joint control over the Group; (ii) has significant influence over the Group; or (iii) is a member of the key management personnel of the Group or of a parent of the Group; or (b) the party is an entity where any of the following conditions applies: (i) the entity and the Group are members of the same group; (ii) one entity is an associate or joint venture of the other entity (or of a parent, subsidiary or fellow subsidiary of the other entity); (iii) the entity and the Group are joint ventures of the same third party;

146 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 2.2 MATERIAL ACCOUNTING POLICY INFORMATION (CONTINUED) Related parties (continued) (b) the party is an entity where any of the following conditions applies: (continued) (iv) one entity is a joint venture of a third entity and the other entity is an associate of the third entity; (v) the entity is a post-employment benefit plan for the benefit of employees of either the Group or an entity related to the Group; (vi) the entity is controlled or jointly controlled by a person identified in (a); (vii) a person identified in (a)(i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity); and (viii) the entity, or any member of a group of which it is a part, provides key management personnel services to the Group or to the parent of the Group. Property and equipment and construction in progress Property and equipment, other than construction in progress, are stated at cost, net of accumulated depreciation and accumulated impairment losses, if any. The cost of an item of property and equipment comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Expenditures incurred after items of property and equipment have been put into operation, such as repair and maintenance costs, are recognized in the consolidated statement of profit or loss and other comprehensive income in the period in which they are incurred. When significant parts of property and equipment are required to be replaced at intervals, the Group recognizes such parts as individual assets with specific useful lives and depreciates them accordingly. Likewise, when a major inspection is performed, its cost is recognized in the carrying amount of the property and equipment as a replacement if the recognition criteria are satisfied. The present value of the expected cost for the decommissioning of an asset after its use is included in the cost of the asset if the recognition criteria for a provision are met.

147Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 2.2 MATERIAL ACCOUNTING POLICY INFORMATION (CONTINUED) Property and equipment and construction in progress (continued) Depreciation is calculated on the straight-line basis to write off the cost of each item of property and equipment to its residual value over its estimated useful life. The estimated useful lives used are as follows: Buildings and improvements 10 to 45 years Furniture, fixtures and equipment 3 to 5 years Leasehold improvements (shorter of remaining lease period and estimated useful life) 1 to 5 years An item of property and equipment is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of an asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the consolidated statement of profit or loss and other comprehensive income when the asset is derecognized. Residual values, useful lives and methods of depreciation are reviewed at least at each financial year end and adjusted prospectively, if appropriate. Construction in progress represents assets under development or construction, which are stated at cost less any impairment losses, and are not depreciated. Cost comprises the direct costs of construction and capitalized borrowing costs on related borrowed funds during the period of construction. Construction in progress is reclassified to the appropriate category of property and equipment when completed and ready for use. Borrowing costs Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use are capitalized as part of the cost of the respective assets. The capitalization of such borrowing costs ceases when the assets are substantially ready for their intended use. Investment income earned on the temporary investment of specific borrowings pending their expenditure on qualifying assets is deducted from the borrowing costs capitalized. All other borrowing costs are expensed in the period in which they are incurred. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds.

148 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 2.2 MATERIAL ACCOUNTING POLICY INFORMATION (CONTINUED) Impairment of non-financial assets The Group assesses at each reporting date whether there is an indication that an asset may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or a CGU’s fair value less costs of disposal and its value-in-use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. When the carrying amount of an asset or a CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value-in-use, the estimated future cash flows are discounted to their present value using pre-tax discount rates that reflect current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs of disposal, recent market transactions are taken into account, if available. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded companies or other available fair value indicators. The Group bases its impairment calculations on detailed budgets and forecast calculations, which are prepared separately for each of the Group’s CGUs to which the individual assets are allocated. These budgets and forecast calculations generally cover a period of five years. For longer periods, a long-term growth rate is calculated and applied to projected future cash flows after the fifth year. Impairment losses are recognized in the consolidated statement of profit or loss and other comprehensive income in those expense categories consistent with the function of the impaired assets. For assets excluding goodwill, an assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such an indication exists, the Group estimates the asset’s or CGU’s recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment losses been recognized for the asset in prior years. Such reversal is recognized in the consolidated statement of profit or loss and other comprehensive income unless the asset is carried at a revalued amount, in which case, the reversal is treated as a revaluation increase.

149Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 2.2 MATERIAL ACCOUNTING POLICY INFORMATION (CONTINUED) Investments and other financial assets Initial recognition and measurement Financial assets are classified, at initial recognition, as subsequently measured at amortized cost, fair value through other comprehensive income (“OCI”) and fair value through profit or loss. The classification of financial assets at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Group’s business model for managing them. With the exception of trade receivables that do not contain a significant financing component, the Group initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs. The Group determines the classification of its financial assets on initial recognition and, it shall reclassify the affected financial assets when, only when the Group changes its business model for managing financial assets. Purchases or sales of financial assets that require delivery of assets within the period generally established by regulation or convention in the marketplace are recognized on the trade date, that is, the date that the Group commits to purchase or sell the asset. Subsequent measurement of financial assets at amortized cost The Group measures financial assets at amortized cost if both of the following conditions are met: i. The financial asset is held within a business model with the objective to hold financial assets in order to collect contractual cash flows, and ii. The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding. The Group’s financial assets consist of trade and other receivables, investments, deposits, amounts due from related companies, cash and cash equivalents and restricted cash and cash equivalents that are subsequently measured at amortized cost using the effective interest rate (“EIR”) method less any allowances for impairments. Gains and losses are recognized in the consolidated statement of profit or loss and other comprehensive income when the financial assets at amortized cost are derecognized, modified or impaired, as well as through the amortization process.

150 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 2.2 MATERIAL ACCOUNTING POLICY INFORMATION (CONTINUED) Impairment of financial assets Financial assets at amortized cost The Group recognizes an allowance for expected credit losses (“ECLs”) for all debt instruments not held at fair value through profit or loss. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation of the original EIR. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms. The carrying amount of the asset is reduced through use of an allowance account and the loss is recognized in the consolidated statement of profit or loss and other comprehensive income. ECLs are recognized in two stages. For credit exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12 months. For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default. For trade receivables, the Group applies a simplified approach in calculating ECLs. Therefore, the Group does not track changes in credit risk, but instead recognizes a loss allowance based on lifetime ECLs at each reporting date. The Group has established a provision matrix that is based on its historical credit loss experience from customers, adjusted for forward-looking factors specific to the debtors and the economic environment. In certain cases, the Group may also consider a financial asset to be in default and a provision for impairment is made when there is objective evidence (such as the probability of insolvency or significant financial difficulties of the debtor) that the Group will not be able to collect all of the amounts due under the original terms of the transaction. Impaired debts are written off when they are assessed as uncollectible. Inventories Inventories are valued at the lower of cost and net realizable value. Cost is determined on the first-in, first-out, weighted average or specific identification methods as appropriate. Net realizable value is based on estimated selling prices less estimated costs to be incurred on completion and disposal.

151Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 2.2 MATERIAL ACCOUNTING POLICY INFORMATION (CONTINUED) Cash and cash equivalents Cash and cash equivalents in the consolidated statement of financial position and the consolidated statement of cash flows comprise cash at banks and on hand and short term deposits with an original maturity of generally three months or less, which are subject to an insignificant risk of changes in value and are not restricted as to use. Financial liabilities Initial recognition and measurement Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings, payables, or as derivatives designated as hedging instruments in an effective hedge, as appropriate. All financial liabilities are recognized initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs. The Group’s financial liabilities include accounts payable, other payables, amounts due to related companies, lease liabilities, interest-bearing borrowings, construction payables, construction retentions payable and other current and long-term liabilities. Except for WML convertible bond conversion option derivative as disclosed in note 20 that are subsequently measured at fair value, all other financial liabilities are subsequently measured at amortized cost, using the EIR method unless the effect of discounting would be immaterial, in which case they are stated at cost. Interest-bearing borrowings, excluding derivative components of convertible bonds After initial recognition, interest-bearing borrowings, excluding derivative components of convertible bonds are subsequently measured at amortized cost, using the EIR method. Gains and losses are recognized in the consolidated statement of profit or loss and other comprehensive income when the liabilities are derecognized as well as through the EIR amortization process. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included in finance costs in the consolidated statement of profit or loss and other comprehensive income.

152 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 2.2 MATERIAL ACCOUNTING POLICY INFORMATION (CONTINUED) Financial liabilities (continued) Convertible bonds If the conversion option or any other embedded feature of convertible bonds exhibits characteristics of an embedded derivative, it is separated from its liability component. A derivative embedded in a hybrid contract, with a financial liability or non-financial host, is separated from the host and accounted for as a separate derivative if: the economic characteristics and risks are not closely related to the host; a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative; and the hybrid contract is not measured at fair value through profit or loss. On initial recognition, the derivative component of the convertible bonds is measured at fair value. Any excess of proceeds over the amount initially recognized as the derivative component is recognized as the liability component. Transaction costs are apportioned between the liability and derivative components of the convertible bonds based on the allocation of proceeds to the liability and derivative components when the instruments are initially recognized. The portion of the transaction costs relating to the liability component is recognized initially as part of the liability. The portion relating to the derivative component is recognized immediately in profit or loss in the consolidated statement of profit or loss and other comprehensive income. The derivative component is subsequently recorded at fair value at the end of each reporting period, with changes recognized in profit or loss in the consolidated statement of profit or loss and other comprehensive income. Both the liability and derivative components are recorded within interest-bearing borrowings within the consolidated statement of financial position. Derecognition of financial assets and liabilities Financial assets A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognized (i.e., removed from the Group’s consolidated statement of financial position) when: • the rights to receive cash flows from the asset have expired; or • the Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay cash flow receipts in full without material delay to a third party under a “pass-through” arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

153Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 2.2 MATERIAL ACCOUNTING POLICY INFORMATION (CONTINUED) Derecognition of financial assets and liabilities (continued) Financial assets (continued) When the Group has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if, and to what extent, it has retained the risks and rewards of ownership of the asset. When it has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the Group continues to recognize the transferred asset to the extent of the Group’s continuing involvement. In that case, the Group also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Group has retained. Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay. Financial liabilities A financial liability is derecognized when the obligation under the liability is discharged or cancelled, or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the consolidated statement of profit or loss and other comprehensive income. Offsetting of financial instruments Financial assets and financial liabilities are offset and the net amount is reported in the consolidated statement of financial position if there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the assets and settle the liabilities simultaneously.

154 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 2.2 MATERIAL ACCOUNTING POLICY INFORMATION (CONTINUED) Provisions Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. When the Group expects some or all of a provision to be reimbursed, for example, under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the consolidated statement of profit or loss and other comprehensive income net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost in the consolidated statement of profit or loss and other comprehensive income. Pensions and other post-employment benefits The Group operates a defined contribution retirement benefit scheme (the “Retirement Benefit Scheme”). The Retirement Benefit Scheme allows eligible employees to contribute 5% of their base salary to the Retirement Benefit Scheme and the Group matches the contributions with an equal amount. The Group’s matching contributions vest to the employees at 10% per year with full vesting in ten years. On 1 July 2019, the Group offered the option for the eligible Macau resident employees to join the non-mandatory central provident fund (the “CPF”) system. Eligible Macau resident employees joining the Group from 1 July 2019 onwards have the option of enrolling in the CPF system while the Group’s existing Macau resident employees who are currently members of the Retirement Benefit Scheme will be provided with the option of joining the CPF system or staying within the existing Retirement Benefit Scheme, which will continue to be in effect in parallel. The CPF system allows eligible employees to contribute 5% or more of their base salary to the CPF while the Group matches with a 5% of such salary as employer’s contribution to the CPF. Same as the Retirement Benefit Scheme, the Group’s matching contributions under the CPF system vest at 10% per year with full vesting in ten years. The assets of both Retirement Benefit Scheme and the CPF are held separately from those of the Group in independently administered funds, and overseen by the Macau government. Forfeitures of unvested contributions are used to reduce the Group’s liability for its contributions payable. The contributions are charged to the consolidated statement of profit or loss and other comprehensive income as they become payable in accordance with the rules of the Retirement Benefit Scheme and the CPF.

155Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 2.2 MATERIAL ACCOUNTING POLICY INFORMATION (CONTINUED) Share-based payments Employees (including senior executives and directors) of the Group receive remuneration in the form of share-based payments; whereby, employees render services as consideration for equity instruments in the form of common shares or options to purchase common shares of the ultimate parent company, Wynn Resorts, and beginning in September 2009, the Company. In situations where equity instruments are issued and some or all of the goods or services received by the entity as consideration cannot be specifically identified, they are measured as the difference between the fair value of the share-based payment transactions and the fair value of any identifiable goods or services received at the grant date. This is then capitalized or expensed as appropriate. Equity-settled transactions The cost of equity-settled transactions with employees is measured by reference to the fair value at the date on which they are granted. The fair value is determined by using an appropriate pricing model, further details of which are given in note 24. The cost of equity-settled transactions is recognized in employee benefit expense, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are fulfilled, ending on the date on which the relevant employees become fully entitled to the award (the “vesting date”). The cumulative expense recognized for equity- settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest. The charge or credit to the consolidated statement of profit or loss and other comprehensive income for a period represents the movement in cumulative expense recognized as at the beginning and end of that period and is recognized in staff costs. Service and non-market performance conditions are not taken into account when determining the grant date fair value of awards, but the likelihood of the conditions being met is assessed as part of the Group’s best estimate of the number of equity instruments that will ultimately vest. Market performance conditions are reflected within the grant date fair value. Any other conditions attached to an award, but without an associated service requirement, are non-vesting conditions. Non-vesting conditions are reflected in the fair value of an award and lead to an immediate expensing of an award unless there are also service and/or performance conditions.

156 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 2.2 MATERIAL ACCOUNTING POLICY INFORMATION (CONTINUED) Share-based payments (continued) Equity-settled transactions (continued) For awards that do not ultimately vest because non-market performance and/or service conditions have not been met, no expense is recognized. When awards include a market or non-vesting condition, the transactions are treated as vesting irrespective of whether the market or non-vesting condition is satisfied, provided that all other performance and/or service conditions are satisfied. Where the terms of an equity-settled award are modified, as a minimum, an expense is recognized as if the terms had not been modified, if the original terms of the award are met. In addition, an expense is recognized for any modification that increases the total fair value of the share-based payment or is otherwise beneficial to the employee as measured at the date of modification. Where an equity-settled award is cancelled, it is treated as if it had vested on the date of cancellation, and any expense not yet recognized for the award is recognized immediately. This includes any award where non-vesting conditions within the control of either the entity or the employee are not met. However, if a new award is substituted for the cancelled award, and designated as a replacement award on the date that it is granted, the cancelled and new awards are treated as if they were a modification of the original award, as described in the previous paragraph. All cancellations of equity-settled awards are treated equally. The dilutive effect of outstanding options and non-vested shares are reflected as additional share dilution in the computation of diluted earnings per share. As disclosed in note 22 to the financial statements, the Group has set up the Trusts for the employee ownership schemes, where the Trusts purchase Shares issued by the Group and the consideration paid by the Company, including any directly attributable incremental costs, is presented as “Shares held for employee ownership schemes” and deducted from the Group’s equity. Leases The Group assesses at contract inception whether a contract is, or contains, a lease. That is, if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

157Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 2.2 MATERIAL ACCOUNTING POLICY INFORMATION (CONTINUED) Leases (continued) Group as a lessee The Group applies a single recognition and measurement approach for all leases, except for short-term leases and leases of low-value assets. The Group has elected to combine lease and associated non-lease components as a single lease component in its determination of lease payments, except for certain asset classes that have a significant non-lease component. The Group recognizes lease liabilities to make lease payments and right-of-use assets representing the right to use the underlying assets. a) Right-of-use assets The Group recognizes right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Right-of-use assets are depreciated on a straight-line basis over the shorter of the lease term and the estimated useful lives of the assets. If ownership of the leased asset transfers to the Group at the end of the lease term or the cost reflects the exercise of a purchase option, depreciation is calculated using the estimated useful life of the asset. The right-of-use assets are also subject to impairment. Refer to the Group’s accounting policy for impairment of non-financial assets in this section. b) Lease liabilities At the commencement date of the lease, the Group recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Group and payments of penalties for terminating the lease, if the lease term reflects the Group exercising the option to terminate. Variable lease payments that do not depend on an index or a rate are recognized as expenses in the period in which the event or condition that triggers the payment occurs.

158 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 2.2 MATERIAL ACCOUNTING POLICY INFORMATION (CONTINUED) Leases (continued) Group as a lessee (continued) b) Lease liabilities (continued) In calculating the present value of lease payments, the Group uses its incremental borrowing rate at the lease commencement date because the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the lease payments (e.g., changes to future payments resulting from a change in an index or rate used to determine such lease payments) or a change in the assessment of an option to purchase the underlying asset. c) Short-term leases and leases of low-value assets The Group applies the short-term lease recognition exemption to its short-term leases (i.e., those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option). It also applies the lease of low-value assets recognition exemption to leases of assets that are considered to be low value. Lease payments on short-term leases and leases of low-value assets are recognized as expenses on a straight- line basis over the lease term. Group as a lessor Leases in which the Group does not transfer substantially all the risks and rewards incidental to ownership of an asset are classified as operating leases. Rental income arising is accounted for on a straight-line basis over the lease terms and is included in revenue in the consolidated statement of profit or loss and other comprehensive income due to its operating nature. Initial direct costs incurred in obtaining an operating lease are added to the carrying amount of the leased asset and recognized over the lease term on the same basis as rental income. Contingent rents are recognized as revenue in the period in which they are earned. Revenue recognition Revenue from contracts with customers The Group’s revenue from contracts with customers consist of casino wagers; providing services of rooms, food and beverage; and sales of retail and other goods.

159Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 2.2 MATERIAL ACCOUNTING POLICY INFORMATION (CONTINUED) Revenue recognition (continued) Revenue from contracts with customers (continued) Gross casino revenues are measured by the aggregate net difference between gaming wins and losses. The Group applies a practical expedient by accounting for its casino wagering transactions on a portfolio basis versus an individual basis as all wagers have similar characteristics. Commissions rebated to customers either directly or indirectly through gaming promoters and other cash incentives earned by customers are recorded as a reduction of casino revenues. In addition to the wager, casino transactions typically include performance obligations related to complimentary goods or services provided to incentivize future gaming or in exchange for points earned under the Group’s loyalty programs. For casino transactions that include complimentary goods or services provided by the Group to incentivize future gaming, the Group allocates the standalone selling price of each good or service to the appropriate revenue type based on the good or service provided. Costs of complimentary goods or services that are provided under the Group’s control and discretion and supplied by third parties are recorded as other operating expenses. Under the Group’s loyalty program, customers earn points based on their level of table games and slots play, which can be redeemed for free play, gifts and complimentary goods or services provided by the Group. For casino transactions that include points earned under the Group’s loyalty programs, the Group defers a portion of the revenue by recording the estimated standalone selling price of the earned points that are expected to be redeemed as a liability. Upon redemption of the points for Group-owned goods or services, the standalone selling price of each good or service is allocated to the appropriate revenue type based on the good or service provided. Upon the redemption of the points with third parties, the redemption amount is deducted from the liability and paid directly to the third party. After allocating amounts to the complimentary goods or services provided and to the points earned under the Group’s loyalty programs, the residual amount is recorded as casino revenue. The transaction price for rooms, food and beverage, retail and other transactions is based on the net amounts collected from other customers for similar goods and services provided and is recorded as revenue when the goods are provided or services are performed. Advance deposits on rooms are performance obligations that are recorded as customer deposits until services are provided to the customer. Revenues from contracts with multiple goods or services are allocated to each good or service based on its relative standalone selling price.

160 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 2.2 MATERIAL ACCOUNTING POLICY INFORMATION (CONTINUED) Revenue recognition (continued) Revenue from other sources Retail and other revenue primarily includes rental income. The Group’s accounting policy for recognition of revenue from operating leases is described in the accounting policy for leases within note 2.2. Finance revenue is accrued on a time-proportion basis by reference to the principal outstanding and at the applicable interest rates. Taxes Current income tax Current income tax assets and liabilities are measured at the amounts expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amounts are those that are enacted or substantively enacted by the end of the reporting period, taking into consideration interpretations and practices prevailing in the countries in which the Group operates. Deferred income tax Deferred income tax is provided using the liability method on temporary differences at the end of the reporting period between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred income tax liabilities are recognized for all taxable temporary differences, except: • when the deferred income tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss and, at the time of the transaction, does not give rise to equal taxable and deductible temporary differences; and • in respect of taxable temporary differences associated with investments in subsidiaries, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

161Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 2.2 MATERIAL ACCOUNTING POLICY INFORMATION (CONTINUED) Taxes (continued) Deferred income tax (continued) Deferred income tax assets are recognized for all deductible temporary differences, and the carryforward of unused tax credits and any unused tax losses. Deferred tax assets are only recognized to the extent that it is probable that taxable profits will be available against which the deductible temporary differences, and the carryforward of unused tax credits and unused tax losses can be utilized, except: • when the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss and, at the time of the transaction, does not give rise to equal taxable and deductible temporary differences; and • in respect of deductible temporary differences associated with investments in subsidiaries, deferred income tax assets are recognized only to the extent it is probable the temporary differences will reverse in the foreseeable future and taxable profits will be available against which the temporary differences can be utilized. The carrying amount of deferred income tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the deferred income tax asset to be utilized. Unrecognized deferred income tax assets are reassessed at the end of each reporting period and are recognized to the extent it has become probable that future taxable profits will allow the deferred tax asset to be recovered. Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the end of the reporting period. Deferred income tax assets and deferred income tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred income taxes relate to the same taxable entity and the same taxation authority. Gaming taxes According to the Gaming Concession Contract granted by the Macau government and the relevant legislation, the Group is required to pay a 35% gaming tax on gross gaming win. The Group is also required to pay an additional 5% (2022: 4% under the Concession Agreement) of gross gaming win as public development and social related contributions. These expenses are reported as “gaming taxes and premiums” in the consolidated statement of profit or loss and other comprehensive income.

162 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 2.2 MATERIAL ACCOUNTING POLICY INFORMATION (CONTINUED) Fine art The Group’s fine art is stated at cost less any impairment losses. Any fine art impairment is assessed based on the CGU to which it belongs. No impairment has been recognized for the years ended 31 December 2023 and 2022. Fine art is derecognized upon disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the consolidated statement of profit or loss and other comprehensive income when the asset is derecognized. Dividends Dividends are recognized as a liability when they are approved by the shareholders in a general meeting. Interim/special dividends are simultaneously proposed and declared because the Company’s memorandum and articles of association grant the Directors the authority to declare interim/ special dividends. Consequently, interim/special dividends are recognized immediately as a liability when they are proposed and declared. Statutory reserve In accordance with the provisions of the Macau Commercial Code, WRM and Palo incorporated in Macau are required to transfer a minimum of 10% of their annual net profit to a legal reserve until that reserve equals 25% of their issued capital. These reserves are not distributable to shareholders. 2.3 IMPACT OF REVISED IFRSs The Group has adopted the following revised standards for the first-time for the current year’s financial statements: Amendments to IFRS 1 and IAS 12 Deferred Tax related to Assets and Liabilities arising from a Single Transaction Amendments to IAS 1 Disclosure of Accounting Policies Amendments to IAS 8 Definition of Accounting Estimates The adoption of these revised standards did not have a material impact on the consolidated financial statements of the Group.

163Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 2.4 ISSUED BUT NOT YET EFFECTIVE IFRSS The Group has not applied the following revised standards, that have been issued but are not yet effective, in these financial statements. Amendments to IAS 1 Classification of Liabilities as Current or Non-current (the “2020 Amendments”)1,2 Amendments to IAS 1 Non-current Liabilities with Covenants (the “2022 Amendments”)1 Amendments to IFRS 16 Lease Liability in a Sale and Leaseback1 Amendments to IAS 21 Lack of Exchangeability3 1 Effective for annual periods beginning on or after 1 January 2024 2 As a consequence of the 2022 Amendments, the effective date of the 2020 Amendments was deferred to annual periods beginning on or after 1 January 2024 3 Effective for annual periods beginning on or after 1 January 2025 Except for the amendments to IAS 1 mentioned below, the revised standards are not expected to have a significant impact on the Group’s consolidated financial statements. The 2020 Amendments clarify the requirements for classifying liabilities as current or non-current, including what is meant by a right to defer settlement and that a right to defer must exist at the end of the reporting period. Classification of a liability is unaffected by the likelihood that the entity will exercise its right to defer settlement. The amendments also clarify that a liability can be settled in its own equity instruments, and that only if a conversion option in a convertible liability is itself accounted for as an equity instrument would the terms of a liability not impact its classification. The 2022 Amendments further clarify that, among covenants of a liability arising from a loan arrangement, only those with which an entity must comply on or before the reporting date affect the classification of that liability as current or non-current. Additional disclosures are required for non-current liabilities that are subject to the entity complying with future covenants within 12 months after the reporting period. The amendments shall be applied retrospectively with early application permitted. An entity that applies the 2020 Amendments early is required to apply simultaneously the 2022 Amendments, and vice versa. As at 31 December 2023, the Group had outstanding convertible bonds with a carrying amount of HK$4.32 billion and a maturity date of 7 March 2029 (note 19), which were classified as non- current. Under the above amendments, the convertible bonds would be classified as current since the conversion options were not classified as equity and are exercisable at any time on or after 17 April 2023 at the bondholders’ option.

164 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 2.5 SIGNIFICANT ACCOUNTING JUDGMENTS AND ESTIMATES The preparation of the Group’s consolidated financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and their accompanying disclosures and the disclosure of contingent liabilities. Uncertainty about these assumptions and estimates may result in outcomes that may require a material adjustment to the carrying amount of the asset or liability affected in the future. Key sources of estimation uncertainty and critical judgments in applying the Group’s accounting policies, which have a significant effect on the consolidated financial statements are set out below. Useful lives of property and equipment The useful lives of assets are based on management’s estimations. Management considers the impact of changes in technology, customer service requirements, availability of capital funding and the required return on assets and equity to determine the optimum useful life expectation for each of the individual categories of property and equipment. The estimations of residual values of assets are also based on management’s judgments as to whether the assets will be sold or used to the end of their useful lives and what their condition will be like at that time. Depreciation is calculated on the straight-line basis to write off the cost of each item of property and equipment to its residual value over its estimated useful life. Management’s periodic reviews on the estimations made could result in changes in depreciable lives and, therefore, depreciation expense in future periods. Impairment of non-financial assets Management is required to make judgments concerning the cause, timing and amount of impairments. In the identification of impairment indicators, management considers the impact of changes in current competitive conditions, cost of capital, availability of funding, technological obsolescence, discontinuance of services and other circumstances that could indicate that an impairment exists. The Group applies the impairment assessments to its separate CGUs. This requires management to make significant judgments concerning the existence of impairment indicators, identification of separate CGUs’ remaining useful lives of assets and estimates of projected cash flows and fair values less costs of disposal. For non-financial assets other than goodwill, management’s judgments are also required when assessing whether a previously recognized impairment loss should be reversed. Where impairment indicators exist, the determination of the recoverable amount of a CGU requires management to make assumptions to determine the fair value less costs of disposal and value-in-use. In addition, for goodwill, the recoverable amount is estimated annually whether or not there is any indication of impairment.

165Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 2.5 SIGNIFICANT ACCOUNTING JUDGMENTS AND ESTIMATES (CONTINUED) Impairment of non-financial assets (continued) Key assumptions on which management has based its determinations of fair values less costs of disposal include the existence of binding sale agreements, and for the determination of values in use include projected revenues, gross margins, and average revenue per asset component, capital expenditures, expected customer base and market share. Management is also required to choose suitable discount rates in order to calculate the present values of those cash flows. Changes in key assumptions on which the recoverable amounts of assets are based could significantly affect the Group’s financial condition and results of operations. Provision for ECLs of trade receivables The Group uses a provision matrix to calculate ECLs for trade receivables. The provision rates are based on days outstanding for groupings of customers that have shared credit risk characteristics. The provision matrix is initially based on the Group’s historical observed default rates. The Group will calibrate the matrix to adjust the historical credit loss experience with known customer information and forward-looking information. For instance, if forecast economic conditions are expected to deteriorate over the next year which can lead to an increased number of defaults in the gaming sector, the historical default rates are adjusted. At every reporting date, the historical observed default rates are updated and changes in the forward-looking estimates are analyzed. The assessment of the correlation between historical observed default rates, forecast economic conditions and ECLs is a significant estimate. The amount of ECLs is sensitive to changes in circumstances and forecast economic conditions. The Group’s historical credit loss experience and forecast of economic conditions may also not be representative of customer’s actual default in the future. The information about the ECLs on the Group’s trade receivables is disclosed in note 13. Determining the lease term of contracts with renewal and termination options — Group as a lessee The Group determines the lease term as the non-cancellable term of the lease, together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised, or any periods covered by an option to terminate the lease, if it is reasonably certain not to be exercised. The Group has several lease contracts that include extension and termination options. The Group applies judgement in evaluating whether it is reasonably certain whether or not to exercise the option to renew or terminate the lease. That is, it considers all relevant factors that create an economic incentive for it to exercise either the renewal or termination. After the commencement date, the Group reassesses the lease term if there is a significant event or change in circumstances that is within its control and affects its ability to exercise or not to exercise the option to renew or to terminate. Furthermore, the periods covered by termination options are included as part of the lease term only when they are reasonably certain not to be exercised.

166 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 2.5 SIGNIFICANT ACCOUNTING JUDGMENTS AND ESTIMATES (CONTINUED) Leases — Estimating the incremental borrowing rate The interest rate implicit in the lease is not readily determinable, therefore, the Group uses its incremental borrowing rate (“IBR”) to measure lease liabilities. The IBR is the rate of interest that the Group would have to pay to borrow over a similar term, and with a similar security, the funds necessary to obtain an asset of a similar value to the right-of-use asset in a similar economic environment. The IBR therefore reflects what the Group ‘would have to pay’, which requires estimation when no observable rates are available or when they need to be adjusted to reflect the terms and conditions of the lease. The Group estimates the IBR using observable inputs when available and is required to make certain entity-specific estimates. Segment reporting Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-makers, who are responsible for allocating resources and assessing performance of the operating segments and making strategic decisions. For management purposes, during the year ended 31 December 2023, the Group reviewed Wynn Palace and Wynn Macau as two reportable segments. Fair value estimation — Black-Scholes pricing model The Group uses the Black-Scholes pricing model to value Wynn Resorts, Limited’s and Wynn Macau, Limited’s grants of options. The Black-Scholes pricing model uses assumptions of expected volatility, risk-free interest rates, the expected terms of options granted, and expected rates of dividends. Changes in these assumptions could materially affect the estimated fair values. Expected volatility is based on implied and historical factors related to Wynn Resorts, Limited’s and Wynn Macau, Limited’s common stock. Expected term represents the weighted average time between the option’s grant date and its exercise date. The risk-free interest rate used is equal to the U.S. Treasury yield curve and the Hong Kong Exchange Fund Bills for the WRL Omnibus Plan and Wynn Macau, Limited’s share option schemes, respectively, at the time of grant for the period equal to the expected term.

167Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 2.5 SIGNIFICANT ACCOUNTING JUDGMENTS AND ESTIMATES (CONTINUED) Fair value estimation — WML convertible bond conversion option derivative The Group used a binomial lattice model in order to estimate the fair value of the embedded derivative in the WML Convertible Bonds. Inherent in a binomial options pricing model are unobservable (level 3) inputs and assumptions related to expected share-price volatility, risk- free interest rate, expected term, and dividend yield. The Group estimates the volatility of shares of WML common stock based on historical volatility that matches the expected remaining term to maturity of the WML Convertible Bonds. The risk-free interest rate is based on the Hong Kong and United States benchmark yield curves on the valuation date for a maturity similar to the expected remaining term of the WML Convertible Bonds. The expected life of the WML Convertible Bonds is assumed to be equivalent to their remaining term to maturity. The dividend yield is based on the historical WML dividend rate over the last several years. The output of the lattice model can be highly sensitive to fluctuations in its inputs. Income taxes Income taxes represent the sum of income taxes currently payable and any deferred taxes. The calculation of deferred income taxes and any associated tax reserve is subject to a significant amount of judgment. The Group’s income tax returns may be examined by governmental authorities. Accordingly, the Group reviews any potentially unfavorable tax outcome and, when an unfavorable outcome is identified as probable and can be reasonably estimated, a tax reserve is established. 3. OTHER REVENUES AND EXPENSES 3.1 Staff costs For the year ended 31 December 2023 2022 HK$ HK$ (in thousands) Wages and salaries 3,547,517 3,247,447 Expense of share-based payments 162,466 208,394 Retirement plan contributions 128,121 132,733 Employee relations and training 13,615 14,097 Social security costs 9,089 8,880 Other costs and benefits 330,486 225,248 4,191,294 3,836,799

168 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 3. OTHER REVENUES AND EXPENSES (CONTINUED) 3.2 Other operating expenses For the year ended 31 December 2023 2022 HK$ HK$ (in thousands) License fees 770,104 197,543 Cost of sales 573,845 244,787 Advertising and promotions 491,257 217,759 Repairs and maintenance 353,706 323,046 Utilities and fuel 327,176 290,537 Operating supplies and equipment 322,673 171,169 Contracted services 291,503 138,586 Corporate support services and other 119,420 71,092 Other support services 53,473 41,257 Auditor’s remuneration 10,439 9,446 Short-term leases expenses 4,646 864 Reversal of provision for credit losses, net (64,310) (58,855) Other expenses 507,536 310,642 3,761,468 1,957,873 3.3 Depreciation and amortization For the year ended 31 December 2023 2022 HK$ HK$ (in thousands) Depreciation of property and equipment 2,079,829 2,118,234 Amortization of Macau gaming concession 163,504 46,814 Depreciation of right-of-use assets 130,767 143,149 2,374,100 2,308,197

169Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 3. OTHER REVENUES AND EXPENSES (CONTINUED) 3.4 Property charges and other For the year ended 31 December 2023 2022 HK$ HK$ (in thousands) Loss on disposals and abandonment of assets, net 103,714 186,865 Provision for litigation and others 77,624 81,835 181,338 268,700 3.5 Finance revenues For the year ended 31 December 2023 2022 HK$ HK$ (in thousands) Interest income from cash at banks and investments 571,267 81,511 3.6 Finance costs For the year ended 31 December 2023 2022 HK$ HK$ (in thousands) Interest expense 3,105,293 2,440,593 Amortization of debt financing costs, debt discount and premiums, net 221,530 104,747 Interest expense on lease liabilities 8,366 8,783 Bank fees for unused facilities — 8,901 3,335,189 2,563,024

170 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 4. INCOME TAX EXPENSE The major components of the income tax expense for the years ended 31 December 2023 and 2022 were: For the year ended 31 December 2023 2022 HK$ HK$ (in thousands) Income tax expense: Current — overseas 42,706 12,427 No provision for Hong Kong profits tax for the year ended 31 December 2023 has been made as there was no assessable profit generated in Hong Kong (2022: nil). Taxation for overseas jurisdictions is charged at the appropriate prevailing rates ruling in the respective jurisdictions and the maximum rate is 12% (2022: 12%). The tax position for the years ended 31 December 2023 and 2022 reconciles to profit/(loss) before tax as follows: For the year ended 31 December 2023 2022 HK$ % HK$ % (in thousands, except for percentages) Profit/(loss) before tax 1,214,362 (7,326,843) Tax at the applicable income tax rate 145,723 12.0 (879,221) 12.0 Other taxable items 387,146 31.9 — — Gaming loss not deductible — — 294,030 (4.0) Profits exempt from Complementary tax (604,851) (49.8) — — Utilisation of previously unrecognized tax losses (219,922) (18.1) — — Macau dividend tax 42,706 3.5 12,427 (0.2) Deferred tax not recognized 50,937 4.2 298,131 (4.1) Others 240,967 19.8 287,060 (3.9) Effective tax expense for the year 42,706 3.5 12,427 (0.2)

171Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 4. INCOME TAX EXPENSE (CONTINUED) The Group incurred Macau tax losses of approximately HK$258.4 million, HK$2.34 billion and HK$1.84 billion during the tax years ended 31 December 2023, 2022 and 2021, respectively. These tax losses will expire in 2026, 2025 and 2024, respectively. As at 31 December 2023, the Group’s deferred tax assets relating to the share-based payment plan, property and equipment, tax loss carryforwards and others amounting to HK$1.22 billion (2022: HK$1.37 billion) were not recognized as the Group determined it was not probable that future taxable profits will be available against which the deferred tax assets could be utilized. In April 2020, WRM received an exemption from Macau’s 12% Complementary Tax on casino gaming profits (the “Tax Holiday”) from 1 January 2021 to 26 June 2022. In September 2022, WRM received an exemption from 27 June 2022 through 31 December 2022, the date the Concession Extension Agreement expired. In January 2024, WRM received an exemption from 1 January 2023 through 31 December 2027. The Group’s non-gaming profits remain subject to Macau’s 12% Complementary Tax and its casino winnings remain subject to the Macau special gaming tax and other levies in accordance with its concession agreement. In March 2021, WRM renewed the WRM Shareholder Dividend Tax Agreement with the Macau Special Administrative Region that provided for a payment of MOP12.8 million (approximately HK$12.4 million) for year 2021 and MOP6.3 million (approximately HK$6.1 million) for the period ended 26 June 2022, to the Macau Special Administrative Region in lieu of Complementary Tax on dividend distributions to its shareholders from gaming profits. In March 2023, WRM renewed the agreement for a payment of MOP6.5 million (approximately HK$6.3 million) for the period from 27 June 2022 through 31 December 2022. In February 2024, WRM renewed the agreement from 1 January 2023 through 31 December 2025. The payment was MOP44.0 million (approximately HK$42.7 million) for the year ended 31 December 2023. The Group is exempted from income tax in the Isle of Man and the Cayman Islands. The Group’s subsidiaries file income tax returns in Macau and various foreign jurisdictions as required by law. The Group’s income tax returns are subject to examination by tax authorities in the locations where it operates. The Group’s 2019 to 2022 Macau Complementary Tax returns remain subject to examination by the Financial Services Bureau of the Macau Special Administrative Region (the “Financial Services Bureau”). In January 2022, the Financial Services Bureau issued final tax assessments for WRM for the years 2017 and 2018, while no additional tax was due, adjustments were made to WRM’s tax loss carryforwards. In October 2022, Palo received final tax assessments from the Financial Services Bureau for the years 2019 and 2020, while no additional tax was due, adjustments were made to Palo’s tax loss carryforwards. Quarterly, the Group undertakes reviews for any potentially unfavorable tax outcomes and when an unfavorable outcome is identified as being probable and can be reasonably estimated, the Group then establishes a tax reserve for such possible unfavorable outcome. Estimating potential tax outcomes for any uncertain tax issues is highly judgmental and may not be indicative of the ultimate settlement with the tax authorities.

172 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 4. INCOME TAX EXPENSE (CONTINUED) The Group considered whether it has any uncertain tax positions and concluded that it is not probable that the tax authorities will accept certain tax positions taken by the Group. As at 31 December 2023, the Group had unrecognized tax losses of HK$4.44 billion (2022: HK$6.56 billion) and the Group believes that these unrecognized tax losses are adequate to offset any adjustments that might be proposed by the Macau tax authority. The Group believes that it has adequately provided reasonable reserves for prudent and foreseeable outcomes related to uncertain tax matters. 5. DIVIDEND The Board has recommended the payment of a final dividend of HK$0.075 per Share in respect of the year ended 31 December 2023 (2022: nil), which is subject to Shareholders’ approval at the forthcoming annual general meeting of the Company. 6. EARNINGS/(LOSS) PER SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY The calculation of basic earnings/(loss) per Share for the year ended 31 December 2023 is based on the consolidated net profit/(loss) attributable to owners of the Company and on the weighted average number of Shares in issue of 5,215,985,872 during the year (2022: 5,197,500,541), excluding Shares issued, purchased and reserved for the Company’s employee ownership schemes. No Shares (2022: nil) were purchased and reserved and 5,276,000 Shares (2022: 29,300,000) were issued and reserved for the Company’s employee ownership schemes during the year. 3,746,630 awarded Shares vested under the Company’s employee ownership schemes during the year (2022: 18,604,189). The calculation of diluted earnings per Share for the year ended 31 December 2023 is based on the consolidated net profit attributable to owners of the Company, adjusted down by HK$105.1 million for the potential dilutive impact assuming that the conversion of the WML Convertible Bonds occurred as of the date of their issuance under the if-converted method, and on a weighted average number of Shares of 5,605,651,998, including the weighted average number of Shares in issue of 5,215,985,872 during the year plus the weighted average number of potential Shares of 389,666,126 arising from the deemed conversion of the WML Convertible Bonds, deemed exercise of share options and deemed vesting of awards under the Company’s employee ownership schemes. No adjustment had been made to the basic loss per Share amount presented for the year ended 31 December 2022 in respect of a dilution as the impact of the share options and vesting of awards had an anti-dilutive effect on the basic loss per Share amount presented.

173Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 7. SEGMENT INFORMATION The Group’s principal operating activities occur in Macau, which is the sole geographic area in which the Group is domiciled. The Group reviews the results of operations for each of its operating segments. Wynn Palace, which opened on 22 August 2016, is managed as an operating segment and a reportable segment. Wynn Macau and Encore at Wynn Macau are managed as a single integrated resort and are aggregated as one operating segment, which is also a reportable segment (“Wynn Macau”). The Group identifies each integrated resort as a reportable segment considering operations within each integrated resort have similar economic characteristics, type of customers, types of services and products, the regulatory environment of the operations and the Group’s organizational and management reporting structure. Other Macau primarily represents cash and cash equivalents and investments held by the Company. For the year ended 31 December 2023 2022 HK$ HK$ (in thousands) Wynn Palace: Casino 11,516,374 2,000,956 Rooms 1,579,610 313,667 Food and beverage 818,493 278,207 Retail and other 854,943 616,631 Wynn Macau: Casino 7,594,738 1,694,270 Rooms 855,480 200,983 Food and beverage 532,285 198,261 Retail and other 516,219 340,965 Total operating revenues 24,268,142 5,643,940

174 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 7. SEGMENT INFORMATION (CONTINUED) For the year ended 31 December 2023 2022 HK$ HK$ Notes (in thousands) Adjusted EBITDA Wynn Palace 4,311,754 (872,587) Wynn Macau 2,309,271 (1,075,893) 6,621,025 (1,948,480) Other operating costs and expenses Depreciation and amortization 3.3 2,374,100 2,308,197 Pre-opening costs 729 — Property charges and other 3.4 181,338 268,700 Share-based payments 3.1 162,466 208,394 Wynn Macau, Limited corporate expenses 199,973 154,674 Operating profit/(loss) 3,702,419 (4,888,445) Non-operating income and expenses Finance revenues 3.5 571,267 81,511 Finance costs 3.6 (3,335,189) (2,563,024) Net foreign currency differences (90,131) 43,115 Change in derivative fair value 388,763 — Loss on debt financing transaction (22,767) — Profit/(loss) before tax 1,214,362 (7,326,843) Income tax expense 4 42,706 12,427 Net profit/(loss) attributable to owners of the Company 1,171,656 (7,339,270)

175Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 7. SEGMENT INFORMATION (CONTINUED) For the year ended 31 December 2023 2022 HK$ HK$ (in thousands) Capital expenditures Wynn Palace 561,727 209,112 Wynn Macau 152,569 139,568 Total 714,296 348,680 As at 31 December 2023 2022 HK$ HK$ (in thousands) Total assets Wynn Palace 22,921,478 22,426,429 Wynn Macau 14,993,381 11,574,967 Other Macau 6,914,194 2,077,542 Total 44,829,053 36,078,938 As at 31 December 2023 2022 HK$ HK$ (in thousands) Non-current assets Macau 27,457,407 27,774,386 Foreign countries 52 52 Total 27,457,459 27,774,438

176 | Wynn Macau, Limited

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2023

8. PROPERTY AND EQUIPMENT AND CONSTRUCTION IN PROGRESS

A summary of the property and equipment and construction in progress is set forth below.

	Buildings and Improvements HK$	Furniture, Fixtures and Equipment HK$	Leasehold Improvements HK$ (in thousands)	Construction in Progress HK$	Total Property and Equipment and Construction in Progress HK$
Cost:					
As at 1 January 2022	40,024,823	6,201,339	26,605	582,418	46,835,185
Additions	33,635	32,068	—	248,142	313,845
Transfers	248,009	56,393	(140)	(304,262)	—
Adjustment to project costs	(117,081)	1,707	—	(13)	(115,387)
Abandonments/disposals	(103,545)	(367,841)	(6,363)	(164,861)	(642,610)
As at 31 December 2022 and 1 January 2023	40,085,841	5,923,666	20,102	361,424	46,391,033
Additions	53,149	96,060	—	704,922	854,131
Transfers	433,854	122,650	780	(557,284)	—
Adjustment to project costs	(643)	—	—	31	(612)
Abandonments/disposals	(59,768)	(82,867)	(8,155)	(73,778)	(224,568)
As at 31 December 2023	**40,512,433**	**6,059,509**	**12,727**	**435,315**	**47,019,984**
Depreciation:					
As at 1 January 2022	14,599,463	5,723,885	25,682	—	20,349,030
Depreciation charged for the year	1,899,442	218,009	783	—	2,118,234
Abandonments/disposals	(60,335)	(362,466)	(6,363)	—	(429,164)
As at 31 December 2022 and 1 January 2023	16,438,570	5,579,428	20,102	—	22,038,100
Depreciation charged for the year	1,895,540	184,175	114	—	2,079,829
Abandonments/disposals	(30,459)	(82,219)	(8,154)	—	(120,832)
As at 31 December 2023	**18,303,651**	**5,681,384**	**12,062**	**—**	**23,997,097**
Net carrying amount:					
As at 31 December 2023	**22,208,782**	**378,125**	**665**	**435,315**	**23,022,887**
As at 31 December 2022	23,647,271	344,238	—	361,424	24,352,933
As at 1 January 2022	25,425,360	477,454	923	582,418	26,486,155

177Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 8. PROPERTY AND EQUIPMENT AND CONSTRUCTION IN PROGRESS (CONTINUED) Macau Operations Property Transfer Agreements In December 2022, in accordance with the requirements of the Macau gaming law, WRM and Palo, entered into agreements (collectively, the “Property Transfer Agreements”) with the Macau government, pursuant to which WRM and Palo transferred the casino areas and gaming equipment of the Group’s Macau Operations to the Macau government without compensation on 31 December 2022, and the Macau government agreed to transfer such casino areas and gaming equipment back to WRM as of 1 January 2023, for its use in the operation of games of chance at Wynn Macau and Wynn Palace as permitted under the Gaming Concession Contract through 31 December 2032. In exchange for the use of such assets, WRM has agreed to make annual payments to the Macau government calculated based on: (i) MOP750 (approximately HK$728) per square meter of the casino areas for the first year in March 2023, as adjusted annually in accordance with the average price index in Macau pursuant to the Macau gaming law for the second and third year payable in March 2024 and March 2025, respectively; and (ii) MOP2,500 (approximately HK$2,427) per square meter of the casino areas for the fourth year in March 2026, as adjusted annually for the remaining years payable in March each year in accordance with the average price index in Macau pursuant to the Macau gaming law. As the Group expects to continue to operate the casino areas and gaming equipment at its Macau Operations in the same manner as under the previous concession, obtain substantially all of the economic benefits, and bear all of the risks arising from the use of these assets, and believes it will be awarded a new concession upon the expiration of the Gaming Concession Contract, the Group will continue to recognize the casino areas and gaming equipment as property and equipment over their remaining estimated useful lives. Pursuant to the Gaming Concession Contract, WRM will revert to the Macau government the casino areas and gaming equipment, without compensation and free of encumbrance upon the rescission or termination of the gaming concession on 31 December 2032. 9. RIGHT-OF-USE ASSETS (a) Lessee arrangements The Group has entered into leases primarily for warehouse facilities, certain office and other equipment. These leases typically contain renewal or continuation clauses. In addition to the leases described above, the Group has the leasing rights for approximately 51 acres of the Cotai Land where Wynn Palace is located and approximately 16 acres of land on the Macau peninsula where Wynn Macau is located. Both pieces of leased land are under land concession contracts each with terms of 25 years from May 2012 and August 2004, respectively. Land concessions in Macau are generally renewable for additional periods, subject to applicable legislation.

178 Wynn Macau, Limited

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2023

9. RIGHT-OF-USE ASSETS (CONTINUED)

(a) Lessee arrangements (continued)

Set out below are the carrying amounts of right-of-use assets recognized and the movements during the year:

	Land HK$	Buildings HK$	Fixtures and Equipment HK$ (in thousands)	Vehicles HK$	Total Right-of-use Assets HK$
As at 1 January 2022	1,401,101	51,095	33,478	9,458	1,495,132
Additions	—	15,525	—	—	15,525
Modifications	(23,038)	(8,760)	(2,051)	—	(33,849)
Depreciation of right-of-use assets	(103,888)	(30,302)	(9,787)	(3,989)	(147,966)
As at 31 December 2022 and 1 January 2023	1,274,175	27,558	21,640	5,469	1,328,842
Additions	—	41,683	4,119	—	45,802
Modifications	(19,585)	—	—	—	(19,585)
Depreciation of right-of-use assets	(102,253)	(17,704)	(9,718)	(3,989)	(133,664)
As at 31 December 2023	**1,152,337**	**51,537**	**16,041**	**1,480**	**1,221,395**

(b) Lessor arrangements

The Group has entered into leases for space with many high-end retailers which represent approximately 102,000 and 63,000 square feet of space at Wynn Palace and Wynn Macau, respectively. The lease arrangements generally include minimum base rent and contingent rental clauses based on a percentage of net sales. Generally, the terms of the leases range between three and five years. The Group records revenue on a straight-line basis over the term of the lease, and recognizes revenue for contingent rentals when the contingency has been resolved.

179Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 9. RIGHT-OF-USE ASSETS (CONTINUED) (b) Lessor arrangements (continued) The following table sets out the minimum and contingent rental income for the year: For the year ended 31 December 2023 2022 HK$ HK$ (in thousands) Minimum rental income 645,350 638,668 Contingent rental income 501,545 275,304 1,146,895 913,972 Future minimum rents to be received as at 31 December 2023 and 2022 were as follows: As at 31 December 2023 2022 HK$ HK$ (in thousands) Within one year 676,328 631,347 After one year but within two years 580,485 577,708 After two years but within three years 334,507 489,222 After three years but within four years 205,488 244,321 After four years but within five years 90,829 115,522 After five years 11,818 37,145 1,899,455 2,095,265

180 | Wynn Macau, Limited

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2023

10. GOODWILL AND INTANGIBLE ASSET, NET

		As at 31 December	
		2023	2022
		HK$	HK$
	Notes	(in thousands)	
Macau gaming concession:			
Cost		**1,635,045**	—
Less: accumulated amortization		**(163,504)**	—
	(a)	**1,471,541**	—
Goodwill	(b)	**398,345**	398,345
Total goodwill and intangible asset, net		**1,869,886**	398,345

Notes:

(a) **Macau gaming concession**

In December 2022, WRM entered into the Gaming Concession Contract with the Macau government, pursuant to which WRM was granted a 10-year gaming concession commencing on 1 January 2023 and expiring on 31 December 2032, to operate games of chance at Wynn Palace and Wynn Macau. Under the terms of the Gaming Concession Contract, WRM is required to pay the Macau government an annual gaming premium consisting of a fixed and a variable portion. The fixed portion of the premium is composed of an annual amount equal to MOP30.0 million (approximately HK$29.1 million). The variable portion is composed of an annual amount equal to MOP300,000 (approximately HK$291,000) per gaming table located in special gaming halls reserved exclusively to particular games or players, MOP150,000 (approximately HK$146,000) per gaming table that is not reserved exclusively to particular games or players, and MOP1,000 (approximately HK$971) per gaming machine, including slot machines, operated by WRM. The amount of the variable portion of the premium cannot be less than the amount that would result from the permanent operation of 500 gaming tables and 1,000 gaming machines.

181Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 10. GOODWILL AND INTANGIBLE ASSET, NET (CONTINUED) Notes (continued): (a) Macau gaming concession (continued) In December 2022, in accordance with the requirements of the Macau gaming law, WRM and Palo entered into the Property Transfer Agreements. Under the Property Transfer Agreements, WRM has agreed to make annual payments to the Macau government calculated based on: (i) MOP750 (approximately HK$728) per square meter of the casino areas for the first year in March 2023, as adjusted annually in accordance with the average price index in Macau pursuant to the Macau gaming law for the second and third year payable in March 2024 and March 2025, respectively; and (ii) MOP2,500 (approximately HK$2,427) per square meter of the casino areas for the fourth year in March 2026, as adjusted annually for the remaining years payable in March each year in accordance with the average price index in Macau pursuant to the Macau gaming law. On 1 January 2023, the Group recognized an intangible asset and financial liability of MOP1.68 billion (approximately HK$1.64 billion), representing the right to operate games of chance at Wynn Palace and Wynn Macau and the unconditional obligation to make payments under the Gaming Concession Contract. This intangible asset comprises the contractually obligated annual payments of fixed and variable premiums, as well as fees associated with the above-described Property Transfer Agreements. The contractually obligated annual variable premium payments associated with the intangible asset was determined using the total number of gaming tables and gaming machines that WRM is currently approved to operate by the Macau government. In the accompanying consolidated statement of financial position, the non-current portion of the financial liability is included in “Other long-term liabilities” and the current portion is included in “Other current liabilities.” The intangible asset is being amortized on a straight-line basis over the 10-year term of the Gaming Concession Contract. (b) Goodwill In September 2004, the Group acquired all of the 17.5% indirect ownership interests in WRM held by third parties, in exchange for 1,333,333 shares of Wynn Resorts, Limited’s common stock. As a result of the acquisition, WRM became an indirectly wholly-owned subsidiary of the Group. In accordance with the Group’s accounting policy for the acquisition of non-controlling interests, the assets and liabilities of WRM were not restated to reflect their fair values at the date of the acquisition. The difference between the purchase price and the non-controlling interests’ share of the assets and liabilities reflected within the consolidated statement of financial position of HK$398.3 million at the date of the acquisition was recorded as goodwill.

182 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 10. GOODWILL AND INTANGIBLE ASSET, NET (CONTINUED) Notes (continued): (b) Goodwill (continued) The recoverable amount of a CGU has been determined based on value-in-use calculations. These calculations use pre-tax cash flow projections based on financial budgets approved by management covering a five-year period. Cash flows beyond the five-year period are extrapolated using an estimated weighted average growth rate of 3% that is determined based on past performance and expectations for market development. The weighted average growth rate used is consistent with the forecasts used in the industry. The discount rate applied to the cash flow projections is 8.46% (2022: 9.60%). The discount rate used is pre-tax and reflects specific risks relating to the Group. During the year ended 31 December 2023, there was no impairment of goodwill with indefinite useful lives (2022: nil). 11. OTHER NON-CURRENT ASSETS Other non-current assets consisted of the following as at 31 December 2023 and 2022: As at 31 December 2023 2022 HK$ HK$ (in thousands) Fine art 386,468 386,468 Deposits and others 132,228 205,393 China, glass, silverware and others 121,843 118,362 Memberships 1,020 1,020 641,559 711,243

183Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 12. INVENTORIES Inventories consisted of the following as at 31 December 2023 and 2022: As at 31 December 2023 2022 HK$ HK$ (in thousands) Operating supplies 195,179 185,962 Food and beverage 86,914 90,176 Retail merchandise 4,101 4,194 286,194 280,332 13. TRADE AND OTHER RECEIVABLES Trade and other receivables consisted of the following as at 31 December 2023 and 2022: As at 31 December 2023 2022 HK$ HK$ (in thousands) Casino 713,955 459,480 Retail leases 94,933 73,275 Hotel 8,289 11,896 Trade receivables 817,177 544,651 Other receivables 287,439 192,373 Less: allowance for credit losses (67,356) (343,814) Total trade and other receivables, net 1,037,260 393,210

184 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 13. TRADE AND OTHER RECEIVABLES (CONTINUED) An aged analysis of trade receivables is as follows: As at 31 December 2023 2022 HK$ HK$ (in thousands) Within 30 days 269,812 62,789 31 to 90 days 269,725 72,490 91 to 365 days 229,162 46,940 Over 365 days 48,478 362,432 Trade receivables 817,177 544,651 Other receivables 287,439 192,373 Less: allowance for credit losses (67,356) (343,814) Total trade and other receivables, net 1,037,260 393,210 The trade and other receivables are generally repayable within 14 days. Movements in the provision for impairment of receivables of the Group, which were collectively impaired, are as follows: HK$ (in thousands) As at 1 January 2022 500,208 Reversal for the year, net (58,855) Amounts written off, net (97,539) As at 31 December 2022 and 1 January 2023 343,814 Reversal for the year, net (64,310) Amounts written off, net (212,148) As at 31 December 2023 67,356

185Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 13. TRADE AND OTHER RECEIVABLES (CONTINUED) Set out below is the information about the credit risk exposure on the Group’s trade receivables using a provision matrix: Within 30 days 31 to 90 days 91 to 365 days Over 365 days Total HK$ HK$ HK$ HK$ HK$ (in thousands, except for percentages) As at 31 December 2023 Gross trade receivables 269,812 269,725 229,162 48,478 817,177 Provision for impairment (5,783) (11,486) (24,627) (25,460) (67,356) Expected credit loss rate 2.1% 4.3% 10.7% 52.5% 8.2% As at 31 December 2022 Gross trade receivables 62,789 72,490 46,940 362,432 544,651 Provision for impairment (1,154) (1,753) (7,585) (333,322) (343,814) Expected credit loss rate 1.8% 2.4% 16.2% 92.0% 63.1% 14. PREPAYMENTS AND OTHER CURRENT ASSETS Prepayments and other current assets consisted of the following as at 31 December 2023 and 2022: As at 31 December 2023 2022 HK$ HK$ (in thousands) Prepayments 91,903 58,179 Deposits 50,947 26,032 142,850 84,211 None of the above assets are either past due or impaired. The financial assets included in the above balances relate to deposits for which there have been no recent history of defaults.

186 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 15. INVESTMENTS As at 31 December 2023, the Group’s investments include financial assets of US$550.0 million (approximately HK$4.30 billion) in the form of interest-bearing fixed deposits (2022: nil) and debt securities of US$147.9 million (approximately HK$1.15 billion) in the form of United States treasury bills (2022: nil). For details of fair value disclosure, see note 29. As at 31 December 2023, the Group evaluated whether the unrealized losses of the debt securities are attributable to credit losses or other factors. The Group considers the severity of the decline in value, creditworthiness of the issuer and other relevant factors. For the year ended 31 December 2023, the Group recorded no allowance for credit losses related to its investments (2022: nil). 16. RESTRICTED CASH AND CASH EQUIVALENTS As at 31 December 2023, the Group had restricted cash and cash equivalents of MOP700.0 million (approximately HK$679.6 million) (2022: HK$970.9 million) held in the form of a first demand bank guarantee in favor of the Macau government to support WRM’s legal and contractual obligations under the Gaming Concession Contract and approximately HK$35,000 (2022: approximately HK$517,000) reserved at the Trusts to fund the WML employee ownership schemes, respectively. The remaining balance of HK$8.6 million (2022: HK$8.4 million) represents deposits placed with banks for certain bank guarantees provided for operational purpose. 17. CASH AND CASH EQUIVALENTS Cash and cash equivalents consisted of the following as at 31 December 2023 and 2022: As at 31 December 2023 2022 HK$ HK$ (in thousands) Cash at banks and short-term deposits 9,299,220 7,032,139 Cash on hand 1,000,939 390,762 10,300,159 7,422,901

187Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 17. CASH AND CASH EQUIVALENTS (CONTINUED) The cash and cash equivalents are denominated in the following currencies: As at 31 December 2023 2022 HK$ HK$ (in thousands) HK$ 5,834,580 570,201 US$ 4,319,550 738,375 MOP 116,106 6,112,371 Japanese Yen 19,390 11 Other 10,533 1,943 10,300,159 7,422,901 Cash deposited at banks earns interest at floating rates based on daily bank deposit rates. Short-term deposits are made for varying periods of between one day and three months generally, depending on the immediate cash requirements of the Group, and earn interest at the respective short-term deposit rates. 18. ACCOUNTS PAYABLE During 2023 and 2022, the Group normally received credit terms of 30 days. An aged analysis of accounts payable as at 31 December 2023 and 2022, based on the invoice dates, is as follows: As at 31 December 2023 2022 HK$ HK$ (in thousands) Within 30 days 323,666 158,964 31 to 60 days 69,304 134,869 61 to 90 days 11,337 52,278 Over 90 days 52,219 54,413 456,526 400,524

188 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 19. INTEREST-BEARING BORROWINGS As at 31 December 2023 2022 HK$ HK$ Notes (in thousands) Bank loans (a) 11,704,915 11,699,029 Senior notes (b) 36,733,922 36,645,398 Convertible bonds (c) 4,689,437 — 53,128,274 48,344,427 WML Convertible Bond Conversion Option Derivative (c) 576,359 — Unamortized debt financing costs, debt discount and premiums, net (1,025,019) (115,930) Total interest-bearing borrowings 52,679,614 48,228,497

189Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 19. INTEREST-BEARING BORROWINGS (CONTINUED) The borrowings are repayable as follows: As at 31 December 2023 2022 HK$ HK$ Notes (in thousands) Bank loans: (a) In the second year 11,704,915 — In the third to fifth years, inclusive — 11,699,029 11,704,915 11,699,029 Senior notes: (b) In the next twelve months 4,689,437 — In the second year — 4,678,136 In the third to fifth years, inclusive 24,228,757 13,644,563 After the fifth year 7,815,728 18,322,699 36,733,922 36,645,398 Unamortized debt financing costs and premiums, net (79,434) (115,930) 36,654,488 36,529,468 Convertible bonds: (c) After the fifth year 4,689,437 — WML Convertible Bond Conversion Option Derivative 20 576,359 — Unamortized debt financing costs and debt discount (945,585) — 4,320,211 —

190 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 19. INTEREST-BEARING BORROWINGS (CONTINUED) Notes: (a) Bank loans WM Cayman II Revolver, unsecured On 16 September 2021, WM Cayman II, an indirect wholly owned subsidiary of WML, as borrower and WML as guarantor, entered into a facility agreement with, among others, Bank of China Limited, Macau Branch as agent and a syndicate of lenders, pursuant to which the lenders will make available in an aggregate amount of HK$11.70 billion equivalent revolving unsecured credit facility consisting of a U.S. dollar tranche in an amount of US$312.5 million (approximately HK$2.44 billion) and a Hong Kong dollar tranche in an amount of HK$9.26 billion to WM Cayman II. WM Cayman II has the ability to upsize the total WM Cayman II Revolver by an additional US$1.00 billion (approximately HK$7.82 billion) under the facility agreement and related agreements upon the satisfaction of various conditions. Due to the global phase out of LIBOR, on 27 June 2023, WM Cayman II, as borrower, and WML, as guarantor, entered into an amended and restated facility agreement with Bank of China Limited, Macau Branch, as agent for the syndicate of lenders. Pursuant to the amended and restated facility agreement, the base rate applicable to loans denominated in United States dollars made pursuant to the WM Cayman II Revolver transitioned from LIBOR to Term SOFR, plus a credit adjustment spread of 0.10% (subject to a minimum floor of 0.00%), plus a margin of 1.875% to 2.875% per annum based on WM Cayman II’s leverage ratio on a consolidated basis. The new Term SOFR base rate became effective on 4 July 2023. The loans denominated in Hong Kong dollars under the WM Cayman II Revolver bear interest at HIBOR plus a margin of 1.875% to 2.875% per annum based on WM Cayman II’s leverage ratio on consolidated basis. The final maturity of all outstanding loans under the revolving facility remains unchanged at 16 September 2025. The amended and restated facility agreement also reflected the prior agreement of the lenders under the WM Cayman II Revolver to waive certain financial covenants therein in respect of the relevant periods ending on the following applicable test dates: (a) 30 June 2022; (b) 30 September 2022; (c) 31 December 2022; and (d) 31 March 2023; and to provide for a floor on the interest rate margin of 2.625% per annum through 30 June 2023. WML, as guarantor, may be subject to certain restrictions on payments of dividends or distributions to its shareholders, unless certain financial criteria have been satisfied.

191Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 19. INTEREST-BEARING BORROWINGS (CONTINUED) Notes (continued): (a) Bank loans (continued) WM Cayman II Revolver, unsecured (continued) The facility agreement contains representations, warranties, covenants and events of default customary for similar financings, including, but not limited to, restrictions on indebtedness to be incurred by WM Cayman II or its group members and restrictions on creating security over the assets of WM Cayman II or by its group members. The facility agreement also requires WM Cayman II to maintain a certain leverage ratio and interest coverage ratio from time to time as provided under the facility agreement. The facility agreement also contains certain events of default (some of which are subject to grace and remedy periods and materiality qualifiers). It is a property mandatory prepayment event under the facility agreement if there is a loss of gaming operation or gaming concession by the Group. Customary fees and expenses were paid by WM Cayman II in connection with the facility agreement and related agreements. It is a mandatory prepayment event under the facility agreement if Wynn Resorts, Limited ceases to legally and beneficially own and control, directly or indirectly, more than 50% of the outstanding share capital of WM Cayman II through the Company measured by voting power. As at 31 December 2023, the WM Cayman II Revolver was fully drawn. As at 31 December 2023, there was no non-compliance with covenants contained in the WM Cayman II Revolver, and accordingly the outstanding balance was classified as non-current liabilities. (b) Senior notes WML Senior Notes, unsecured On 20 September 2017, the Company issued 4.875% senior notes due 2024 with an aggregate principal amount of US$600.0 million (approximately HK$4.69 billion) (the “WML 2024 Notes”) and 5.500% senior notes due 2027 with an aggregate principal amount of US$750.0 million (approximately HK$5.86 billion) (the “WML 2027 Notes”). Interest on the WML 2024 Notes and WML 2027 Notes is payable semi-annually in arrears on 1 April and 1 October of each year, beginning on 1 April 2018. The WML 2024 Notes and WML 2027 Notes mature on 1 October 2024 and 1 October 2027, respectively. The Company used the net proceeds from the WML 2024 Notes and WML 2027 Notes and cash on hand to repurchase and redeem the WML 2021 Notes. On 17 December 2019, the Company issued 5.125% senior notes due 2029 with an aggregate principal amount of US$1.00 billion (approximately HK$7.82 billion) (the “WML 2029 Notes”). Interest on the WML 2029 Notes is payable semi-annually in arrears on 15 June and 15 December of each year, beginning on 15 June 2020. The WML 2029 Notes mature on 15 December 2029. The Company used the net proceeds from the WML 2029 Notes to facilitate the repayment of a portion of the Wynn Macau Credit Facilities and for general corporate purposes. During 2020, the Company issued US$1.00 billion (approximately HK$7.82 billion) of 5.500% senior notes due 2026 (the “WML 2026 Notes”) and US$1.35 billion (approximately HK$10.55 billion) of 5.625% senior notes due 2028 (the “WML 2028 Notes”). Interest on the WML 2026 Notes is payable semi-annually in arrears on 15 January and 15 July of each year, beginning on 15 January 2021. Interest on the WML 2028 Notes is payable semi-annually in arrears on 26 February and 26 August of each year, beginning on 26 February 2021. The WML 2026 Notes and WML 2028 Notes mature on 15 January 2026 and 26 August 2028, respectively. The Company used net proceeds of the WML 2026 Notes and WML 2028 Notes to facilitate repayments of the Wynn Macau Credit Facilities and for general corporate purposes.

192 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 19. INTEREST-BEARING BORROWINGS (CONTINUED) Notes (continued): (b) Senior notes (continued) WML Senior Notes, unsecured (continued) The WML Senior Notes are WML’s general unsecured obligations; rank pari passu in right of payment with all of WML’s existing and future senior unsecured indebtedness; rank senior to all of WML’s future subordinated indebtedness, if any; are effectively subordinated to all of WML’s future secured indebtedness, if any, to the extent of the value of the assets securing such indebtedness; and are structurally subordinated to all existing and future obligations of WML’s subsidiaries, including the WM Cayman II Revolver. The WML Senior Notes are listed on the Hong Kong Stock Exchange. The WML Senior Notes indentures contain covenants limiting WML’s (and certain of its subsidiaries’) ability to, among other things: merge or consolidate with or into another company; and transfer or sell all or substantially all of its properties or assets. The WML Senior Notes indentures also contain customary events of default. In the case of an event of default arising from certain events of bankruptcy or insolvency, all WML Senior Notes then outstanding will become due and payable immediately without further action or notice. Upon the occurrence of (1) any event after which none of the Company or any of its subsidiaries have such licenses, concessions, subconcessions or other permits or authorizations as necessary to conduct gaming activities in substantially the same manner and scope as it does on the date on which each of the WML Senior Notes were issued, for a period of ten consecutive days or more, and such event has a material adverse effect on the financial condition, business, properties, or results of operations of WML and its subsidiaries, taken as a whole, or (2) the termination, rescission, revocation or modification of any such licenses, concessions, subconcessions or other permits or authorizations which has had a material adverse effect on the financial condition, business, properties, or results of operations of the Company and its subsidiaries, taken as a whole, each holder of the WML Senior Notes will have the right to require the Company to repurchase all or any part of such holder’s WML Senior Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest.

193Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 19. INTEREST-BEARING BORROWINGS (CONTINUED) Notes (continued): (b) Senior notes (continued) WML Senior Notes, unsecured (continued) If the Company undergoes certain Changes of Control (as defined in the WML Senior Notes indentures), it must offer to repurchase the WML Senior Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest. Under the indentures governing the WML 2024 Notes and WML 2027 Notes, the circumstances that will constitute a Change of Control include, among others, the sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Group to any person other than to the Company’s former Chairman and Chief Executive Officer or a related party of the Company’s former Chairman and Chief Executive Officer, the consummation of any transaction that results in any party other than the Company’s former Chairman and Chief Executive Officer and his related parties becoming the beneficial owner, directly or indirectly, of more than 50% of the outstanding voting stock of WRL, measured by voting power rather than number of equity interests, and a majority of the members of the Board not being continuing directors. Under the indentures governing the WML 2026 Notes, WML 2028 Notes and WML 2029 Notes, the circumstances that will constitute a Change of Control include, among others, the sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Group to any person other than to WRL or any affiliate of WRL, the consummation of any transaction that results in any party other than WRL or any affiliate of WRL becoming the beneficial owner, directly or indirectly, of more than 50% of the outstanding voting stock of the Company, measured by voting power rather than number of equity interests, and a majority of the members of the Board not being continuing directors. As at 31 December 2023, there was no non-compliance with covenants contained in the WML Senior Notes indentures, and accordingly the outstanding balances under WML 2026 Notes, WML 2027 Notes, WML 2028 Notes and WML 2029 Notes were classified as non-current liabilities. (c) Convertible bonds WML Convertible Bonds, unsecured On 7 March 2023, WML completed an offering (the “Offering”) of US$600.0 million (approximately HK$4.69 billion) 4.50% convertible bonds due 2029 (the “WML Convertible Bonds”). The WML Convertible Bonds are governed by a trust deed dated 7 March 2023 (the “Convertible Bonds Trust Deed”), between WML and DB Trustees (Hong Kong) Limited, as trustee. WML, DB Trustees (Hong Kong) Limited, as trustee, and Deutsche Bank Trust Company Americas entered into an agency agreement, appointing Deutsche Bank Trust Company Americas as the principal paying agent, principal conversion agent, transfer agent and registrar in relation to the WML Convertible Bonds. The net proceeds from the Offering, after deduction of commissions and other related expenses, were US$585.9 million (approximately HK$4.60 billion). WML intends to use the net proceeds for general corporate purposes.

194 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 19. INTEREST-BEARING BORROWINGS (CONTINUED) Notes (continued): (c) Convertible bonds (continued) WML Convertible Bonds, unsecured (continued) The WML Convertible Bonds bear interest on their outstanding principal amount from and including 7 March 2023 at the rate of 4.50% per annum, payable semi-annually in arrears on 7 March and 7 September of each year. At any time on or after 17 April 2023, the WML Convertible Bonds are convertible at the option of the holders thereof into fully paid ordinary shares of WML, each with a nominal value of HK$0.001 per Share, at the initial conversion price of approximately HK$10.24 per Share, subject to and upon compliance with the terms and conditions of the WML Convertible Bonds (the “Terms and Conditions,” and such right, the “Conversion Right”). The conversion price is at the fixed exchange rate of HK$7.8497 per US$1.00, subject to standard adjustments for certain dilutive events as described in the Terms and Conditions. WML has the option upon conversion by a bondholder to pay an amount of cash equivalent described in the Terms and Conditions in order to satisfy such Conversion Right in whole or in part. Holders of the WML Convertible Bonds have the option to require WML to redeem all or some only of such holder’s WML Convertible Bonds (i) on 7 March 2027 at their principal amount together with interest accrued but unpaid to, but excluding, the date fixed for redemption; or (ii) on the Relevant Event Redemption Date (as defined in the Terms and Conditions) at their principal amount together with interest accrued but unpaid to, but excluding, such date, following the occurrence of (a) when the Shares cease to be listed or admitted to trading or are suspended from trading for a period equal to or exceeding 10 consecutive trading days on the Hong Kong Stock Exchange, or if applicable, the alternative stock exchange, (b) when there is a Change of Control (as defined in the Terms and Conditions), or (c) when less than 25% of WML’s total number of issued Shares are held by the public (as interpreted under Rule 8.24 of the Listing Rules on the Hong Kong Stock Exchange). The WML Convertible Bonds may also be redeemed at the option of WML under certain circumstances specified in the Terms and Conditions, in whole, but not in part, at any time after 7 March 2027, but prior to 7 March 2029, upon giving notice to the bondholders in accordance with the Terms and Conditions. The WML Convertible Bonds constitute direct, unsubordinated, unconditional and, subject to the Terms and Conditions, unsecured obligations of WML and rank pari passu and without any preference or priority among themselves. The Shares to be issued upon exercise of Conversion Right will be fully-paid and will in all respects rank pari passu with the fully-paid Shares in issue on the relevant registration date set forth in the Terms and Conditions. The Convertible Bonds Trust Deed contains covenants limiting WML’s and all of its subsidiaries’ ability to, among other things, create, permit to subsist or arise or have outstanding any mortgage, charge, pledge, lien or other encumbrance or certain security interest; consolidate or merge with or into another company; and sell, assign, transfer, convey or otherwise dispose of all or substantially all of its and its subsidiaries’ properties or assets, with certain exceptions. The Convertible Bonds Trust Deed also contains customary events of default.

195Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 19. INTEREST-BEARING BORROWINGS (CONTINUED) Notes (continued): (c) Convertible bonds (continued) WML Convertible Bonds, unsecured (continued) The Company determined that the conversion feature contained within the WML Convertible Bonds is required to be bifurcated from the debt host contract and accounted for as a free-standing derivative (the “WML Convertible Bond Conversion Option Derivative”). In accordance with applicable accounting standards, the WML Convertible Bond Conversion Option Derivative will be reported at fair value at the end of each reporting period, with changes recognized in profit or loss in the consolidated statement of profit or loss and other comprehensive income. For more information, see “Note 20 — WML Convertible Bond Conversion Option Derivative”. As a result, the Company recognized a debt discount of US$123.5 million (approximately HK$968.8 million) within non-current interest-bearing borrowings, representing the estimated fair value of the holders’ conversion option upon completion of the Offering. The debt discount will be amortized to interest expense over the term of the WML Convertible Bonds using the effective interest method. As of 31 December 2023, the estimated fair value of the WML Convertible Bond Conversion Option Derivative was a liability of US$73.7 million (approximately HK$576.4 million), recorded within non-current interest-bearing borrowings within the accompanying consolidated statement of financial position. As at 31 December 2023, there was no non-compliance with covenants contained in the Terms and Conditions of the WML Convertible Bonds, and accordingly the outstanding balance was classified as non- current liabilities. (d) WRL Revolving Loan Facility, unsecured On 14 June 2022, the Company entered into a loan agreement with WRL, which was amended by way of an amendment letter dated 30 December 2022, pursuant to which WRL agreed to make available an unsecured revolving loan facility in an amount of up to US$500.0 million (approximately HK$3.91 billion). The current term of the WRL Revolving Loan Facility is twenty-four months after the date of the original loan agreement dated 14 June 2022 and the current interest rate of the loan is 9% per annum on funded amounts or any other rate (to take into account any prevailing market conditions and other applicable factors) as agreed between the Company and WRL from time to time. As at 31 December 2023, the WRL Revolving Loan Facility remained undrawn with US$500.0 million (approximately HK$3.91 billion) available.

196 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 20. WML CONVERTIBLE BOND CONVERSION OPTION DERIVATIVE The Company determined that the conversion feature contained within the WML Convertible Bonds is required to be bifurcated from the debt host contract and accounted for as a free- standing derivative. In accordance with applicable accounting standards, the WML Convertible Bond Conversion Option Derivative will be reported at fair value at the end of each reporting period, with changes recognized in profit or loss in the consolidated statement of profit or loss and other comprehensive income. The following table sets forth the inputs to the lattice models that were used to value the embedded derivative: As at 31 December 2023 As at 2 March 2023 (Pricing date) WML stock price (HK$) 6.43 8.08 Estimated volatility 34.0% 26.0% Risk-free interest rate 3.3% 4.2% Expected term (years) 5.2 6.0 Dividend yield 0.0% 0.0% In connection with the completion of the Offering on 7 March 2023, the Company recognized a debt discount and a corresponding liability for the embedded derivative, based on an estimated fair value of US$123.5 million (approximately HK$968.8 million). The debt discount will be amortized to interest expense over the term of the WML Convertible Bonds using the effective interest method. As of 31 December 2023, the estimated fair value of the embedded derivative was a liability of US$73.7 million (approximately HK$576.4 million), recorded within non-current interest-bearing borrowings within the accompanying consolidated statement of financial position. In connection with the change in fair value, the Company recorded a gain of US$49.7 million (approximately HK$388.8 million) within change in derivative fair value in the accompanying consolidated statement of profit or loss and other comprehensive income for the year ended 31 December 2023.

Annual Report 2023 197

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2023

21. OTHER PAYABLES AND ACCRUALS

Other payables and accruals consisted of the following:

	As at 31 December		As at 1 January
	2023	2022	2022
	HK$	HK$	HK$
		(in thousands)	
Current:			
Customer deposits[(1)]	**2,059,377**	2,014,671	1,948,882
Gaming taxes and premiums payable	**1,051,427**	233,251	472,740
Outstanding chip liabilities[(2)]	**523,923**	263,336	293,690
Loyalty program and related liabilities[(3)]	**89,614**	113,834	96,063
Donation payable	**—**	—	81,872
Other gaming-related liabilities[(4)]	**7,487**	2,487	5,300
Others	**1,408,953**	1,226,862	1,386,928
Total	**5,140,781**	3,854,441	4,285,475

In providing goods and services to its customers, there is often a timing difference between the Group receiving cash and the Group recording revenue for providing services or holding events. The Group's primary liabilities associated with customer contracts are customer deposits, outstanding chip liabilities, loyalty program and related liabilities and other gaming-related liabilities.

(1) Customer deposits include casino front money deposits and advance room and other deposits. Casino front money deposits represent funds deposited by customers before gaming play occurs. Such amounts may be recognized as revenue or will be redeemed for cash in the future. The advance room and other deposits represent cash received in advance for goods and services to be provided in the future. These amounts will be recognized as revenue when the goods and services are provided. Decreases in this balance generally represent the recognition of revenue and increases in the balance represent additional deposits made by customers. The deposits are expected to be primarily recognized as revenue within one year.

(2) Outstanding chips generally represent amounts owed to gaming promoters and customers for chips in their possession. The amounts may be recognized as revenue or will be redeemed for cash in the future.

(3) Loyalty program and related liabilities represent the deferral of revenue until the loyalty points or other complimentaries are redeemed. The amounts are expected to be recognized as revenue within one year from being earned by customers.

(4) Other gaming-related liabilities generally represent unpaid wagers primarily in the form of unredeemed slot tickets.

198 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 22. ISSUED CAPITAL AND SHARES HELD FOR EMPLOYEE OWNERSHIP SCHEMES As at 31 December 2023 2022 HK$ HK$ (in thousands) Authorized: 20,000,000,000 Shares of HK$0.001 each 20,000 20,000 Issued and fully paid: 5,240,707,600 (2022: 5,235,431,600) Shares of HK$0.001 each 5,241 5,235 As at 31 December 2023, the total number of issued Shares included 23,415,288 Shares (2022: 21,885,918) issued and held under the Company’s employee ownership schemes (note 24). During the year ended 31 December 2023 and 2022, nil Shares were acquired by the Trusts. 23. SHARE PREMIUM ACCOUNT AND RESERVES The Group’s share premium account mainly includes the amounts transferred from the share option reserve upon vesting of share awards under an employee ownership scheme. It also includes the difference between the nominal value of the shares of the subsidiaries acquired pursuant to the Group Reorganization prior to the Listing of the Company’s Shares, over the nominal value of the Company’s Shares issued in exchange with adjustments arising from the Group Reorganization. The amount of the Group’s deficit and the movements therein for the current and prior years are presented in the consolidated statement of changes in equity on page 136 of the financial statements. In accordance with the provisions of the Macau Commercial Code, WRM and Palo incorporated in Macau are required to transfer a minimum of 10% of their annual net profit to a legal reserve until that reserve equals 25% of their issued capital. These legal reserves are not distributable to the shareholders.

199Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 24. SHARE-BASED PAYMENT PLAN The Company’s share option schemes The Company adopted a share option scheme on 16 September 2009 until it was terminated upon the Company’s adoption of another share option scheme on 30 May 2019 for a period of 10 years (“2019 Share Option Scheme”). The 2019 Share Option Scheme was terminated upon the Company’s adoption of a new share option scheme on 25 May 2023 for a period of 10 years (“2023 Share Option Scheme”). The 2023 Share Option Scheme allows for the grant of share options to purchase shares of the Company to eligible directors and employees of the Company, its subsidiaries, and related entities, and service providers of the Company and its subsidiaries. The options granted under the share option schemes do not give immediate ownership of the underlying Shares as they require payment of an exercise price which must be higher than the then prevailing market price of the Shares on the date of the options granted. The total number of Shares which may be issued in respect of all awards and options granted and to be granted under the 2023 Share Option Scheme and other share schemes of the Company will not exceed 523,843,160 Shares. Subsequent to 31 December 2023 and up to the date of approval of these financial statements, no share options were granted under the 2023 Share Option Scheme. The Company has not granted and will not grant any further options under the 2019 Share Option Scheme upon its termination. The outstanding options granted under the 2019 Share Option Scheme will remain in full force and effective pursuant to the 2019 Share Option Scheme. The following share options were outstanding under the Company’s share option schemes during the year: Number of options Weighted average exercise price Weighted average exercise term (HK$) (Years) Outstanding as at 1 January 2022 28,523,400 14.58 7.7 Granted during the year 4,784,000 4.71 9.7 Lapsed during the year (304,000) 19.04 — Outstanding as at 31 December 2022 and 1 January 2023 33,003,400 13.10 7.2 Granted during the year 5,017,000 5.94 9.9 Lapsed during the year (800,000) 24.87 — Outstanding as at 31 December 2023 37,220,400 11.89 6.8 Options exercisable as at 31 December 2023 19,288,200 15.32 5.5 Options exercisable as at 31 December 2022 14,549,600 17.05 5.5

200 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 24. SHARE-BASED PAYMENT PLAN (CONTINUED) The Company’s share option schemes (continued) The fair value of the share options granted during the year was estimated at HK$1.94 per option (2022: HK$2.05 per option) based on the Black-Scholes pricing model. The following table lists the assumptions used in estimating the fair value of the share options on the date of grant. 2023 2022 Expected dividend yield 5.7% 1.3% Expected stock price volatility 53.8% 45.7% Risk-free interest rate 3.6% 3.2% Expected average life of options (years) 6.5 6.5 Share price on the date of grant (HK$ per Share) 5.94 4.70 Exercise price (HK$ per Share) 5.94 4.71 Changes in subjective assumptions could materially affect the fair value estimate. The Company’s employee ownership schemes On 30 June 2014, the Company adopted an employee ownership scheme (“2014 Employee Ownership Scheme”) until it was terminated upon the Company’s adoption of a new employee ownership scheme on 25 May 2023 (“2023 Employee Ownership Scheme”). The 2023 Employee Ownership Scheme allows for the grant of non-vested shares of the Company to eligible directors and employees of the Company, its subsidiaries, and related entities, and service providers of the Company and its subsidiaries. The fair value of the awarded non-vested Shares was calculated based on the market prices of the Company’s Shares at the respective grant dates. The total number of Shares which may be issued in respect of all awards and options granted and to be granted under the 2023 Employee Ownership Scheme and other share schemes of the Company will not exceed 523,843,160 Shares. The Company has not granted and will not grant any further awards under the 2014 Employee Ownership Scheme upon its termination. The outstanding award shares granted under the 2014 Employee Ownership Scheme will remain in full force and effective pursuant to the 2014 Employee Ownership Scheme.

201Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 24. SHARE-BASED PAYMENT PLAN (CONTINUED) The Company’s employee ownership schemes (continued) Number of Shares Weighted Average Grant Date Fair Value (HK$) Non-vested as at 1 January 2022 10,024,737 16.09 Granted during the year 32,260,744 4.84 Vested during the year (18,604,189) 7.12 Forfeited during the year (3,362,846) 10.57 Non-vested as at 31 December 2022 and 1 January 2023 20,318,446 7.35 Granted during the year 6,908,870 8.47 Vested during the year (3,746,630) 11.26 Forfeited during the year (1,148,880) 8.33 Non-vested as at 31 December 2023 22,331,806 6.99 During the year ended 31 December 2023, no immediate vested Shares were awarded (2022: nil) to Eligible Participants under the 2014 Employee Ownership Scheme and 2023 Employee Ownership Scheme. Subsequent to 31 December 2023 and up to the date of approval of these financial statements, the Company awarded 346,000 non-vested Shares to Eligible Participants under the 2023 Employee Ownership Scheme. WRL Omnibus Plan On 16 May 2014, Wynn Resorts, Limited adopted the Wynn Resorts, Limited 2014 omnibus incentive plan (the “WRL Omnibus Plan”) after approval from its stockholders, which was adopted for a period of 10 years. The WRL Omnibus Plan allows for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights, performance awards and other share-based awards to eligible participants. WRL reserved 4,409,390 shares of its common stock for issuance under the WRL Omnibus Plan. On 25 June 2020, the Wynn Resorts’ shareholders approved an amendment to the WRL Omnibus Plan that increases the shares authorized for issuance by 1,500,000 shares, for an aggregate number of shares authorized for issuance to 5,909,390 shares. As at the date of approval of these financial statements, Wynn Resorts had an aggregate of 1,134,435 shares of its common stock available for grant as share-based awards under the WRL Omnibus Plan.

202 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 24. SHARE-BASED PAYMENT PLAN (CONTINUED) WRL Omnibus Plan (continued) Non-vested shares for the Group A summary of the status of the WRL Omnibus Plan’s non-vested shares as at 31 December 2023 and 2022 and the changes during the years then ended as it relates to the Group is set out below: Number of Shares Weighted Average Grant Date Fair Value (HK$) Non-vested as at 1 January 2022 180,171 895.13 Granted during the year 104,132 543.15 Vested during the year (143,804) 783.85 Forfeited during the year (23,998) 812.32 Transferred during the year (2,228) 891.86 Non-vested as at 31 December 2022 and 1 January 2023 114,273 731.68 Granted during the year 119,241 837.01 Vested during the year (160,232) 791.63 Forfeited during the year — — Transferred during the year 7,307 844.74 Non-vested as at 31 December 2023 80,589 781.08

203Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 25. PENSIONS AND OTHER POST-EMPLOYMENT BENEFIT PLANS The Group recorded an expense for matching contributions of approximately HK$128.1 million for the year ended 31 December 2023 (2022: HK$132.7 million). Forfeited unvested contributions totaling HK$17.2 million (2022: HK$19.1 million) were utilized during the year, leaving HK$1.9 million (2022: HK$ 1.7 million) available as at 31 December 2023 to reduce the contributions in the future. As at 31 December 2023, contributions of approximately HK$24.1 million (2022: HK$25.0 million) due had not been paid. The amounts were paid subsequent to the end of the reporting period. 26. DIRECTORS’ AND CHIEF EXECUTIVE’S REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS Directors’ and chief executive’s emoluments Directors’ and chief executive’s emoluments for the years ended 31 December 2023 and 2022 disclosed pursuant to the Listing Rules, section 383(1)(a), (b), (c), and (f) of the Hong Kong Companies Ordinance and Part 2 of the Companies (Disclosure of Information about Benefits of Directors) Regulation, are as follows: For the year ended 31 December 2023 2022 HK$ HK$ (in thousands) Share-based payments 123,960 111,719 Discretionary bonus 30,293 29,612 Salaries 28,745 20,012 Fees 5,375 5,375 Contributions to retirement plan 117 689 Other 4,301 3,791 Total emoluments 192,791 171,198

204 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2023

26. DIRECTORS' AND CHIEF EXECUTIVE'S REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS (CONTINUED)

Directors' and chief executive's emoluments (continued)

	Fees HK$	Salaries HK$	Discretionary Bonus HK$	Share-based Payments HK$ (in thousands)	Contributions to Retirement Plan HK$	Other HK$	Total HK$
2023							
Executive Directors:							
Craig S. Billings[1]	—	—	—	—	—	—	—
Linda Chen	—	13,331	16,311	87,679	1	2,703	120,025
Frederic Jean-Luc Luvisutto[2]	—	9,320	13,982	19,807	2	1,240	44,351
Non-executive Directors:							
Ms. Ellen F. Whittemore[3]	—	—	—	—	—	—	—
Ms. Julie M. Cameron-Doe[4]	—	—	—	—	—	—	—
Ian Michael Coughlan[5]	—	6,094	—	2,368	114	358	8,934
Independent non-executive Directors:							
Lam Kin Fung Jeffrey	1,050	—	—	2,206	—	—	3,256
Bruce Rockowitz	1,075	—	—	2,206	—	—	3,281
Nicholas Sallnow-Smith	1,325	—	—	2,206	—	—	3,531
Allan Zeman	1,075	—	—	5,301	—	—	6,376
Leah Dawn Xiaowei Ye	850	—	—	2,187	—	—	3,037
	5,375	28,745	30,293	123,960	117	4,301	192,791
2022							
Executive Directors:							
Craig S. Billings[1]	—	—	—	—	—	—	—
Linda Chen	—	4,437	9,417	41,793	1	878	56,526
Frederic Jean-Luc Luvisutto[2]	—	6,445	9,321	14,050	2	1,187	31,005
Ian Michael Coughlan[5]	—	9,130	10,874	36,567	686	1,726	58,983
Non-executive Director:							
Matthew O. Maddox[6]	—	—	—	—	—	—	—
Independent non-executive Directors:							
Lam Kin Fung Jeffrey	1,050	—	—	2,908	—	—	3,958
Bruce Rockowitz	1,075	—	—	2,908	—	—	3,983
Nicholas Sallnow-Smith	1,325	—	—	2,908	—	—	4,233
Allan Zeman	1,075	—	—	7,795	—	—	8,870
Leah Dawn Xiaowei Ye	850	—	—	2,790	—	—	3,640
	5,375	20,012	29,612	111,719	689	3,791	171,198

205Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 26. DIRECTORS’ AND CHIEF EXECUTIVE’S REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS (CONTINUED) Directors’ and chief executive’s emoluments (continued) Notes: (1) In addition to the directors’ emoluments disclosed in the above tables, the emolument for Mr. Craig S. Billings was charged to the Group, through the corporate allocation agreement, amounting to HK$41.9 million for the year ended 31 December 2023 (2022: HK$23.0 million). Mr. Craig S. Billings was re- designated from a non-executive Director to an executive Director and was appointed as Chief Executive Officer of the Company, with effect from 1 February 2022. (2) Mr. Frederic Jean-Luc Luvisutto was appointed as an executive Director, with effect from 11 August 2022. (3) Ms. Ellen F. Whittemore was appointed as a non-executive Director, with effect from 1 January 2023. In addition to the directors’ emoluments disclosed in the above tables, the emolument for Ms. Ellen F. Whittemore was charged to the Group, through the corporate allocation agreement, amounting to HK$4.4 million for the year ended 31 December 2023. (4) Ms. Julie M. Cameron-Doe was appointed as a non-executive Director, with effect from 26 May 2023. In addition to the directors’ emoluments disclosed in the above tables, the emolument for Ms. Julie M. Cameron-Doe was charged to the Group, through the corporate allocation agreement, amounting to HK$11.0 million for the year ended 31 December 2023. (5) Mr. Ian Michael Coughlan was re-designated from an executive Director to a non-executive Director, with effect from 1 March 2023, and his appointment as a non-executive Director ended on 25 May 2023. Mr. Ian Michael Coughlan served as an advisor to the Company through the end of 2023. (6) Mr. Matthew O. Maddox was re-designated from an executive Director to a non-executive Director and resigned as Chief Executive Officer of the Company, with effect from 1 February 2022. Mr. Matthew O. Maddox’s appointment as a non-executive Director of the Company ended on 31 December 2022. In addition to the directors’ emoluments disclosed in the above tables, no emolument for Mr. Matthew O. Maddox was charged to the Group, through the corporate allocation agreement for the year ended 31 December 2022.

206 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 26. DIRECTORS’ AND CHIEF EXECUTIVE’S REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS (CONTINUED) Five highest paid individuals’ emoluments During the year ended 31 December 2023, the five individuals whose emoluments were the highest in the Group included two (2022: three) Directors whose emoluments were reflected in the analysis presented above. Details of the emoluments payable to the remaining three (2022: two) highest paid individuals for each of the years ended 31 December 2023 and 2022 were as follows: For the year ended 31 December 2023 2022 HK$ HK$ (in thousands) Share-based payments 17,242 6,534 Discretionary bonus 12,802 5,111 Salaries and other benefits 12,273 6,474 Contributions to retirement plan 400 344 Total emoluments 42,717 18,463 The emoluments were within the following bands: For the year ended 31 December 2023 2022 Number of Individuals Number of Individuals HK$4,000,001 to HK$4,500,000 — 1 HK$9,000,001 to HK$9,500,000 1 — HK$10,500,001 to HK$11,000,000 1 — HK$14,000,001 to HK$14,500,000 — 1 HK$22,000,001 to HK$22,500,000 1 — Total 3 2

207Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 26. DIRECTORS’ AND CHIEF EXECUTIVE’S REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS (CONTINUED) Five highest paid individuals’ emoluments (continued) The emoluments of certain individuals have been apportioned on a basis that is considered to be reasonable estimates of the utilization of services provided or the benefits received by the Group. The apportioned emoluments of these individuals are included in the expense allocations charged by Wynn Resorts, Limited and the Group’s fellow subsidiaries for the years ended 31 December 2023 and 2022 (See note 28 “Related Party Disclosures”). During the year, no emoluments were paid by the Group to any of the Directors or the five highest paid individuals as an inducement to join or upon joining the Group or as compensation for loss of office as a director of any member of the Group or in connection with the management of the affairs of any members of the Group. None of the Directors waived any emoluments during the years. 27. COMMITMENTS AND CONTINGENCIES Capital commitments As at 31 December 2023 and 2022, the Group had the following capital commitments under construction contracts, construction-related consulting and other agreements and purchase orders which have not been provided for in the Group’s consolidated statement of financial position: As at 31 December 2023 2022 HK$ HK$ (in thousands) Contracted, but not provided for 486,850 123,047

208 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 27. COMMITMENTS AND CONTINGENCIES (CONTINUED) Macau gaming concession WRM committed to make certain non-gaming and gaming investments in the amount of MOP17.73 billion (approximately HK$17.21 billion) over the course of the ten-year term of the Gaming Concession Contract. MOP16.50 billion (approximately HK$16.02 billion) of the committed investment will be used for non-gaming capital projects and event programming in connection with, among others, attraction of foreign tourists, conventions and exhibitions, entertainment performances, sports events, culture and art, health and wellness, themed amusement, gastronomy, community tourism and maritime tourism. WRM agreed, as part of its commitment for its Gaming Concession Contract, to increase its investment in non- gaming projects (original commitment of MOP16.50 billion (approximately HK$16.02 billion)) by 20% once market-wide gross gaming revenues reached MOP180.00 billion (approximately HK$174.76 billion) in any one year (the “Trigger Event”). As market wide gross gaming revenue exceeded MOP180.00 billion (approximately HK$174.76 billion) in 2023, the Trigger Event occurred at the end of 2023 and each gaming concessionaire is now required to increase its original committed investment amount in non-gaming projects by 20%. WRM will comply with its further investment commitment by investing MOP3.30 billion (approximately HK$3.20 billion) over the course of the remaining 9 years of the Gaming Concession Contract in non-gaming capital projects. The scope, nature and timing of the additional investment in non-gaming capital projects will be mutually agreed between WRM and the Macau government in due course and according to the terms of the Gaming Concession Contract. Additionally, WRM committed to make the following payments throughout the term of the Gaming Concession Contract: (i) Special gaming premium — WRM is obligated to pay a special annual gaming premium if the average of the gross gaming revenues of WRM’s gaming tables and gaming machines is lower than a certain minimum amount determined by the Macau government. A minimum average annual gross gaming revenue of MOP7.0 million (approximately HK$6.8 million) per gaming table and MOP300,000 (approximately HK$291,000) per gaming machine has been set by Macau government. If WRM fails to reach such minimum gross gaming revenue, WRM will be required to pay a special premium equal to the difference between the special gaming tax calculated based on the actual gross gaming revenue and that of such minimum gross gaming revenue;

209Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 27. COMMITMENTS AND CONTINGENCIES (CONTINUED) Macau gaming concession (continued) (ii) Special levies, totaling 5% of gross gaming revenues. The Macau government may reduce the special levies payable by WRM (1) based on WRM’s contribution to the attraction of tourists who enter Macau for tourism and business purposes and hold travel documents issued by countries or regions other than the People’s Republic of China; (2) if WRM’s operations are adversely affected by abnormal, unpredictable or force majeure circumstances associated with the prevailing economic conditions of Macau; or (3) factors as determined by the Chief Executive of Macau; and (iii) Special gaming tax assessed at the rate of 35% of gross gaming revenues. Under the Gaming Concession Contract, WRM provided a first demand bank guarantee of MOP1.00 billion (approximately HK$970.9 million) in favor of the Macau government to support WRM’s legal and contractual obligations, from 1 January 2023 until one hundred and eighty days after the term of the Gaming Concession Contract expires or the rescission of the concession. Other service commitments The Group has entered into various agreements for operations and maintenance of hotel and other facilities for both Wynn Palace and Wynn Macau. The Group has also entered into agreements for providing shuttle-bus services for customers and for employees commuting to and from work. Under these agreements, the Group was obligated to make the following future payments as at 31 December 2023 and 2022: As at 31 December 2023 2022 HK$ HK$ (in thousands) Within one year 265,261 303,730 After one year but not more than five years 200,953 238,780 After five years — 462 466,214 542,972

210 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 27. COMMITMENTS AND CONTINGENCIES (CONTINUED) Other service commitments (continued) As at 31 December 2023, the Group was committed to purchases of operating supplies totaling HK$123.0 million (2022: HK$82.8 million). As at 31 December 2023, in addition to the bank guarantee issued for the Macau gaming concession as described above, banks granted guarantees for the Group for other purposes totaling HK$26.1 million (2022: HK$37.4 million). Employment agreements The Group has entered into employment agreements with several executive officers, other members of management and certain key employees. These agreements generally have three-year terms and typically indicate a base salary and often contain provisions for a discretionary bonus. Certain executives are also entitled to a separation payment if terminated without “cause” or upon voluntary termination of employment for “good reason” following a “change of control” (as these terms are defined in the employment contracts). Litigation The Group did not have any material litigation outstanding as at 31 December 2023. The litigation matter set out below is disclosed on a voluntary basis and, as with all litigations, no assurances can be provided as to the outcome thereof. Macau litigation related to Dore WRM has been named as a defendant in lawsuits filed in the Macau Court of First Instance by individuals who claim to be investors in or persons with credit in accounts maintained by Dore Entertainment Company Limited (“Dore”), an independent, Macau registered and licensed company that operated a gaming promoter business at Wynn Macau. In connection with the alleged theft, embezzlement, fraud and/or other crime(s) perpetrated by a former employee of Dore (the “Dore Incident”), the plaintiffs of the lawsuits allege that Dore failed to honor withdrawal of funds deposited with Dore as investments or gaming deposits that allegedly resulted in certain losses for these individuals. The principal allegations common to the lawsuits are that WRM, as a gaming concessionaire, should be held responsible for Dore’s conduct on the basis that WRM was responsible for the supervision of Dore’s activities at Wynn Macau that resulted in the purported losses. We believe these cases are without merit and unfounded and intend to vigorously defend against the remaining claims pleaded against us in these lawsuits. The Group has made estimates for potential litigation costs based upon its assessment of the likely outcome and has recorded provisions for such amounts in the accompanying consolidated financial statements. No assurances can be provided as to the outcome of the pending Dore cases and actual results may differ from these estimates.

211Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 28. RELATED PARTY DISCLOSURES As at 31 December 2023 and 2022, the outstanding balances between the Group and the related companies were as follows: As at 31 December Name of related Companies Relation to the Company 2023 2022 HK$ HK$ (in thousands) Due from related companies — current WIML Subsidiary of Wynn Resorts 147,585 121,151 Palo Manpower Hong Kong Limited Subsidiary of Wynn Resorts 431 363 Palo Hong Kong Limited Subsidiary of Wynn Resorts 429 361 Harthor Hospitality Services HK Limited Subsidiary of Wynn Resorts 353 254 SAC Hospitality Services HK Limited Subsidiary of Wynn Resorts 351 252 Lumini Hospitality Services HK Limited Subsidiary of Wynn Resorts 351 252 Wynn Manpower Limited Subsidiary of Wynn Resorts 335 316 Wynn MA, LLC Subsidiary of Wynn Resorts 325 313 Harthor Hospitality Services Limited Subsidiary of Wynn Resorts 58 38 SAC Hospitality Services Limited Subsidiary of Wynn Resorts 31 13 Lumini Hospitality Services Limited Subsidiary of Wynn Resorts 31 13 Lunimi Hospitality Services HK Limited Subsidiary of Wynn Resorts 29 — Miluni Hospitality Services HK Limited Subsidiary of Wynn Resorts 29 — Minilu Hospitality Services HK Limited Subsidiary of Wynn Resorts 29 — Lunimi Hospitality Services Limited Subsidiary of Wynn Resorts 22 — Miluni Hospitality Services Limited Subsidiary of Wynn Resorts 22 — Minilu Hospitality Services Limited Subsidiary of Wynn Resorts 22 — Wynn Resorts Hotel Marketing and Sales (Asia), LLC Subsidiary of Wynn Resorts 3 3 150,436 123,329

212 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 28. RELATED PARTY DISCLOSURES (CONTINUED) As at 31 December 2023 and 2022, the outstanding balances between the Group and the related companies were as follows (continued): As at 31 December Name of related Companies Relation to the Company 2023 2022 HK$ HK$ (in thousands) Due to related companies — current Wynn Resorts Ultimate parent company 91,932 211,664 Wynn Las Vegas Subsidiary of Wynn Resorts 10,824 25,073 Wynn Design & Development Subsidiary of Wynn Resorts 7,854 4,504 Worldwide Wynn Subsidiary of Wynn Resorts 1,660 1,134 Palo Marketing Services Limited Subsidiary of Wynn Resorts 431 456 Las Vegas Jet Subsidiary of Wynn Resorts 391 — 113,092 242,831 The amounts disclosed in the above table are unsecured, interest-free and repayable on demand.

213Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 28. RELATED PARTY DISCLOSURES (CONTINUED) The Group had the following material related party and connected transactions with related companies during the year: For the year ended 31 December Name of related Companies Relation to the Company Primary nature of transactions 2023 2022 HK$ HK$ (in thousands) Wynn Resorts Ultimate parent company Intellectual property license fees (i) 770,104 197,543 Wynn Resorts Ultimate parent company Corporate support services (ii) 119,891 71,092 Wynn Resorts Ultimate parent company Share-based payment expenses 94,459 84,325 Wynn Las Vegas Subsidiary of Wynn Resorts Compliance services (iii) 23,000 — Las Vegas Jet Subsidiary of Wynn Resorts Airplane usage charges (ii) 4,395 — WIML Subsidiary of Wynn Resorts International marketing expenses (iv) 51,551 39,708 Worldwide Wynn Subsidiary of Wynn Resorts Staff secondment payroll charges (v) 40,373 32,509 Wynn Design & Development Subsidiary of Wynn Resorts Design/development payroll (vi) 45,686 10,705 Except for the share-based payment expenses incurred with Wynn Resorts, all of the above transactions are noted as continuing connected transactions. Notes: (i) Intellectual property license fees The license fees payable to Wynn Resorts equals the greater of (1) 3% of the gross monthly revenues of the intellectual property, and (2) US$1.5 million (approximately HK$11.7 million) per month.

214 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 28. RELATED PARTY DISCLOSURES (CONTINUED) Notes (continued): (ii) Corporate support services The annual fees for the services provided by Wynn Resorts are based on an allocation of the actual proportion of Wynn Resorts’ annual corporate departments’ costs (including salaries and benefits for such employees during the period in which such services are rendered) and overhead expense related to the provision of such services. In any event, the annual fees charged by Wynn Resorts shall not exceed 50% of the aggregate annual corporate departments’ costs and overhead expense incurred by Wynn Resorts during any financial year. Wynn Resorts allows the Company and its employees to use aircraft assets owned by Wynn Resorts and its subsidiaries (other than the Group) at hourly rates set by Las Vegas Jet, a subsidiary of Wynn Resorts. (iii) Compliance services WRL Group provides compliance-related services to assist the Group in compliance with the obligations under the Gaming Concession Contract. A service fee is charged at the costs incurred by WRL Group to the Group for the services provided. (iv) International marketing expenses These administrative, promotional and marketing services are provided through branch offices located in various cities around the world under the direction and supervision provided by WIML. For the services provided under this arrangement, WIML charges a service fee equal to the total costs it incurs in rendering the services plus 5%. (v) Staff secondment payroll charges Worldwide Wynn, a subsidiary of Wynn Resorts, is responsible for supplying management personnel to WRM for pre-determined lengths of time through secondment arrangements. Worldwide Wynn is compensated for these services of the seconded employees during the period of secondment to WRM with a service fee equal to its aggregate costs plus 5%. (vi) Design/development payroll Wynn Design & Development provides design and development services to the Group in connection with the construction and renovation works at Wynn Palace, Wynn Macau and Encore. A service fee is charged at the costs incurred by Wynn Design & Development to the Group for the services provided. The above transactions were carried out on terms mutually agreed between the Group and the related companies. There were no significant charges from the Group to the related companies during the years ended 31 December 2023 and 2022. In the opinion of the Directors, the related party transactions were conducted in the ordinary and usual course of the Group’s business. All such outstanding balances between the Group and the related companies are deemed to be trade in nature.

215Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 28. RELATED PARTY DISCLOSURES (CONTINUED) Home purchase In 2022, Ms. Linda Chen, who is a director of the Company, exercised an option to purchase a home provided by the Group for her use for no consideration, as provided by the terms of her employment agreement. Based on a third-party appraisal as of the date of option exercise, the estimated fair value of the home is HK$50.0 million. The home purchase closed during the third quarter of 2022. Compensation of senior/key management personnel of the Group For the year ended 31 December 2023 2022 HK$ HK$ (in thousands) Share-based payments 125,061 99,588 Salaries, bonuses, allowances and benefits in kind 85,709 67,879 Retirement benefits 530 1,162 Total compensation paid to senior/ key management personnel 211,300 168,629 Further details of Directors’ emoluments are included in note 26 to the financial statements.

216 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 29. FAIR VALUE OF FINANCIAL INSTRUMENTS Management has assessed that the fair values of cash and cash equivalents, investments, trade and other receivables, deposits, balances with related companies, accounts payable, construction payables, the current portion of restricted cash and cash equivalents as well as the current portion of financial liabilities included in other payables and accruals and other liabilities approximate to their carrying amounts largely due to the short-term maturities of these instruments. The fair values of interest-bearing borrowings and the financial liability associated with an intangible asset have been calculated by discounting the expected future cash flows using rates currently available for instruments with similar terms, credit risks and remaining maturities. The fair value of the lease liabilities is calculated by discounting the expected future cash flows using the Group’s incremental borrowing rate. The non-current portion of other financial liabilities included in other liabilities and construction retentions payable as well as the non-current portion of restricted cash and cash equivalents were not discounted as the discounting factors were considered by management to be insignificant. 30. CHANGES IN FINANCIAL LIABILITIES ARISING FROM FINANCING ACTIVITIES As at 1 January 2023 Cash flows Foreign exchange movement Changes in fair values Other As at 31 December 2023 HK$ HK$ HK$ HK$ HK$ HK$ (in thousands) Interest-bearing borrowings 48,228,497 4,597,659 72,593 (388,763) 169,628 52,679,614 Lease liabilities 168,471 (48,114) — — 32,102 152,459 Interest payable 566,935 (2,905,712) 1,111 — 2,970,641 632,975 Financial liability associated with an intangible asset — (157,755) — — 1,762,693 1,604,938 Dividends payable 305 (293) — — (12) — Total liabilities from financing activities 48,964,208 1,485,785 73,704 (388,763) 4,935,052 55,069,986

217Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 30. CHANGES IN FINANCIAL LIABILITIES ARISING FROM FINANCING ACTIVITIES (CONTINUED) As at 1 January 2022 Cash flows Foreign exchange movement Change in fair values Other As at 31 December 2022 HK$ HK$ HK$ HK$ HK$ HK$ (in thousands) Interest-bearing borrowings 46,537,145 1,659,701 (7,644) — 39,295 48,228,497 Lease liabilities 214,682 (51,667) — — 5,456 168,471 Interest payable 563,405 (2,442,835) (1,215) — 2,447,580 566,935 Dividends payable 3,639 (3,201) — — (133) 305 Total liabilities from financing activities 47,318,871 (838,002) (8,859) — 2,492,198 48,964,208 The ‘‘Other’’ column primarily includes interest expenses incurred during the year, the effect of amortization of debt financing costs, debt discount and premiums, loss on debt financing transaction, additions and modifications of lease liabilities, addition of financial liability associated with an intangible asset and movement in dividends payable during the year. 31. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES The Group’s principal financial liabilities comprise interest-bearing borrowings, lease liabilities, construction payables, construction retentions payable, accounts payable, amounts due to related companies, other payables and other liabilities. The main purpose of these financial liabilities is to finance the Group’s construction activities and its operations. The Group has various financial assets such as trade receivables and cash and cash equivalents, which arise directly from its operations. The main risks arising from the Group’s financial instruments are interest rate risk, foreign currency risk, credit risk and liquidity risk. The Board of Directors reviews and agrees policies for managing each of these risks, which are summarized below.

218 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 31. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED) Interest rate risk The Group’s primary exposure is changes in market interest rates associated with its bank loans that bear interest based on variable rates. The Group attempts by managing the mix of long-term fixed rate borrowings and variable rate borrowings, supplemented by hedging activities as believed by us to be appropriate. These risk management strategies may not always have the desired effect, and interest rate fluctuations could have a negative impact on the results of operations. As at 31 December 2023, all of the interest-bearing bank loans were variable rate borrowings based on Term SOFR plus a credit adjustment spread or HIBOR, in each case, plus a margin (2022: LIBOR or HIBOR plus a margin). Based on borrowings as at 31 December 2023, an assumed 100-basis-point change in the variable rates would cause the annual interest expenses, without adjusting for any amounts to be capitalized, to change by HK$117.0 million (2022: HK$117.0 million). Foreign currency risk The financial statements of foreign operations are translated into Hong Kong dollars, the Company’s and the Group’s presentation currency, for incorporation into the consolidated financial statements. Some of the Group’s activities were denominated in currencies other than the functional currencies of the entities making the activities (primarily US$). The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. However, the exchange linkages of the Hong Kong dollar and the Macau pataca, and the Hong Kong dollar and the U.S. dollar, are subject to potential changes due to, among other things, changes in governmental policies and international economic and political developments. As at 31 December 2023 and 2022, the Group had certain assets and liabilities that were denominated in currencies (primarily US$) other than Hong Kong dollar. Based on the financial position as at 31 December 2023, an assumed 1% increase or decrease in the value of the Hong Kong dollar against the U.S. dollar would cause the Group to recognize a gain or loss of HK$356.2 million (2022: HK$390.6 million). Credit risk Credit risk arises from financial assets of the Group, which comprise trade and other receivables, deposits, amounts due from related companies, investments, cash and cash equivalents and restricted cash and cash equivalents. The Group’s exposure to credit risk arises from the potential default of the counterparty, with a maximum exposure equal to the carrying amounts of these instruments. Exposure at the reporting dates is outlined under each applicable note. The Group does not hold any credit derivatives or collateral to offset its credit exposure.

219Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 31. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED) Credit risk (continued) Financial instruments that potentially subject the Group to concentrations of credit risk consist principally of casino accounts receivable. The Group issues credit in the form of markers to approved casino customers following investigations of creditworthiness. The Group maintains strict controls over the issuance of markers and aggressively pursues collection from those customers who fail to pay their marker balances on a timely basis. These collection efforts may include the mailing of statements and delinquency notices, personal contacts, the use of outside collection agencies, and litigation. Markers are generally legally enforceable instruments in Macau, however, markers are not legally enforceable instruments in some other countries. The collectability of markers given to foreign customers is affected by a number of factors including changes in currency exchange rates and economic conditions in the customers’ home countries. In assessing the allowance for credit losses, the Group applies a simplified approach to measure credit risk. The simplified approach requires the recognition of a loss allowance based on lifetime ECLs at each reporting date. The Group has established a provision matrix that is based on its historical credit loss experience, adjusted for current and forward-looking factors specific to the debtors and the economic environment. Further quantitative data in respect of the Group’s exposure to credit risk arising from trade and other receivables are disclosed in note 13 to the financial statements. Liquidity risk The Group measures and monitors its liquidity structure based on the overall assets, liabilities and debt in conjunction with its expected cash flows to ensure the capability to meet any unexpected and material cash requirements in the ordinary course of business. In addition, the Group’s bank facilities’ governing documents contain affirmative and negative covenants that require the maintenance of certain financial ratios.

220 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 31. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED) Liquidity risk (continued) As at 31 December 2023, the estimated fair value for level 2 of the Group’s outstanding debt instruments was HK$50.97 billion (as at 31 December 2022: HK$43.41 billion). Other than the WML Convertible Bond Conversion Option Derivative as disclosed in note 20, the Group did not hold any assets or liabilities measured at fair value for levels 1 and 3 during the years ended 31 December 2023 and 2022. Level 1 fair values are those measured using quoted prices (unadjusted) in active markets for identical financial instruments, level 2 fair values are those measured using quoted prices in active markets for similar financial instruments, or using valuation techniques in which all significant inputs are directly or indirectly based on observable market data and level 3 fair values are those measured using valuation techniques in which any significant input is not based on observable market data. The table below analyzes the Group’s financial liabilities into relevant maturity groupings based on the remaining period to the contractual maturity date as at 31 December 2023 and 2022. The amounts disclosed are based on the contractual undiscounted cash flows of financial liabilities that include principal and interest payments. The maturities are calculated assuming the effect of interest rates with respect to variable rate financial liabilities remains constant as at the respective year ends and there are no changes in the aggregate principal amount of financial liabilities other than repayments at scheduled maturities as reflected in the table below.

Annual Report 2023 | 221

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2023

31. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED)

Liquidity risk (continued)

	Interest rates	Within one year or on demand HK$	Between one and two years HK$	Between two and five years HK$	Over five years HK$	Total HK$
			(in thousands)			
As at 31 December 2023						
Interest-bearing borrowings	4.50%–7.33%	7,729,313	14,260,570	28,703,750	13,011,233	63,704,866
Lease liabilities	2.60%–8.10%	43,983	34,053	57,999	66,011	202,046
Construction payables and accruals and construction retentions payable		282,073	6,779	—	—	288,852
Accounts payable		456,526	—	—	—	456,526
Amounts due to related companies		113,092	—	—	—	113,092
Other payables		2,620,547	—	—	—	2,620,547
Other liabilities		189,646	174,398	958,864	1,147,231	2,470,139
As at 31 December 2022						
Interest-bearing borrowings	4.88%–7.26%	2,829,020	7,498,842	30,528,591	19,713,974	60,570,427
Lease liabilities	2.30%–7.40%	49,668	31,199	46,516	83,900	211,283
Construction payables and accruals and construction retentions payable		142,548	1,775	—	—	144,323
Accounts payable		400,524	—	—	—	400,524
Amounts due to related companies		242,831	—	—	—	242,831
Other payables		2,323,420	—	—	—	2,323,420
Other liabilities		41,660	21,405	94,969	2,860	160,894

"Other payables" mainly comprised customer deposits, outstanding chip liabilities, and other miscellaneous payables, excluding tax liabilities. "Other liabilities" mainly comprised financial liability associated with an intangible asset and tenant deposits.

222 Wynn Macau, Limited Financial Statements Notes to Financial Statements For the year ended 31 December 2023 31. FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED) Capital management The primary objective of the Group’s capital management is to ensure that it maintains a strong credit rating in order to support its business and maximize shareholders’ value. The Group manages its capital structure and makes adjustments to it as economic conditions change, i.e., interest rates and equity markets. To maintain a strong capital structure and in response to changes in economic conditions, the Group may modify debt instruments to obtain additional debt financing, and may adjust dividend payments to shareholders as conditions require. The gearing ratio is a key indicator of the Group’s capital structure. The gearing ratio is net debt divided by total capital deficiency plus net debt. As at 31 December 2023 2022 HK$ HK$ (in thousands, except for percentages) Interest-bearing borrowings 52,679,614 48,228,497 Accounts payable 456,526 400,524 Construction payables and accruals and construction retentions payable 288,852 144,323 Other payables and accruals 5,140,781 3,854,441 Amounts due to related companies 113,092 242,831 Other liabilities 1,766,454 185,762 Lease liabilities 152,459 168,471 Less: cash and cash equivalents (10,300,159) (7,422,901) restricted cash and cash equivalents (688,219) (979,746) investments (5,454,660) — Net debt 44,154,740 44,822,202 Deficiency in assets (15,811,431) (17,152,261) Total capital deficiency (15,811,431) (17,152,261) Capital and net debt 28,343,309 27,669,941 Gearing ratio 155.8% 162.0%

223Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 32. STATEMENT OF FINANCIAL POSITION OF THE COMPANY Information about the statement of financial position of the Company is set forth below: As at 31 December 2023 2022 HK$ HK$ (in thousands) Non-current assets Financial assets 17,585,388 17,543,010 Investment in a subsidiary 12,647,674 12,611,569 Contribution to Trusts 58 234 Total non-current assets 30,233,120 30,154,813 Current assets Prepayments 1,260 1,330 Investments 5,454,660 — Amounts due from related companies 14,497,157 17,127,648 Other receivables 4,258,304 2,795,814 Cash and cash equivalents 603,206 686,081 Total current assets 24,814,587 20,610,873 Current liabilities Interest-bearing borrowings 4,675,511 — Other payables and accruals 645,975 578,744 Amounts due to related companies 163,345 4,916 Total current liabilities 5,484,831 583,660 Net current assets 19,329,756 20,027,213 Total assets less current liabilities 49,562,876 50,182,026 Non-current liabilities Interest-bearing borrowings 36,299,188 36,529,468 Total non-current liabilities 36,299,188 36,529,468 Net assets 13,263,688 13,652,558 Equity Issued capital 5,241 5,235 Share premium account# 13,097,995 13,055,828 Reserves 160,452 591,495 Total equity 13,263,688 13,652,558

224 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2023

32. STATEMENT OF FINANCIAL POSITION OF THE COMPANY (CONTINUED)

#

	As at 31 December 2023 HK$	2022 HK$
	(in thousands)	
The Company's share premium account	13,097,995	13,055,828
Adjustment arising from the Group Reorganization	(12,561,195)	(12,561,195)
Consolidated share premium account	536,800	494,633

Information about the statement of changes in equity of the Company is set forth below:

	Issued Capital HK$	Share Premium Account HK$	Share Option Reserve HK$ (in thousands)	Retained Earnings/ (Accumulated Loss) HK$	Total Equity HK$
As at 1 January 2022	5,206	12,955,096	206,015	1,205,554	14,371,871
Net loss and other comprehensive loss for the year	—	—	—	(815,674)	(815,674)
Total comprehensive loss for the year	—	—	—	(815,674)	(815,674)
Share-based payments	—	—	127,990	—	127,990
Transfer of share option reserve upon expiry of share options	—	—	(1,831)	1,831	—
Transfer to share premium upon vesting of awards under an employee ownership scheme	—	100,732	(132,524)	—	(31,792)
Shares issued for an employee ownership scheme	29	—	—	—	29
Returned dividend from forfeited awards under an employee ownership scheme	—	—	—	134	134
As at 31 December 2022 and 1 January 2023	**5,235**	**13,055,828**	**199,650**	**391,845**	**13,652,558**
Net loss and other comprehensive loss for the year	—	—	—	**(457,650)**	**(457,650)**
Total comprehensive loss for the year	—	—	—	**(457,650)**	**(457,650)**
Share-based payments	—	—	**68,767**	—	**68,767**
Transfer of share option reserve upon expiry of share options	—	—	**(4,828)**	**4,828**	—
Transfer to share premium upon vesting of awards under an employee ownership scheme	—	**42,167**	**(42,172)**	—	**(5)**
Shares issued for the employee ownership schemes	**6**	—	—	—	**6**
Returned dividend from forfeited awards under an employee ownership scheme	—	—	—	**12**	**12**
As at 31 December 2023	**5,241**	**13,097,995**	**221,417**	**(60,965)**	**13,263,688**

225Annual Report 2023 Financial Statements Notes to Financial Statements For the year ended 31 December 2023 32. STATEMENT OF FINANCIAL POSITION OF THE COMPANY (CONTINUED) The Company’s reserves available for distribution represent the share premium account, share option reserve and accumulated losses/retained earnings. Under the Companies Law (Revised) Chapter 22 of the Cayman Islands, the share premium of the Company is available for paying distributions or dividends to shareholders subject to the provisions of its Memorandum or Articles of Association and, provided that immediately following the distribution of a dividend, the Company is able to pay its debts as they fall due in the ordinary course of business. Accordingly, the Company’s reserves available for distribution to shareholders as at 31 December 2023 amounted to approximately HK$13.26 billion (2022: HK$13.65 billion). 33. COMPARATIVE AMOUNTS Certain comparative amounts have been reclassified in order to conform with the current year’s presentation.

226 Wynn Macau, Limited Financial Summary A summary of the operating results and assets and liabilities of the Group for the last five years prepared on the basis as set out herein, is set forth below. For the year ended 31 December 2023 2022 2021 2020 2019 HK$ HK$ HK$ HK$ HK$ (in thousands) Results Operating revenues 24,268,142 5,643,940 11,725,426 7,612,412 36,161,691 Profit/(loss) before tax 1,214,362 (7,326,843) (5,166,868) (7,204,445) 5,069,088 Profit/(loss) for the year 1,171,656 (7,339,270) (5,179,295) (7,216,872) 5,056,661 As at 31 December 2023 2022 2021 2020 2019 HK$ HK$ HK$ HK$ HK$ (in thousands) Assets and liabilities Total assets 44,829,053 36,078,938 41,896,997 51,656,192 50,290,002 Total liabilities 60,640,484 53,231,199 51,919,596 56,712,614 48,303,246 Net (liabilities)/assets (15,811,431) (17,152,261) (10,022,599) (5,056,422) 1,986,756 The consolidated results of the Group for the years ended 31 December 2019, 2020, 2021, 2022 and 2023 and the consolidated assets and liabilities of the Group as at 31 December 2019, 2020, 2021, 2022 and 2023 are those set out in the audited financial statements. The summary above does not form part of the audited financial statements.

227Annual Report 2023 Definitions “Actual Selling Price” the actual price at which the Award Shares are sold (net of brokerage, Hong Kong Stock Exchange trading fee, the Securities and Futures Commission of Hong Kong transaction levy and any other applicable costs) on vesting of an Award pursuant to the employee ownership schemes or in the case of a vesting when there is an event of change in control or privatization of the Company, the consideration receivable under the related scheme or offer “Award” an award of Award Shares granted by the Board to a selected participant, which may vest in the form of Award Shares or the Actual Selling Price of the Award Shares in cash, as the Board may determine in accordance with the terms of employee ownership schemes “Award Shares” the Shares granted to a selected participant in an Award “Board of Directors” or “Board” the Board of Directors of our Company “Code” the Corporate Governance Code set out in Appendix C1 to the Listing Rules as applicable on 31 December 2023 “Company”, “our Company” or “WML” Wynn Macau, Limited, a company incorporated on 4 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and an indirect subsidiary of Wynn Resorts, Limited “Concession Agreement” the Concession Contract for the Operation of Games of Chance or Other Games in Casinos in the Macau Special Administrative Region entered into between WRM and the Macau government on 24 June 2002 and expired on 31 December 2022 “Concession Extension Agreement” the agreement entered into between WRM and the Macau government for the extension of WRM’s Concession Agreement to 31 December 2022

228 Wynn Macau, Limited Definitions “Cotai Land Concession Agreement” the land concession contract entered into between WRM, Palo and the Macau government for approximately 51 acres of land in the Cotai area of Macau, and for which formal approval from the Macau government was published in the official gazette of Macau on 2 May 2012 “COVID-19 Pandemic” an outbreak of a respiratory illness caused by a new strain of coronavirus (the “COVID-19”) that was identified in January 2020. The disease has since spread rapidly across the world, causing the World Health Organization to declare the outbreak a pandemic on 12 March 2020 “DICJ” The Gaming Inspection and Coordination Bureau of Macau “Director(s)” the director(s) of our Company “Eligible Participant” any Employee Participant, Related Entity Participant and Service Provider “Employee Participant” any employees of the Group, Directors or other directors of a subsidiary of the Group, and persons who are expected to become employees of the Group, Directors or other directors of a subsidiary of the Group as an inducement to enter into employment or service contracts but effective no earlier than the date on which such individual begins to provide services to the Group “Encore” or “Encore at Wynn Macau” a casino resort located in Macau, connected to and fully integrated with Wynn Macau, owned and operated directly by WRM, which opened on 21 April 2010 “Galaxy” Galaxy Casino, S.A., one of the six gaming operators in Macau “Gaming Concession Contract” the definitive gaming concession contract dated 16 December 2022 entered into between WRM and the Macau government pursuant to which WRM was granted a 10-year gaming concession to operate games of chance in Wynn Palace and Wynn Macau commenced on 1 January 2023 and expiring on 31 December 2032

229Annual Report 2023 Definitions “Group”, “we”, “us” or “our” our Company and its subsidiaries, or any of them, and the businesses carried on by such subsidiaries, except where the context makes it clear that the reference is only to the Company itself and not to the Group “Group Reorganization” the reorganization undertaken by the Group, as described in the section headed “History and Corporate Structure — IPO Reorganization” of the IPO Prospectus “Harthor Hospitality Services HK Limited” Harthor Hospitality Services HK Limited, a company incorporated under the laws of Hong Kong and a wholly-owned subsidiary of Wynn Resorts, Limited “Harthor Hospitality Services Limited” Harthor Hospitality Services Limited, a company incorporated under the laws of Macau and a wholly-owned subsidiary of Wynn Resorts, Limited “HIBOR” Hong Kong Interbank Offered Rate “HK$” Hong Kong dollars, the lawful currency of Hong Kong “Hong Kong” or “HKSAR” the Hong Kong Special Administrative Region of the PRC “Hong Kong Stock Exchange” The Stock Exchange of Hong Kong Limited “IFRS” International Financial Reporting Standards “IPO Prospectus” the IPO Prospectus of the Company published on 24 September 2009 in connection with the Listing “Las Vegas Jet” Las Vegas Jet, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “LIBOR” London Interbank Offered Rate “Listing” the initial listing of the Shares on the Main Board of the Hong Kong Stock Exchange on 9 October 2009

230 Wynn Macau, Limited Definitions “Listing Rules” the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (as amended from time to time) “Lumini Hospitality Services HK Limited” Lumini Hospitality Services HK Limited, a company incorporated under the laws of Hong Kong and a wholly-owned subsidiary of Wynn Resorts, Limited “Lumini Hospitality Services Limited” Lumini Hospitality Services Limited, a company incorporated under the laws of Macau and a wholly-owned subsidiary of Wynn Resorts, Limited “Lunimi Hospitality Services HK Limited” Lunimi Hospitality Services HK Limited, a company incorporated under the laws of Hong Kong and a wholly-owned subsidiary of Wynn Resorts, Limited “Lunimi Hospitality Services Limited” Lunimi Hospitality Services Limited, a company incorporated under the laws of Macau and a wholly-owned subsidiary of Wynn Resorts, Limited “Macau” or “Macau Special Administrative Region” the Macau Special Administrative Region of the PRC “Macau Operations” the integrated Wynn Palace and Wynn Macau and Encore at Wynn Macau “Melco” Melco Resorts (Macau) Limited, one of the six gaming operators in Macau “MGM Macau” MGM Grand Paradise Limited, one of the six gaming operators in Macau “Miluni Hospitality Services HK Limited” Miluni Hospitality Services HK Limited, a company incorporated under the laws of Hong Kong and a wholly-owned subsidiary of Wynn Resorts, Limited “Miluni Hospitality Services Limited” Miluni Hospitality Services Limited, a company incorporated under the laws of Macau and a wholly-owned subsidiary of Wynn Resorts, Limited

231Annual Report 2023 Definitions “Minilu Hospitality Services HK Limited” Minilu Hospitality Services HK Limited, a company incorporated under the laws of Hong Kong and a wholly-owned subsidiary of Wynn Resorts, Limited “Minilu Hospitality Services Limited” Minilu Hospitality Services Limited, a company incorporated under the laws of Macau and a wholly-owned subsidiary of Wynn Resorts, Limited “Model Code” the Model Code for Securities Transactions by Directors of Listed Issuers set out in Appendix C3 of the Listing Rules “MOP” or “pataca” Macau pataca, the lawful currency of Macau “NASDAQ” National Association of Securities Dealers Automatic Quotation System “Palo Hong Kong Limited” Palo Hong Kong Limited, a company incorporated under the laws of Hong Kong and a wholly-owned subsidiary of Wynn Resorts, Limited “Palo Manpower Hong Kong Limited” Palo Manpower Hong Kong Limited, a company incorporated under the laws of Hong Kong and a wholly-owned subsidiary of Wynn Resorts, Limited “Palo Marketing Services Limited” Palo Marketing Services Limited, a company incorporated under the laws of Macau and a wholly-owned subsidiary of Wynn Resorts, Limited “Palo Real Estate Company Limited” or “Palo” Palo Real Estate Company Limited, a limited liability company incorporated under the laws of Macau, subject to Ms. Linda Chen 15% social and voting interest and MOP1.00 economic interest in WRM, an indirect wholly-owned subsidiary of the Company “PRC”, “China” or “mainland China” the People’s Republic of China and, except where the context requires and only for the purpose of this annual report for geographical and statistical reference only, references in this annual report to the PRC or China do not include Taiwan, Hong Kong or Macau; the term “Chinese” has a correlative meaning

232 Wynn Macau, Limited Definitions “Property Transfer Agreements” WRM and Palo entered into the property transfer agreements with the Macau government on 30 December 2022, pursuant to which WRM and Palo transferred the casino areas and gaming equipment of the Macau Operations to the Macau government without compensation on 31 December 2022, and the Macau government agreed to transfer such casino areas and gaming equipment back to WRM as of 1 January 2023, for its use in the operation of games of chance at Wynn Macau and Wynn Palace as permitted under the Gaming Concession Contract through 31 December 2032 “Related Entity Participant” any employees or directors of the holding companies, fellow subsidiaries or associated companies of the Company “SAC Hospitality Services HK Limited” SAC Hospitality Services HK Limited, a company incorporated under the laws of Hong Kong and a wholly-owned subsidiary of Wynn Resorts, Limited “SAC Hospitality Services Limited” SAC Hospitality Services Limited, a company incorporated under the laws of Macau and a wholly-owned subsidiary of Wynn Resorts, Limited “SEC” the U.S. Securities and Exchange Commission

233Annual Report 2023 Definitions “Service Provider” any person (natural person or corporate entity) who provides services to any member of the Group on a continuing or recurring basis in its ordinary and usual course of business which are in the interests of the long term growth of the Group, taking into account the length and nature of the services provided or which are expected to be provided, the terms of engagements (including the hours, places and mode of services), and the business segments and focuses of the Group from time to time, which shall be the Group’s contractor, supplier, agent, consultant or adviser who (i) provides consultancy services, sales and marketing services, technology services and administrative services to the Group where the continuity and frequency of their services are akin to those of employees; or (ii) provides services to the various gaming and non-gaming projects of the Group, but exclude any placing agent or financial advisers providing advisory services for fundraising, mergers or acquisitions, and other professional services providers such as auditors or valuers who provide assurance, or are required to perform their services with impartiality and objectivity “SFO” the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) “Share(s)” ordinary share(s) with a nominal value of HK$0.001 each in the share capital of our Company “Shareholder(s)” holder(s) of Share(s) of the Company from time to time “Sierra International Management and Services Limited” Sierra International Management and Services Limited, a limited liability company incorporated under the laws of Macau, an indirect wholly-owned subsidiary of the Company “SJM” SJM Resorts, S.A., one of the six gaming operators in Macau “Term SOFR” Term Secured Overnight Financing Rate “Trusts” the trusts constituted by the Trust Deeds to service the employee ownership schemes of the Company

234 Wynn Macau, Limited Definitions “Trust Deeds” the trust deeds entered into between the Company and the Trustee (as may be restated, supplemented and amended from time to time) on 30 June 2014 and 23 June 2023, respectively “Trustee” the trustee appointed by the Company for the purpose of the Trusts, and as at the date of this annual report, Computershare Hong Kong Trustees Limited, a company incorporated in Hong Kong and having its registered office at 46th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong “US$” United States dollars, the lawful currency of the United States “U.S. GAAP” the Generally Accepted Accounting Principles of the United States “Venetian Macau” Venetian Macau, S.A., one of the six gaming operators in Macau “WM Cayman Holdings Limited I” or “WM Cayman I” WM Cayman Holdings Limited I, a company incorporated on 7 July 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of Wynn Group Asia, Inc. “WM Cayman Holdings Limited II” or “WM Cayman II” WM Cayman Holdings Limited II, a company incorporated on 8 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly- owned subsidiary of the Company “WM Cayman II Revolver” the HK$11.70 billion (equivalent) revolving unsecured credit facility to WM Cayman II on 16 September 2021 “WML 2021 Notes” the US$600.0 million (approximately HK$4.69 billion) 5.250% senior notes due 2021 issued by the Company in October 2013 and the additional US$750.0 million (approximately HK$5.86 billion) 5.250% senior notes due 2021 issued by the Company on 20 March 2014 (Debt Stock Code: 5983), which were consolidated and form a single series of notes

235Annual Report 2023 Definitions “WML 2024 Notes” the US$600.0 million (approximately HK$4.69 billion) 4.875% senior notes due 2024 issued by the Company in September 2017 (Debt Stock Code: 5279) “WML 2026 Notes” the US$750.0 million (approximately HK$5.86 billion) 5.500% senior notes due 2026 issued by the Company in June 2020 and the additional US$250.0 million (approximately HK$1.95 billion) 5.500% senior notes due 2026 issued by the Company in August 2020 (Debt Stock Code: 40259), which were consolidated and form a single series of notes “WML 2027 Notes” the US$750.0 million (approximately HK$5.86 billion) 5.500% senior notes due 2027 issued by the Company in September 2017 (Debt Stock Code: 5280) “WML 2028 Notes” the US$600.0 million (approximately HK$4.69 billion) 5.625% senior notes due 2028 issued by the Company in August 2020 and the additional US$750.0 million (approximately HK$5.86 billion) 5.625% senior notes due 2028 issued by the Company in December 2020 (Debt Stock Code: 40357), which were consolidated and form a single series of notes “WML 2029 Notes” the US$1.00 billion (approximately HK$7.82 billion) 5.125% senior notes due 2029 issued by the Company in December 2019 (Debt Stock Code: 40102) “WML Convertible Bonds” the US$600.0 million (approximately HK$4.69 billion) 4.500% convertible bonds due 2029 issued by the Company in March 2023 (Debt Stock Code: 5754) “WML Senior Notes” Collectively, the WML 2024 Notes, WML 2026 Notes, WML 2027 Notes, WML 2028 Notes and WML 2029 Notes “Worldwide Wynn” Worldwide Wynn, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited

236 Wynn Macau, Limited Definitions “WRL Group” Wynn Resorts, Limited and its subsidiaries (other than the Group) “WRL Revolving Loan Facility” the HK$3.91 billion (equivalent) revolving unsecured credit facility to the Company on 14 June 2022 “WRM” Wynn Resorts (Macau) S.A., a company incorporated under the laws of Macau and a wholly-owned subsidiary of the Company “WRM Shareholder Dividend Tax Agreement” the agreement, entered into during March 2021, between WRM and the Macau Special Administrative Region, that provide for a payment to the Macau Special Administrative Region of MOP12.8 million (approximately HK$12.4 million) for year 2021, MOP6.3 million (approximately HK$6.1 million) for the period ended 26 June 2022 in lieu of Complementary Tax otherwise due by WRM shareholders on dividend distributions to them from gaming profits earned in those periods; and extended in March 2023 with a payment of MOP6.5 million (approximately HK$6.3 million) for the period from 27 June 2022 through 31 December 2022; and renewed in February 2024 for the period from 1 January 2023 through 31 December 2025. The payment was MOP44.0 million (approximately HK$42.7 million) for year ended 31 December 2023 “Wynn Design & Development” Wynn Design & Development, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Group Asia, Inc.” Wynn Group Asia, Inc., a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Interactive Ltd.” Wynn Interactive Ltd., a company formed under the laws of the Bermuda and a subsidiary of Wynn Resorts, Limited, and our associated corporation (as defined in the SFO)

237Annual Report 2023 Definitions “Wynn International Marketing, Ltd.” or “WIML” Wynn International Marketing, Ltd., a company incorporated under the laws of Isle of Man and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Las Vegas” Wynn Las Vegas, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Macau” a casino hotel resort located in Macau, owned and operated directly by WRM, which opened on 6 September 2006, and where appropriate, the term also includes Encore at Wynn Macau “Wynn Macau Credit Facilities” together, the HK$17.97 billion (equivalent) fully-funded senior term loan facility and the HK$5.85 billion (equivalent) senior revolving credit facility extended to WRM as subsequently amended from time to time and refinanced on 21 December 2018 which were repaid in full in 2021 “Wynn Manpower Limited” Wynn Manpower Limited, a company incorporated under the laws of Macau and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn MA, LLC” Wynn MA, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Palace” an integrated resort situated on approximately 51 acres of land in the Cotai area of Macau in accordance with the terms of the Cotai Land Concession Agreement, which is operated by WRM and opened on 22 August 2016 “Wynn Resorts Finance, LLC” Wynn Resorts Finance, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited

238 Wynn Macau, Limited Definitions “Wynn Resorts Holdings, LLC” Wynn Resorts Holdings, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Resorts Hotel Marketing & Sale (Asia), LLC” Wynn Resorts Hotel Marketing & Sales (Asia), LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited “Wynn Resorts International, Ltd.” Wynn Resorts International, Ltd., a company incorporated under the laws of the Isle of Man and a wholly-owned subsidiary of the Company “Wynn Resorts, Limited”, “Wynn Resorts” or “WRL” Wynn Resorts, Limited, a company formed under the laws of the State of Nevada, United States, and our controlling shareholder (as defined in the Listing Rules)

239Annual Report 2023 Glossary “Average Daily Rate” average daily rate which is calculated by dividing total room revenues, including complimentaries (less service charges, if any), by total rooms occupied “chip(s)” a token; usually in the form of plastic disc(s) or plaque(s) issued by a casino to customers in exchange for cash or credit, which must be used (in lieu of cash) to place bets on gaming tables “gaming promoters” those licensed by and registered with the Macau government to promote games of fortune and chance or other casino games to customers, through the arrangement of certain services, including transportation, accommodation, dining and entertainment, whose activity is regulated by Macau Law No. 16/2022 “gross gaming win” the total win generated by all casino gaming activities combined, calculated before deduction of commissions and others (including complimentary revenues allocated from casino revenues to rooms, food and beverage, retail and other revenues) “In-house VIP Program” an internal marketing program wherein we directly market our casino resorts to gaming clients, including to high-end or premium players in the greater Asia region. These players are invited to qualify for a variety of gaming rebate programs whereby they earn cash commissions and room, food and beverage and other complimentary allowances based on their turnover level. We often extend credit to these players based upon knowledge of the players, their financial background and payment history “REVPAR” revenue per available room which is calculated by dividing total room revenues, including complimentaries (less service charges, if any), by total rooms available

240 Wynn Macau, Limited Glossary “Rolling Chip” physically identifiable chip that is used to track VIP wagering volume for purposes of calculating commissions and other allowances payable to gaming promoters and our Macau Operations’ individual VIP players “slot machine win” the amount of handle (representing the total amount wagered) that is retained and recorded as casino revenues. Slot machine win is after adjustment for progressive accruals, but before the allocation of casino revenues to rooms, food and beverage and other revenues for services provided to casino customers on a complimentary basis “table drop” the amount of cash deposited in a gaming table’s drop box that serves as a repository for cash, plus cash chips purchased at the casino cage “table games win” the amount of table drop or turnover that is retained and recorded as casino revenues. Table games win is before commissions and the allocation of casino revenues to rooms, food and beverage and other revenues for services provided to casino customers on a complimentary basis “turnover” the sum of all losing Rolling Chip wagers within the VIP program “VIP player” client, customer or player who participates in our Macau Operations’ In-house VIP Program or in the VIP program of any of our gaming promoters

Wynn Macau, Limited Avenida da Nave Desportiva, Wynn Palace, COTAI, Macau SAR (853) 2888-9966 www.wynnmacau.com